UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

RIGEL PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 14, 2026

\\

YOUR VOTE IS IMPORTANT

Date May 14, 2026 Time 7:30 a.m. Pacific Daylight Time Place www.virtualshareholdermeeting.com/RIGL2026	You do not need to attend the Annual Meeting to vote if you submit your proxy in advance. Please exercise your stockholder right to vote by:
Before the Annual Meeting by visiting www.proxyvote.com During the Annual Meeting by visiting www.virtualshareholdermeeting.com/ RIGL2026
Mailing your signed proxy card
Call 1-800-690-6903
DEAR STOCKHOLDER:
Notice is hereby given for the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Rigel Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “Rigel”). The Annual Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/RIGL2026 on Thursday, May 14, 2026 at 7:30 a.m. Pacific Daylight Time. You will not be able to attend the Annual Meeting in person. Instructions on how to participate in the virtual Annual Meeting and demonstrate proof of stock ownership are posted at www.virtualshareholdermeeting.com/RIGL2026.
The Annual Meeting will be held for the following purposes:

Proposal 1	To elect the three nominees named in this proxy statement, Alison Hannah, M.D., Walter Moos, Ph.D., and Raul Rodriguez, to the Board of Directors of the Company, to hold office until the Company’s 2029 Annual Meeting of Stockholders.

Proposal 2
To approve an amendment to our 2018 Equity Incentive Plan, as amended (the “2018 Plan”), to add an additional 500,000 shares to the number of shares of common stock authorized for issuance under the 2018 Plan.

Proposal 3
To approve an amendment to our 2000 Employee Stock Purchase Plan, as amended (the “Amended 2000 ESPP”), to, among other things, add an additional 360,000 shares to the number of shares of common stock authorized for issuance under the Amended 2000 ESPP.

Proposal 4	To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers (“NEOs”), as disclosed in the accompanying proxy statement.

Proposal 5
To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026.
We also intend to conduct any other business properly brought before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is March 19, 2026. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment thereof. We appreciate your continued confidence in Rigel and look forward to hosting you at the virtual Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
STOCKHOLDERS’ MEETING TO BE HELD ON May 14, 2026 AT WWW.VIRTUALSHAREHOLDERMEETING.COM/RIGL2026:

THE PROXY STATEMENT, NOTICE OF ANNUAL MEETING AND FORM OF PROXY CARD AND THE ANNUAL REPORT
ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2025 ARE AVAILABLE TO YOU AT
HTTP://WWW.PROXYVOTE.COM.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.
WHETHER OR NOT YOU EXPECT TO ATTEND THE VIRTUAL ANNUAL MEETING, WE URGE
YOU TO SUBMIT YOUR PROXY PROMPTLY IN ORDER TO ASSURE THAT A QUORUM IS
PRESENT.

By Order of the Board of Directors,

Raymond J. Furey Executive Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary

South San Francisco, California April 3, 2026

2026 Proxy Statement	| 1

2026 Proxy Statement	2 |

RIGEL PHARMACEUTICALS, INC.
611 Gateway Boulevard, Suite 900
South San Francisco, California 94080
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
May 14, 2026

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
1.WHY DID I RECEIVE THESE PROXY MATERIALS?
You are receiving these proxy materials from us because you own shares of common stock (“Common Stock”) of Rigel Pharmaceuticals, Inc., a Delaware corporation (“Rigel,” the “Company,” “we” or “us”), as of March 19, 2026, the record date (the “Record Date”) for Rigel’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”). The Company’s Board of Directors (the “Board") has made these materials available to you in connection with the Board’s solicitation of proxies for use at the Annual Meeting. You may vote by proxy over the Internet or by phone, or by mail if you requested printed copies of the proxy materials.
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have decided to provide access to our proxy materials to our stockholders via the Internet. Accordingly, we are sending only a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and posting our proxy materials online at www.proxyvote.com. The Notice contains only an overview of the complete proxy materials available. Stockholders are encouraged to access and review all the proxy materials on the website or request a paper or electronic copy of the full set of proxy materials for review prior to voting. Instructions on how to access the proxy materials over the Internet or to request a paper or electronic copy of the full set of the proxy materials may be found in the Notice. We intend to mail the Notice on or about April 3, 2026 to all stockholders of record as of the Record Date who are entitled to vote at the Annual Meeting.
2.WILL I RECEIVE ANY PROXY MATERIALS BY MAIL OTHER THAN THE NOTICE?
No, you will not receive any other proxy materials by mail unless you request a paper copy of proxy materials. This proxy statement and Rigel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 are available at www.proxyvote.com. To request that a full set of the proxy materials be sent to your specified postal or email address, please request as follows:
•by telephone: call 1-800-579-1639 free of charge;
•by Internet: go to www.proxyvote.com; or
•by e-mail: send an e-mail message to sendmaterial@proxyvote.com. Please send a blank e-mail and insert the 16-digit control number located in your Notice in the subject line.
Please have your proxy card in hand when you access the website or call and follow the instructions provided.

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3.HOW DO I ATTEND AND PARTICIPATE IN THE ANNUAL MEETING ONLINE?
The Annual Meeting will be held virtually on Thursday, May 14, 2026 at 7:30 a.m. Pacific Daylight Time via a live webcast at www.virtualshareholdermeeting.com/RIGL2026. Online check-in will begin at 7:00 a.m. Pacific Daylight Time and you should allow ample time for the check-in procedures.
Instructions on how to attend and participate virtually in the Annual Meeting are available by visiting www.virtualshareholdermeeting.com/RIGL2026. You will not be able to attend the Annual Meeting in person.
Information on how to vote online during the Annual Meeting is discussed below. Stockholders as of the Record Date may vote and submit questions via the Internet at the Annual Meeting. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the virtual Annual
Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page. In order to enter the Annual Meeting, you will need the 16-digit control number provided in the Notice or on your proxy card if you are a stockholder of record as of the Record Date.
A legal proxy is not required to attend the Virtual Shareholder Meeting. If you did not receive a 16-digit control number, because you are a beneficial owner, and your shares are held in “street name” through an unaffiliated broker, bank or other nominee (as further discussed below), you may attend as a guest, but in order to participate in the virtual Annual Meeting you must have your 16-digit control number.
4.HOW DO I ASK QUESTIONS AT THE VIRTUAL ANNUAL MEETING?
Our virtual Annual Meeting allows stockholders to submit questions and comments before and live during the virtual Annual Meeting, beginning at the check-in time, 7:00 a.m. Pacific Daylight Time. You may submit questions before the virtual Annual Meeting at www.virtualshareholdermeeting.com/RIGL2026. During the virtual Annual Meeting, you may only submit questions in the question box provided at the online meeting center at the website noted above. In both cases, stockholders must have available their 16-digit control number provided in the Notice or your proxy card (if you received a printed copy of the proxy materials). To the extent time does not allow us to answer all of the appropriately submitted questions, we will answer them in writing on the Investor Relations section of our website at www.rigel.com, soon after the meeting.
5.WHAT IF DURING THE CHECK-IN TIME OR DURING THE VIRTUAL ANNUAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.
6.WHAT IF I CANNOT VIRTUALLY ATTEND THE ANNUAL MEETING?
You may vote your shares electronically before the virtual Annual Meeting by Internet, or by telephone or by mail as described below. You do not need to attend the virtual Annual Meeting to vote if you submitted your vote by Internet, by telephone or by mail in advance of the virtual Annual Meeting.
The virtual Annual Meeting will be archived for one year after the date of the virtual Annual Meeting at www.virtualshareholdermeeting.com/RIGL2026.

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7.WHY A VIRTUAL-ONLY ONLINE MEETING?
We have determined that the Annual Meeting will be held in a virtual meeting format only via the Internet, with no physical in-person meeting. Conducting the Annual Meeting virtually allows for remote participation regardless of local access or restrictions and increases the opportunity for all stockholders to participate and communicate their views to a much wider audience.
Additionally, we use software that verifies the identity of each participating stockholder and ensures during the question-and-answer portion of the meeting that they are granted the same rights they would have at an in-person meeting. We may consider a change in our virtual-only meeting practice in the future. Given the above listed factors, we feel a virtual-only meeting is the right choice for Rigel and its stockholders at this time.
8.WHO CAN VOTE AT THE ANNUAL MEETING?
Only stockholders of record at the close of business on the Record Date, March 19, 2026, are entitled to notice of, and to vote at, the virtual Annual Meeting or any adjournment or postponement thereof. As of the Record Date, there were 18,480,019 shares of Common Stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares were registered directly in your name with our transfer agent, EQ Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote online at the meeting or vote by proxy. Whether or not you plan to attend the virtual Annual Meeting, we urge you to fill out and return the proxy card or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted. We must receive any proxy cards that will not be voted online at the Annual Meeting, or proxies submitted telephonically or over the Internet, no later than 11:59 P.M. Eastern Time on May 13, 2026.
Stockholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/RIGL2026 to vote during the virtual Annual Meeting. A complete list of stockholders entitled to vote at the virtual Annual Meeting will be available for examination for any reason germane to the Annual Meeting at Broadridge Financial Solutions by contacting Broadridge at VSMShareholderList@Broadridge.com for a period of ten (10) days prior to the virtual Annual Meeting.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, on the Record Date, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting virtually. However, since you are not the stockholder of record, you may not vote your shares or ask questions online at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent and deliver that proxy to us prior to the virtual Annual Meeting, as described below under the section “How Do I Vote”.

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9.WHAT AM I VOTING ON? WHAT IS THE BOARD’S RECOMMENDATION ON EACH OF THE PROPOSALS?
The following matters are scheduled for a vote at the Annual Meeting:
(1)Election of the three directors named in this proxy statement, Alison Hannah, M.D., Walter Moos, Ph.D., and Raul Rodriguez to the Board to hold office until the 2029 Annual Meeting of Stockholders (“Proposal No. 1”).
(2)Approval of an amendment to our 2018 Equity Incentive Plan, as amended (the “2018 Plan”), to add an additional 500,000 shares to the number of shares of common stock authorized for issuance under the 2018 Plan. (“Proposal No. 2”).
(3)To approve an amendment to our 2000 Employee Stock Purchase Plan, as amended (the “Amended 2000 ESPP”), to, among other things, add an additional 360,000 shares to the number of shares of common stock authorized for issuance under the Amended 2000 ESPP. ("Proposal No. 3")
(4)Advisory approval of the compensation of the Company’s NEOs, as disclosed in this proxy statement in accordance with SEC rules (“Proposal No. 4”).
(5)Ratification of the selection of Ernst & Young LLP by the Audit Committee of the Board as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026 (“Proposal No. 5”).
The Board recommends “FOR” all of the director nominees in Proposal No. 1 and “FOR” Proposal Nos. 2, 3, 4, and 5.
10.WHAT IF ANOTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment. This includes, among other things, considering any motion to adjourn the virtual Annual Meeting to another time and/or place, including for the purpose of soliciting additional proxies for or against a given proposal.
11.How do I vote?
For each nominee to the Board, you may either vote “For” or “Withhold” or “Abstain” from voting. For the other matters to be voted on, you may either vote “For” or “Against” or “Abstain” from voting. The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote using one of the following methods:
•During the Annual Meeting: To vote your shares electronically during the Annual Meeting, enter the Annual Meeting using the 16-digit control number. Instructions on how to vote while participating in the Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/RIGL2026.
•Internet: To vote via the Internet, go to www.proxyvote.com. You can use the Internet to transmit your voting instructions and to elect for electronic delivery of information up until 11:59 P.M. Eastern Time on May 13, 2026. Please have your proxy card in hand when you access the website and follow the instructions provided.

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•Telephone: To vote by telephone, call 1-800-690-6903. You can use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 13, 2026. Please have your proxy card in hand when you call and follow the instructions provided.
•Mail: To vote by mail, you must first request a paper or electronic copy of the proxy materials. To request that a full set of the proxy materials be sent to your specified postal or email address, please go to www.proxyvote.com or call 1-800-579-1639. Please have your proxy card in hand when you access the website or call and follow the instructions. Upon receipt of the materials, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Whether or not you plan to attend the virtual Annual Meeting and vote online, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received the Notice containing voting instructions and a 16-digit control number from that organization rather than from Rigel. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. If you did not receive a Notice with a 16-digit control number, because your shares are held in “street name” through an unaffiliated broker, bank or other nominee, in order to vote in the virtual Annual Meeting, you must obtain a your 16-digit control number by submitting a legal proxy from your broker, bank or other nominee to Broadridge Financial Solutions. You may contact your broker or bank for instructions and to request a proxy form.
Please see the Notice or the information your bank, broker, or other holder of record provided you for more information on these proxy voting options.
Voting Via the Internet or by Telephone
We provide Internet voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your voting instructions. However, please be aware that you must bear any costs associated with accessing the Internet, such as usage charges from Internet access providers and telephone companies.
12.HOW MANY VOTES DO I HAVE?
On each matter to be voted upon, you have one vote for each share of Common Stock you owned as of the Record Date.
13.WHAT HAPPENS IF I DO NOT VOTE, OR IF I RETURN A PROXY CARD OR OTHERWISE VOTE WITHOUT GIVING SPECIFIC VOTING INSTRUCTIONS?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or online during the virtual Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card without marking any voting selections, your shares will be voted: (a) “For” all of the director nominees in Proposal No. 1 (Election of Directors); (b) “For” Proposal No. 2 (Approval of amendment to the 2018 Plan to add an additional 500,000 shares); (c) “For” Proposal No. 3 (Approval of amendment to the Amended 2000 ESPP to add an additional 360,000 shares); (d) “For” Proposal No. 4 (Advisory approval of the compensation of the Company’s NEOs); and (e) “For” Proposal No. 5 (Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026). If any other matter is properly presented at the Annual Meeting, your

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proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is deemed to be a “routine” matter under applicable rules. Under the rules of the New York Stock Exchange, which are also applicable to Nasdaq-listed companies, brokers, banks and other securities intermediaries that are subject to New York Stock Exchange rules may use their discretion to vote your “uninstructed” shares on matters considered to be “routine” under New York Stock Exchange rules but not with respect to “non-routine” matters.
In this regard, Proposal Nos. 1, 2, 3 and 4 are considered to be “non-routine” under the applicable rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal No. 5 is considered to be a “routine” matter under the applicable rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal No. 5.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the proxy materials you receive from your broker, bank or other agent.
14.WHAT ARE “BROKER NON-VOTES”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the applicable rules to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposal Nos. 1, 2, 3 and 4 are considered to be “non-routine” under applicable rules and we therefore expect broker non-votes to exist in connection with those proposals.
15.WHO IS PAYING FOR THIS PROXY SOLICITATION?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies by telephone or by other means of communication. We have hired Innisfree M&A Incorporated to act as our proxy solicitor in conjunction with the Annual Meeting. We will pay Innisfree M&A Incorporated a fee of $25,000, plus reasonable out-of-pocket expenses, for these services. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. Directors and employees will not be paid any additional compensation for soliciting proxies.
16.WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE?
If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions for each Notice that you receive to ensure that all of your shares are voted.
17.CAN I CHANGE OR REVOKE MY VOTE AFTER SUBMITTING MY PROXY?
Stockholder of Record: Shares Registered in Your Name
Yes. You can change or revoke your proxy at any time before the final vote at the virtual Annual Meeting in any one of three ways:
•You may submit another properly completed proxy card with a later date by mail, or grant a subsequent proxy, via the Internet or by telephone. Your most current proxy card or telephone or Internet proxy is the

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one that is counted and must be received before 11:59 P.M. Eastern Time on May 13, 2026. All other proxies previously submitted will be automatically revoked.
•You may send a timely written notice that you are revoking your proxy to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 before the Annual Meeting.
•You may attend the Annual Meeting virtually and vote again online by following the instructions at www.virtualshareholdermeeting.com/RIGL2026. However, simply attending the Annual Meeting will not, by itself, revoke your proxy.
Please have your 16-digit control number, provided to you in your proxy materials, available.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank regarding how to change or revoke your proxy.
18.HOW ARE VOTES COUNTED?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for Proposal No. 1 to elect directors, “For,” “Withhold,” “Abstain” and broker non-votes; and with respect to all other proposals, “For,” “Against,” “Abstain,” and, if applicable, broker non-votes. For Proposal No. 1, abstentions will not have an effect in determining the election results. For Proposal Nos. 2, 3, 4 and 5, abstentions will have the same effect as
“Against” votes for each proposal. Broker non-votes for Proposal Nos. 1, 2, 3 and 4 have no effect. Proposal No. 5 is considered to be a “routine” matter under applicable rules. Accordingly, if you hold your shares in “street name” and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under applicable rules to vote your shares on Proposal No. 5.

19.HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?
•Each nominee presented in Proposal No. 1 must be elected by the holders of a majority of the votes cast, which means that the number of shares voted “For” a director must exceed the number of votes cast as “Withhold” for that director. Nominees are elected by a majority vote for non-contested director elections. Because the number of nominees properly nominated for the Annual Meeting is the same as the number of directors to be elected, the election of directors at this Annual Meeting is non-contested. If the number of votes “For” a director nominee exceeds the number of “Withhold” votes (among votes properly cast online or by proxy), then the director nominee will be elected. Abstentions and broker non-votes will have no effect. If a director then serving on the Board does not receive the necessary votes, the director shall offer to tender his or her resignation to the Board for consideration. In such case, the Governance Committee (the "Governance Committee") will then consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.
•To be approved, Proposal No. 2, an amendment to the 2018 Plan, must receive “For” votes from the holders of a majority of shares either present online or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Abstentions will have the same effect as an “Against” vote. Broker non-votes will have no effect.
•To be approved, Proposal No. 3, an amendment to the Amended 2000 ESPP, must receive “For” votes from the holders of a majority of shares either present online or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Abstentions will have the same effect as an “Against” vote. Broker non-votes will have no effect.
•To be approved, Proposal No. 4, advisory approval of the compensation of the Company’s NEOs, must receive “For” votes from the holders of a majority of shares either present online or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Abstentions will have the same effect as an

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“Against” vote. Broker non-votes will have no effect. Although the outcome of this advisory vote is non-binding, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding compensation arrangements for our NEOs.
•To be approved, Proposal No. 5, ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of Rigel for the fiscal year ending December 31, 2026, must receive “For” votes from the holders of a majority of shares either present online or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Abstentions will have the same effect as an “Against” vote. Because this proposal is considered to be a “routine” matter under applicable rules, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under applicable rules to vote your shares on this proposal. Accordingly, there will not be any broker non-votes on this proposal. For more information, see “What happens if I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions?” and “What are ‘broker non-votes’?” above. Although stockholder ratification of the selection of Ernst & Young LLP as Rigel’s independent registered public accounting firm is not required, the Board is submitting Proposal No. 5 to the stockholders for ratification as a matter of good corporate practice. See “Proposal No. 5—Ratification of Selection of Independent Registered Public Accounting Firm” for more information regarding stockholder ratification.
20.WHAT IS THE QUORUM REQUIREMENT?
A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting or represented by proxy. On the Record Date, there were 18,480,019 shares outstanding and entitled to vote. Thus, the holders of 9,240,011 shares of Common Stock must be present or represented by proxy at the Annual Meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting, or the holders of a majority of shares present online at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.
21.HOW CAN I FIND OUT THE RESULTS OF THE VOTING DURING THE ANNUAL MEETING?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
22.WHEN ARE STOCKHOLDER PROPOSALS DUE FOR NEXT YEAR’S ANNUAL MEETING?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing and must be received by the Company at its principal executive offices no later than December 4, 2026 and otherwise comply with all requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company requests that all such proposals be addressed to Rigel’s Corporate Secretary at 611 Gateway Boulevard, Suite 900, South San Francisco, California 94080. However, if Rigel’s 2027 Annual Meeting of Stockholders is held before April 14, 2027 or after June 13, 2027, then such proposals must be delivered to Rigel’s Corporate Secretary at 611 Gateway Boulevard, Suite 900, South San Francisco, California 94080, within a reasonable amount of time prior to the date we print and mail the Notice for the 2027 Annual Meeting of Stockholders. If you wish to submit a proposal or nominate a director, not to be included in next year’s proxy materials, you must do so no earlier than the close of business on January 14, 2027 and no later than the close of business on February 13, 2027. However, if Rigel’s 2027 Annual Meeting of Stockholders is not held between April 14, 2027 and June 13, 2027, to be timely, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2027 Annual Meeting of

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Stockholders and not later than the close of business on the later of the 90th day prior to the 2027 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2027 Annual Meeting of Stockholders is first made.
You are also advised to review our Amended and Restated Bylaws (“Bylaws”), which contain additional requirements about advance notice of stockholder proposals and director nominations. The chair of the 2027 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board for the 2026 Annual Meeting of Stockholders will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which Rigel has not been provided with timely notice and (ii) any proposal made in accordance with Rigel’s Bylaws, if the 2027 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Rigel’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 15, 2027.
23.IF I HAVE ADDITIONAL QUESTIONS, WHOM CAN I CONTACT?
If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. We usually use words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “goals,” “anticipate,” “might,” “believe,” “estimate,” “predict,” “intend” or the negative of these terms or similar expressions to identify these forward-looking statements. These statements appear throughout this proxy statement and are statements regarding our current expectations, beliefs or intent, primarily with respect to our operations and related industry developments. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including as a result of the risks and uncertainties discussed in “Part I, Item 1A, Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by applicable law. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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PROPOSAL 1:
ELECTION OF DIRECTORS
The Board is divided into three classes. Each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.
The Board presently has eight members. All of the nominees listed below are currently directors of the Company. If elected by our stockholders at the Annual Meeting, each of these nominees would serve for terms expiring at the 2029 Annual Meeting of Stockholders. Each director will hold office until their successor has been elected and qualified, or sooner in the event of the director’s death, resignation or removal. It is Rigel’s policy to encourage directors and nominees for director to attend the Annual Meeting. All of our directors attended the 2025 Annual Meeting of Stockholders.
In a contested election, which is an election in which the number of nominees exceeds the number of directors to be elected, our directors will be elected by a plurality of the shares represented by proxy and entitled to vote on the election of directors at that Annual Meeting. In a non-contested election involving incumbent directors, our Bylaws provide that, if the votes cast “For” an incumbent director nominee do not exceed the number of “Withhold” votes, the incumbent director will offer to tender his or her resignation to the Board. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a director nominee has been elected. The Governance Committee of the Board will review the circumstances surrounding the “Withhold” vote and promptly make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. In making its decision, the Board will evaluate the best interests of Rigel and our stockholders and will consider all factors and relevant information. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision, as well as the rationale behind it, within 90 days from the date of certification of the stockholder vote. A director who tenders his or her resignation will not participate in the Governance Committee’s recommendation or the Board’s decision.
In the event that any nominee should become unavailable for election as a result of an unexpected occurrence, the proxies will be voted for the election of a substitute nominee or nominees proposed by the Governance Committee of the Board. Each person nominated for re-election has agreed to serve if re-elected, and the Board has no reason to believe that any nominee will be unable to serve on the Board if re-elected.
The Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who have a variety of personal and professional backgrounds, complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Board views as critical to effective functioning of the Board. Specifically, this has included engaging a professional consultant to identify candidates who meet the Board’s criteria, while also taking into account a range of perspectives, backgrounds, and experiences in the Board’s and the Company’s long-term planning.
The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Board to believe that the nominee should continue to serve on the Board. However, each member of the Board may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members of the Board.

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Key Skills and Experience

Senior Leadership	8 Directors

International Business	5 Directors

Finance, Accounting, or Legal	4 Directors

Government Affairs/Contracting	5 Directors

Public Company Governance	8 Directors

Strategic Planning	8 Directors

Mergers and Acquisitions	5 Directors

Risk Management	8 Directors

Scientific and Clinical	3 Directors

Board Composition Highlights

7 of 8 are independent
Rigel believes that the mission of the Company is best served by a Board that both fosters and includes a breadth of perspectives in all its dimensions, including skills and experiences that enable effective and independent oversight.

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NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2029 ANNUAL MEETING
Alison L. Hannah, M. D., age 65, joined us as a director in May 2021. Dr. Hannah has served as a consultant to the pharmaceutical and biotechnology industry since 2000, directing the development of investigational cancer therapies. In this capacity, Dr. Hannah has successfully filed over 40 regulatory applications for First-in-Human clinical testing and has played significant roles in the broad marketing approval of multiple anticancer therapeutics. Earlier in her career, Dr. Hannah held the role of Chief Medical Officer for CytomX Therapeutics, overseeing clinical development of conditionally activated protein therapeutics. She also served as Senior Medical Director at SUGEN, Inc. (acquired by Pharmacia & Upjohn, now Pfizer) where she had oversight of clinical development, clinical operations, and pharmacovigilance, specializing in the development of tyrosine kinase inhibitors, including sunitinib (SUTENT) approved for the treatment of kidney cancer and imatinib-refractory gastrointestinal stromal tumors. Dr. Hannah began her career at Quintiles, a global contract research organization, where she specialized in overseeing early to registrational-stage oncology clinical trials. Dr. Hannah served on the board of directors for Neogenomics, a cancer diagnostic firm, from 2015 - 2025. Dr. Hannah received her A.B. in biochemistry and immunology from Harvard University and her M.D. from the University of Saint Andrews.
The Board concluded that Dr. Hannah should continue to serve as a member of the Board in part due to her extensive expertise in clinical development strategy and regulatory filings, broad clinical operational experience, which is particularly relevant to our business as we are a company focused on hematologic disorders, cancer and rare immune diseases.
Walter H. Moos, Ph.D., age 71, joined us as a director in March 1997. Since October 2018 Dr. Moos has worked at Pandect venture capital firms, including Pandect Bioventures where he is a Managing Director, and Pandect Catalyst where he is a Managing Member, investing in life sciences (therapeutics, diagnostics, medical devices, agriculture, biotechnology), cleantech (clean air, clean water, energy storage), and sensors. Dr. Moos also serves on the boards of directors of Valitor, Inc., Circle Pharma, Inc., and Organos, Inc. From February 2017 to June 2020, Dr. Moos was Chief Executive Officer of ShangPharma Innovation, Inc., a global pharmaceutical incubator investing in therapeutics and biotechnologies, where he served as Chairman Emeritus from December 2020 to January 2023. He retired from his position as President of SRI Biosciences in 2016 after more than a decade at the independent nonprofit SRI International (Stanford Research Institute). From 1997 to 2004, Dr. Moos served as Chairman and Chief Executive Officer of MitoKor, Inc., which became the biopharmaceutical company MIGENIX, Inc., where he was a member of the board of directors from 2004 to 2008. Prior to that, he served as a Vice President of Chiron Corp. (now Novartis), and as a Vice President at the Parke-Davis Pharmaceutical Research Division of the Warner-Lambert Co. (now Pfizer). He has been an adjunct Professor at the University of California, San Francisco since 1992. He has also served on the boards of numerous private companies and several non-profit organizations, including Keystone Symposia (from 2002-2011 and again since 2014), and has been an advisor to a wide range of organizations in the U.S. and around the world. Dr. Moos holds an A.B. from Harvard University and a Ph.D. in Chemistry from the University of California Berkeley.
The Board concluded that Dr. Moos should continue to serve as a member of the Board in part due to his extensive leadership skills and operational expertise, as well as his expertise in the chemical sciences, which is particularly relevant to our business as we are a company focused on small molecules.
Raul R. Rodriguez, age 65, was appointed President and Chief Executive Officer and a member of the Board in November 2014. Until then, he had served as our President and Chief Operating Officer since May 2010. He joined us as Vice President, Business Development in April 2000, became our Senior Vice President, Business Development and Commercial Operations in December 2002 and became our Executive Vice President and Chief Operating Officer in June 2004. From 1997 to March 2000, he served as Senior Vice President, Business Development and Operations for Ontogeny, Inc. (now Curis), a biotechnology company. From 1994 to 1997, he served as the Executive Director, Business Development and Market Planning for Scios, Inc. (now J&J), a pharmaceutical company. From 1989 to 1994, Mr. Rodriguez held various positions at G.D. Searle & Company (now Pfizer), a pharmaceutical company. In these companies, Mr. Rodriguez held positions of increasing responsibility in the areas of business development and planning. After earning his bachelor’s degree from

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Harvard College, Mr. Rodriguez went on to earn his Masters of Public Health at the University of Illinois and subsequently received his M.B.A. at the Stanford Graduate School of Business.
The Board concluded that Mr. Rodriguez should continue to serve as a member of the Board in part due to his extensive leadership skills and operational expertise, including his operational experience and deep understanding of our business as our President and Chief Executive Officer.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2027 ANNUAL MEETING OF STOCKHOLDERS
Gregg A. Lapointe, CPA, MBA, age 67, joined us as a director in November 2017. Since 2012, Mr. Lapointe has been the Chief Executive Officer and co-founder of Cerium Pharmaceuticals, Inc., a biopharmaceutical company focused on developing and commercializing medicines for patients with rare diseases. Mr. Lapointe offers Rigel’s Board nearly three decades of commercial and financial experience bringing products to market in the areas of medical devices and rare diseases. He previously served in varying roles for Sigma-Tau Pharmaceuticals, Inc. (now Leadiant Biosciences, Inc.), a private biopharmaceutical company, starting in 2001, including Chief Financial Officer from 2001 to 2002, Chief Operating Officer from 2003 to 2007, and Chief Executive Officer from 2008 to 2012. Mr. Lapointe led the effort to transform Sigma-Tau Pharmaceuticals from a small specialty dialysis company into a global leader in the development and commercialization of medicines for Rare Diseases. Mr. Lapointe has served since March 2009 on the board of directors of Soligenix, Inc. and since January 2019 on the board of directors of Astria Therapeutics, Inc. He previously sat on the board of SciClone Pharmaceuticals, Inc., ImmunoCellular Therapeutics, Inc., Raptor Pharmaceuticals, Inc., Questcor Pharmaceuticals, Inc. and Cambrooke Therapeutics, Inc., among others. From 2009 to 2012, Mr. Lapointe was a member of the board of directors, and chair of the Rare Disease Committee, of the Pharmaceutical Research and Manufacturers of America (PhRMA) in Washington, DC. He holds a Bachelor of Commerce degree from Concordia University (Montreal), a Graduate Diploma in Public Accountancy from McGill University (Montreal), an MBA from Duke University, and is a CPA (Illinois).
The Board concluded that Mr. Lapointe should continue to serve as a member of the Board in part due to his significant experience in the areas of global strategic planning and implementation, business development, corporate finance, and acquisitions, and his experience as an executive officer and board member in the pharmaceutical and medical products industries.
Mark W. Frohlich, M.D., age 64, joined us as a director in March 2025. Since 2022, Dr. Frohlich has served as Chief Executive Officer of Indapta Therapeutics, a privately held biotechnology company. Prior to joining Indapta, Dr. Frohlich served as a consultant and strategic advisor for several immuno-oncology biotechnology companies from 2017 to 2022. From 2014 to 2017, he led portfolio strategy at Juno Therapeutics, which developed the FDA-approved CAR T-cell therapy Breyanzi® for large B-cell lymphoma, until the company was sold to Celgene (now Bristol Myers Squibb). Prior to joining Juno, from 2005 to 2014 he held various roles at Dendreon Corporation, a pioneer in the development of cellular immunotherapy, with his most recent role being Chief Medical Officer and Executive Vice President of Research & Development. At Dendreon, he led the clinical team responsible for the development and U.S. and European regulatory approval of PROVENGE®, one of the first commercially available cancer immunotherapies. Prior to joining Dendreon, Dr. Frohlich was an assistant adjunct professor of hematology/oncology at the University of California, San Francisco, where he specialized in urologic oncology and conducted laboratory, translational and clinical research. Dr. Frohlich serves as a director on the boards of the following private biotech companies: Indapta Therapeutics, Bioeclipse Therapeutics and Neuvogen Inc. Dr. Frohlich earned a B.S. in Electrical Engineering and Economics from Yale College and an M.D. from Harvard Medical School.
The Board concluded that Dr. Frohlich should continue to serve as a member of the Board in part due to his extensive experience with researching, developing, and commercializing therapeutics in the area of oncology, which is the focus of our product portfolio, and also for his clinical acumen and extensive leadership experience.

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Michael P. Miller, age 69, joined us as a director in February 2026. Mr. Miller has served as a director of publicly traded Puma Biotechnology, Inc. since February 2018. Since January 2022, Mr. Miller has also served on the board of directors for BioXcel, a public biotechnology company. Mr. Miller served as the Executive Vice President U.S. Commercial of Jazz Pharmaceuticals plc, a public biopharmaceutical company from April 2014, until his retirement in September 2020. From April 2010 to January 2014, Mr. Miller was Senior Vice President and Chief Commercial Officer of Vivus, Inc., a public biopharmaceutical company. From 2006 to 2010, Mr. Miller served as Vice President, leading the HER Family Oncology Franchise, of Genentech, Inc., a biotechnology company and wholly owned subsidiary of Roche Holding Ltd. From 2003 to 2005, Mr. Miller served as the Senior Vice President, Chief Commercial Officer of Connetics Corporation, a specialty pharmaceutical company acquired by Stiefel Laboratories, Inc (GSK). Previously, from 1997 to 2001, Mr. Miller served as Vice President of the Urology Business Unit of ALZA Corporation, a pharmaceutical company acquired by Johnson & Johnson. Prior to 1997, Mr. Miller served 13 years in various sales and marketing positions at Syntex Corporation, a pharmaceutical company acquired by Roche Holding Ltd. Mr. Miller received a B.S. in Business Administration and Finance from the University of San Francisco and an M.B.A. in Information and Computer Systems from San Francisco State University.
The Board concluded that Mr. Miller should continue to serve as a member of the Board in part due to his extensive experience with commercial operations and strategy, his executive leadership experience and his experience serving as a director of public biotech companies.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2028 ANNUAL MEETING OF STOCKHOLDERS
Kamil Ali-Jackson, J.D., age 67, joined us as a director in December 2021. In January 2022, Ms. Ali-Jackson retired from her position as Chief Legal Officer, Chief Compliance Officer, and Corporate Secretary at Aclaris Therapeutics, Inc., a publicly traded clinical stage biopharmaceutical company, which she cofounded in 2012 and led the team which took the company public in 2015. In addition, Ms. Ali-Jackson co-founded and successfully transitioned several specialty pharmaceutical and biopharmaceutical companies through multimillion-dollar acquisitions by global life sciences companies. In 2011, Ms. Ali-Jackson also co-founded NeXeption, Inc. a biopharmaceutical assets management company and was legal counsel for the company and its affiliated companies until 2020. She has served as legal counsel and as a licensing business executive for a number of life science companies, including Merck & Co. Inc. and Dr. Reddy’s Laboratories Ltd. Ms. Ali-Jackson has served since February 2020 on the board of directors, audit committee, and compensation committee, and is the chair of the nominating and corporate governance committee of PDS Biotechnology Corporation, a publicly held clinical stage biopharmaceutical company. She has also served on several nonprofit boards and is the chair of the East Bradford Township Zoning Hearing Board, her local township zoning board. In July 2023, she was elected to the board of trustees for Princeton University. Ms. Ali-Jackson received her J.D. from Harvard Law School and Bachelor of Arts in politics from Princeton University.
The Board concluded that Ms. Ali-Jackson should continue to serve as a member of the Board in part due to her broad experience in the areas of acquisitions, licensing, legal, compliance and corporate governance as well as her experience as an executive officer, legal counsel, and co-founder in the life sciences industry.
Jane Wasman, age 69, joined us as a director in March 2019. Ms. Wasman is a strategic leader with over 25 years of experience in the biopharma industry working with companies ranging from large, multinational corporations to privately held start-ups. Ms. Wasman is founder and president of JWasman Advisors. She previously served from 2004 to 2019 at Acorda Therapeutics, a biotechnology company developing and commercializing neurology therapies for Parkinson’s disease, migraine and multiple sclerosis, most recently as President, International & General Counsel. At Acorda, she led global strategic development, including long-range planning and development, as well as international expansion, and also built and led the Legal and Quality departments. Prior to joining Acorda, Ms. Wasman held various leadership positions at Schering-Plough, including Staff Vice President and Associate General Counsel. Previously, Ms. Wasman was an attorney at two global law firms and Associate Counsel for the U.S. Senate Veterans’ Affairs Committee. Ms. Wasman has served since December 2017 as a member of the board of Sellas Life Sciences, a public oncology-focused biotech company, as well as chair of its nominations and governance committee. She previously served as chair of the board of Athersys, where she joined the board in November 2020, and also served as chair of its audit

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committee. She has also served as a member of the board of directors for Cytovia Therapeutics. From February 2007, she has also served on the non-profit board of directors of NewYorkBIO, including its Executive Committee, and currently serves on its Senior Advisory Committee. Ms. Wasman graduated magna cum laude from Princeton University and earned her J.D. from Harvard Law School.
The Board concluded that Ms. Wasman should continue to serve as a member of the Board in part due to her broad strategic and transactional experience in commercial stage biopharmaceutical companies, as well as her legal and corporate governance background and extensive experience in operational implementation.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE
Independence of the Board
The listing standards of The Nasdaq Stock Market LLC (“Nasdaq”) require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with our counsel from time to time to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq. Consistent with these considerations, after review of all relevant identified transactions and relationships between each director, or any of his or her family members, and Rigel, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that all of our current directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Raul R. Rodriguez, our Chief Executive Officer who is not an independent director by virtue of his employment with the Company. In making this determination, the Board found that none of the directors or nominees for director determined to be independent by the Board had a material or other disqualifying relationship with Rigel. The Board periodically reviews potential conflicts of interest relating to directors’ service on other boards and has determined that such service does not impair independence. The Board continues to monitor such matters.
Meetings of the Board of Directors
The Board met seven times during fiscal year 2025. All of our directors attended at least 75% of the meetings of the Board and the committees on which they served that were held during the period for which they were directors or committee members, respectively. In fiscal year 2025, Rigel’s independent directors met in executive sessions, at which only independent directors were present, at every regularly scheduled meeting of the Board.
Board Leadership Structure
Mr. Lapointe is currently the Chairman of the Board. The Chairman of the Board has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board chair has substantial ability to shape the work of the Board. The Board has no specific policy with respect to the separation of the positions of Board chair and Chief Executive Officer, and believes that separation of the positions represents an appropriate allocation of roles and responsibilities at this time.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Governance Committee oversees enterprise risk assessment and management as a whole, and various standing committees oversee different aspects of risk management. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board and the Governance Committee as quickly as possible. Both the Board as a whole and the various standing committees receive periodic reports, as well as incidental reports as matters arise, from the Company’s management. The Board believes that its

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practices related to oversight of risk, including through delegation to various standing committees and sharing of information with the Board as a whole, is appropriate for the nature of the Company’s business.
The Board has delegated to the General Counsel the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues. The Board and management regularly consult with outside advisors to anticipate future risks, including its independent auditor, outside legal counsel and consultants.
Our standing committees address risks inherent to their respective areas of oversight taking into consideration the potential short-term or long-term timeframe in which the risk exists. Our Governance Committee (i) reviews and assesses the effectiveness of our corporate governance and healthcare compliance principles applicable to the Company and periodically recommends any changes deemed appropriate to the Board for its consideration, and periodically reviews Company policy statements to determine their adherence to the Company’s Code of Conduct, (ii) periodically reviews and assesses the risk exposure of the Company including risks related to data privacy, technology and information security, including cybersecurity, and back-up of information systems and makes recommendations to management pertaining to monitoring and minimizing findings in such assessment and (iii) has oversight responsibility to identify risks relating to the Company and health care compliance and FDA regulatory risk, to understand the plans to mitigate such risks, and to ensure the Board is aware of any issues related to the Company and health care compliance, and meets and communicates directly with the Chief Compliance Officer. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Audit Committee manages risk pertaining to the Company’s major financial risk exposures, including reviewing the Company’s guidelines and policies related to such financial risks with management and the auditors and the steps taken by management to monitor and control these exposures.
Environmental, Social and Governance
Our approach to environmental, social and governance (“ESG”) factors is consistent with our mission and our corporate values. We are committed to conducting our business in a safe and environmentally sustainable manner that promotes the health of our employees, our patients, our community and the environment. Our full ESG report is available on our website and can be accessed through the menu at https://www.rigel.com/investors/corporate-governance.

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INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has five standing committees: an Audit Committee, a Compensation Committee, a Finance Committee, a Corporate Governance, Health Care Compliance Oversight and Nominating Committee (or Governance Committee) and a Scientific and Clinical Trial Advisory Committee. The following table provides current membership, and meeting information for fiscal year 2025 for each of the Board committees:

Name	Independent	Tenure	Audit	Compensation	Finance	Governance Committee	Scientific and Clinical Trial Advisory Committee

Raul R. Rodriguez		2014
Kamil Ali-Jackson	✔	2021
Alison L. Hannah	✔	2021
Walter H. Moos	✔	1997
Gregg A. Lapointe	✔	2017
Mark W. Frohlich(1)	✔	2025
Jane Wasman	✔	2019
Michael P. Miller(2)	✔	2026
Total meetings in fiscal year 2025			8	4	4	5	4

Member of the Committee
Chairperson of the Committee
(1)Dr. Frohlich joined the board and the Governance Committee and Scientific and Clinical Trial Advisory Committee in March 2025.
(2)Mr. Miller joined the board and Compensation Committee in February 2026.
Below is a description of each standing committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company, except that Raul R. Rodriguez, our President and Chief Executive Officer, serves alongside three independent fellow directors as a member of the Finance Committee.
Audit Committee
The Audit Committee of the Board was established by the Board to oversee Rigel’s corporate accounting and financial reporting processes and audits of our financial statements. The Audit Committee: evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent public registered accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed audit, review and attest services and any permissible non-audit services; monitors the rotation of partners of the independent registered public

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accounting firm on Rigel’s audit engagement team as required by law; reviews and assesses the objectivity and independence of our independent registered public accounting firm; reviews the financial statements to be included in Rigel’s Annual Report on Form 10-K; discusses with management and the independent registered public accounting firm the results of the annual audit and the results of Rigel’s quarterly financial statements; reviews with management the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s periodic reports filed with the SEC; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the results of management’s efforts to monitor compliance with Rigel’s programs and policies designed to ensure adherence to applicable laws and rules and Rigel’s Code of Conduct, including reviewing and approving related-party transactions. In addition, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures.
The Audit Committee has adopted a written charter that is available to stockholders on our website at https://www.rigel.com/investors/corporate-governance/governance-documents.
The Board reviews the Nasdaq listing standards definition of “independence” for Audit Committee members on an annual basis and has determined that all members of Rigel’s Audit Committee are independent (as independence is currently defined in Rules 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board has also determined that Mr. Lapointe qualifies as an “audit committee financial expert” as defined in applicable rules and regulations promulgated by the SEC, and that Ms. Ali-Jackson and Ms. Wasman have the financial literacy skills necessary to satisfy the financial sophistication requirements of the Nasdaq listing standards. For each of Ms. Ali-Jackson, Ms. Wasman and Mr. Lapointe, the Board made a qualitative assessment of their individual levels of knowledge and experience, based on a number of factors, including their respective formal education and the fact that each is a former senior officer with financial oversight responsibilities, as well as Mr. Lapointe’s experience as a licensed certified public accountant and both a principal financial officer and a chief executive officer with financial oversight responsibilities.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1
The Company’s management has primary responsibility for preparing the Company’s financial statements and establishing the financial reporting process. Rigel’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with United States generally accepted accounting principles.
The Audit Committee reviewed and discussed with Rigel’s management the audited financial statements for the fiscal year ended December 31, 2025. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also received the written disclosures and the letter from the independent registered public accountants, as required by the applicable requirements of the PCAOB, regarding independent accountants’ communications with the Audit Committee concerning independence, and discussed with the independent registered public accountants their independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in Rigel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Submitted by the members of the Audit Committee of the Board of Directors:
Gregg A. Lapointe (Chairperson)
Kamil Ali-Jackson
Jane Wasman
1     The material in this Report of the Audit Committee of the Board of Directors is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act.

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Compensation Committee
The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee Rigel’s compensation strategy, policies, plans and programs. The Compensation Committee: reviews and approves corporate performance goals and objectives relevant to the compensation of Rigel’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of Rigel’s Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other members of senior management; reviews and approves the compensation for Board members; administers Rigel’s stock equity plans, bonus plans, deferred compensation plans and other similar programs; and reviews with management the Compensation Discussion and Analysis section of this proxy statement and considers whether to recommend that it be included in Rigel’s proxy statements and other filings. In addition, our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
All members of Rigel’s Compensation Committee are independent (as “independence” is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards) and are "non-employee directors" under the rules of the SEC. The Compensation Committee has adopted a written charter that is available to stockholders on our website at: https://www.rigel.com/investors/corporate-governance/governance-documents.
Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with management, including our Senior Vice President, Human Resources. In addition, from time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice, or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations regarding his compensation or individual performance objectives. However, the Chief Executive Officer is consulted regarding any promotion or compensation decision affecting other members of management. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities, and personnel of Rigel, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultants’ reasonable fees and other retention terms. The charter of the Compensation Committee permits the Compensation Committee to form and delegate authority to subcommittees as appropriate.
During the last fiscal year, the Compensation Committee engaged Pearl Meyer as its independent compensation consultant to review and make recommendations regarding Rigel’s peer group, executive compensation and director compensation. References in this disclosure to “Compensation Consultant” refer to Pearl Meyer. For more information regarding the market analysis used by the Compensation Committee to set executive compensation, please see “Competitive Market Review and Benchmarking” below.
Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards, and recommended new performance objectives to the Board at one or more meetings generally held during the first and last quarters of the year. The Compensation Committee also considers, at various meetings throughout the year, matters related to individual executive officer compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of Rigel’s compensation strategy, potential modifications to that strategy, and new trends, plans or approaches to compensation. Unanticipated circumstances can result in a promotion or a change to an individual’s compensation package. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels for our executive officers and the establishment or recommendations of performance objectives for the current year. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee and, based upon that evaluation, the Compensation Committee either approves any adjustments to his compensation or makes a recommendation to our Board regarding any such adjustments to his compensation, as well as awards to be granted. For all executive officers and directors, as part of its deliberations, the Compensation Committee may

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review and consider, as appropriate, materials such as financial reports and projections, operational data, tally sheets that set forth the total compensation that may become payable to executive officers in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Consultant, including analyses of executive and director compensation paid at other companies identified by the Compensation Consultant or public information. The Compensation Committee referenced the peer group identified in the report of its Compensation Consultant in setting executive compensation and considering director compensation for 2025, as well as publicly available data provided by management on the executive and director compensation of the peer group identified.
The specific recommendations of the Compensation Committee with respect to executive compensation for fiscal year 2025 are described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement.
Risk Assessment of Compensation Policies and Practices
Members of our senior management, including our Chief Executive Officer, Chief Financial Officer, and Senior Vice President, Human Resources, with oversight by the Compensation Committee, conducted an assessment of our compensation programs and policies to determine whether the incentives provided by these programs and policies were appropriate or had the potential to encourage excessive risk-taking by employees. In addition, our Compensation Committee asked the Compensation Consultant to conduct an independent risk assessment of our executive compensation program.
The assessment focused on the key terms of the Company’s equity compensation and variable cash incentive compensation programs, such as the cash incentive plans. Our compensation programs were analyzed to determine whether they introduced or encouraged excessive risk-taking or other behaviors that could have an adverse impact on our business and whether existing risk mitigation features were sufficient in light of the overall structure and composition of our compensation programs. In particular, the assessment focused on the ability of participants to affect the level of the variable component of their compensation and the controls over participant action and variable compensation. Specific features of our compensation plans and programs identified during the assessment process as discouraging or potentially mitigating excessive risk-taking include:
•Annual base salary, which is fixed compensation, provides a balance to the variable components of compensation for all employees, including for executives.
•Performance-based equity incentive awards, primarily designed to reward corporate performance for those at executive and managerial positions, rather than purely individual performance.
•The vast majority of our employees earn annual salaries, although a few are paid on an hourly basis. Additionally, all of our employees are eligible for cash incentive payments based on Company performance, and our sales force is eligible for payments under a sales incentive plan, and none are paid on a commission basis.
•Our internal controls over financial reporting and the measurement and calculation of compensation goals, such as corporate performance measures and other financial, operational, and compliance policies and practices, are designed to prevent compensation programs from being susceptible to manipulation by any employee.
Our compensation programs are designed to encourage employees to remain focused on both short-term and long-term goals through the use of performance-based annual cash incentive awards, which focus on short-term performance goals, and equity awards, which typically vest over a number of years and, therefore, encourage employees to focus on long-term performance.
The Compensation Committee determined that, for all employees, our compensation programs do not encourage excessive risk-taking or create risks that are reasonably likely to have a material adverse effect on the Company and, instead, encourage behaviors that support sustainable value generation. The Compensation Committee believes that the structure of the Company’s incentive plans appropriately balances growth objectives with prudent financial discipline.

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Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is currently, or ever has been, an officer or employee of Rigel. No executive officer of Rigel has served as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving as a member of our Compensation Committee. Rigel has entered into indemnity agreements with all of our board members, including the members of our Compensation Committee, which provide, among other things, that the Company will indemnify each of them, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director of Rigel, and otherwise to the fullest extent permitted under Delaware law and Rigel’s Bylaws.
COMPENSATION COMMITTEE REPORT2
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Submitted by the members of the Compensation Committee of the Board of Directors:
Walter H. Moos, Ph.D. (Chairperson)
Kamil Ali-Jackson
Michael P. Miller
Gregg A. Lapointe
Finance Committee
The Finance Committee of the Board was formed in September 2004. The Finance Committee reviews and approves the overall strategy, plans, policies and actions related to adjustments to Rigel’s capital structure, certain financing arrangements and strategic collaborations for the Company. Other than Mr. Rodriguez, all members of Rigel’s Finance Committee are independent (as “independence” is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).
Corporate Governance, Health Care Compliance Oversight and Nominating Committee
The Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, overseeing the Company’s compliance with health care laws and regulations, and overseeing a set of corporate governance principles for Rigel. The Governance Committee periodically reviews, discusses, and assesses the performance of the Board, including Board committees, seeking input from senior management, the full Board, and others. The assessment includes evaluation of the Board’s contribution as a whole and effectiveness in serving the best interests of the Company and its stockholders, specific areas in which the Board and/or management believe better contributions could be made, and overall Board composition and makeup, including the reelection of current Board members. The factors to be considered include whether the Directors, both individually and collectively, can and do provide the integrity, experience, judgment, commitment, skills and expertise appropriate for the Company. The Governance Committee also periodically reviews with the Chief Executive Officer the plans for succession to the offices of the Company’s executive officers and makes recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions. The Governance Committee of
2     The material in this Report of the Compensation Committee of the Board of Directors is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act.

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the Board is also responsible for Rigel’s Chief Executive Officer succession planning, which it periodically reviews.
The Committee periodically reviews and assesses the risk exposure of Rigel, prioritizing as appropriate, and makes recommendations to management pertaining to monitoring and minimizing findings in such assessments. The Governance Committee also periodically meets with, and communicates directly with, the Chief Compliance Officer. The Governance Committee has oversight responsibility to identify risks relating to Rigel and health care and FDA compliance, to understand the plans to mitigate such risks, and to ensure the Board is aware of any issues related to Rigel and health care and FDA compliance.
The Governance Committee oversees risks relating to data privacy, technology and information security, including cyber-security, and back-up of information systems. The Governance Committee communicates with the head of Information Technology of the Company annually, to review and assess risk exposure of the Company and make recommendations to management pertaining to monitoring and minimizing findings in such assessment. We assess the integrity of our information technology and cybersecurity platforms to ensure proper safety measures are implemented.
All members of the Governance Committee are independent (as “independence” is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Governance Committee has adopted a written charter that is available to stockholders on our website at https://www.rigel.com/investors/corporate-governance/governance-documents.
The Governance Committee believes that candidates for director should have certain minimum qualifications. The Governance Committee will generally consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, demonstrating the ability to read and understand basic financial statements, having sufficient time to devote to the affairs of Rigel, possessing a reputation for personal integrity and ethics, having demonstrated excellence in his or her field, exhibiting the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Rigel’s stockholders. However, the Governance Committee retains the right to modify these qualifications from time to time. The Governance Committee also takes into consideration combined background and personal experience as a factor in selecting nominees to serve on the Board. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of Rigel and the long-term interests of stockholders. In conducting this assessment, the Governance Committee considers all factors, as it deems appropriate, given the current needs of the Board and Rigel, to maintain a balance of knowledge, experience and capability. At each quarterly meeting, the Governance Committee is reviewing this topic and potential candidates to meet this commitment. In the case of incumbent directors whose terms of office are set to expire, the Governance Committee reviews these directors’ overall service to Rigel during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates, after considering the function and needs of the Board. The Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board.
It is the policy of the Governance Committee to consider director candidates recommended by stockholders. The Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Governance Committee at least 120 days prior to the anniversary date of the mailing of Rigel’s proxy statement for the preceding annual meeting of stockholders, addressed to the Legal Department, Rigel Pharmaceuticals, Inc. at 611 Gateway Boulevard, Suite 900, South San Francisco, CA 94080. The deadline for nominating a director for the 2027 Annual Meeting of Stockholders is December 4, 2026. Submissions must include the full name of the

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proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Scientific and Clinical Trial Advisory Committee
The primary function of the Scientific and Clinical Trial Advisory Committee is to assist the Board in undertaking its oversight responsibilities with respect to the Company’s research and development activities as they related to the strategic and operating goals of the Company, and reporting to the Board about developments and strategy, at such times as the Committee determines to be appropriate. All members of Rigel’s Scientific and Clinical Trial Advisory Committee are independent (as “independence” is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).
Stockholder Communications with the Board
To date, Rigel has not adopted a formal process related to stockholder communications with the Board. Nevertheless, every effort is made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate and timely responses are provided to stockholders. We believe our responsiveness to stockholder communications to the Board has been excellent. If a formal process for stockholder communications with the Board is adopted, we will publish it promptly and post it on Rigel’s website.
Persons interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Legal Department, Rigel Pharmaceuticals, Inc. at 611 Gateway Boulevard, Suite 900, South San Francisco, CA 94080. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, Finance, Scientific and Clinical Trial Advisory Committee, or Corporate Governance, Health Care Compliance Oversight and Nominating Committee.
Code of Conduct
We have adopted the Rigel Pharmaceuticals Code of Conduct that applies to all officers, directors, employees and Third Parties. If Rigel makes any amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, we intend to promptly disclose the nature of the amendment or waiver on our website. The Code of Conduct is available on our website at https://www.rigel.com/investors/corporate-governance/governance-documents.

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PROPOSAL 2:
APPROVAL OF AN AMENDMENT TO 2018 EQUITY INCENTIVE PLAN
Introduction
The Board is requesting stockholder approval to increase the number of shares authorized for issuance under the Rigel Pharmaceuticals, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) by 500,000 shares. Based on shares outstanding at the record date, the requested increase represents approximately 2.7% of common shares outstanding, which is meaningfully lower than the 4.0% increase (700,000 shares) approved by stockholders in 2025 and the 3.4% increase (650,000 shares) approved by stockholders in 2024.
The Compensation Committee carefully evaluated projected hiring and retention needs, historical grant practices, overhang levels, burn rate, and stockholder feedback. While our share plan overhang remains elevated relative to peers, it has remained generally consistent year-over-year and has recently been declining. Importantly, our value-adjusted burn rate of 4.87% remains below the applicable ISS Russell 3000 benchmark (5.94%–6.23%), reflecting disciplined equity usage.
The 500,000-share request is designed to provide sufficient flexibility to support anticipated equity grants into 2027, while limiting incremental dilution and maintaining responsible share pool management.

✔	Overhang has stabilized and declined
✔	Share request size is smaller than prior year
✔	Shares outstanding growth has been modest
✔	No capital-raising dilution
✔	Equity supports retention and long-term value creation
Current Equity Plan Position (as of FYE 2025)

Metric
Outstanding Stock Options	3,553,434
Outstanding Restricted Stock Units (RSUs)	607,621
Shares Available for Future Grant	1,434,062
Shares outstanding	18,310,934
Total Share Plan Overhang*	30.6%
2025 Value-Adjusted Burn Rate	4.87%
ISS Russell 3000 Benchmark (2025)	5.94%
ISS Russell 3000 Benchmark (2026)	6.23%
*Share plan overhang = (outstanding equity awards + shares available for future grant) ÷ shares outstanding.
Equity compensation remains a critical component of our ability to execute our strategy and compete effectively for talent in the biotechnology sector. Our success depends on attracting and retaining highly skilled executive, scientific, clinical, regulatory, commercial, and operational leaders in a competitive labor market where equity participation is a standard and expected element of total compensation. Equity awards align employees’ interests directly with those of our stockholders by linking a meaningful portion of compensation to our long-term performance and stock price appreciation. The Board believes that maintaining a competitive and sustainable equity program is essential to driving long-term stockholder value.

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Equity Usage, Overhang and Capital Discipline
The Compensation Committee actively monitors equity usage, overhang levels, burn rate, and projected share availability. Over the past five years, the Company’s share plan overhang increased through 2024 as the Company expanded its commercial organization and advanced its clinical pipeline. In 2025, however, overhang declined year-over-year, reflecting moderated equity usage and disciplined management of the share reserve.

Year	Shares Outstanding (millions)	Share Plan Overhang*
2021	17.2	28.5%
2022	17.3	26.8%
2023	17.5	28.5%
2024	17.7	31.3%
2025	18.3	30.6%
*Share plan overhang = (outstanding equity awards + shares available for future grant) ÷ shares outstanding.
While overhang remains elevated relative to certain peers, the 2025 decline reflects stabilization, even during a year of organizational growth. Over the same period, total shares outstanding increased modestly, and increases were primarily attributable to stockholder-approved compensatory equity programs. Importantly, during the 2021–2025 period, the Company has not issued shares of common stock to finance operations, thus the number of shares outstanding has remained relatively flat and overhang has not been reduced by financing dilution. The Company has funded its activities through cash resources and commercial revenue rather than through equity capital-raising transactions.
Why We are Asking our Stockholders to Approve the Amended 2018 Plan
Our Board believes it is in the best interests of the Company and our stockholders to approve an amendment to the 2018 Plan to increase the number of shares available for issuance by an additional 500,000 shares, given the need to support our continued growth and success, and the continued market opportunities around both our expanding commercial portfolio and our pipeline. If the amendment to the 2018 Plan is not approved, we will not have a sufficient number of authorized shares to maintain the current level of equity compensation in 2027. Under the 2018 Plan, 4,515,713 shares of common stock were authorized for issuance, plus the Prior Plans’ returning shares, if any, which become available for grant under the 2018 Plan from time to time, as a result of the expiration, termination, forfeiture, cancellation of awards granted under the Prior Plans or shares subject to a stock award under the Prior Plans other than an option or stock appreciation right which are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with such stock award. As of March 19, 2026, 688,323 shares of common stock remained available for future grant under the 2018 Plan. If this Proposal No. 2 is approved, an additional 500,000 shares will become available for future grant under the 2018 Plan, which, as discussed below, we expect will enable us to make anticipated equity award grants through 2027, based on current grant practices and our current stock price.
Why You Should Vote to Approve the Amended 2018 Plan
Equity Awards Are an Important Part of Our Compensation Philosophy
Our Board believes that our future success depends, in large part, on our ability to maintain a competitive position in attracting, retaining and motivating employees, non-employee directors, and consultants (including advisors). The Board believes that the issuance of equity awards is a key element underlying our ability to attract, retain and motivate such individuals, and aligns their interests with those of our stockholders. Without the ability to offer competitive equity compensation, the potential success of our business may be limited. Adding 500,000 shares to the 2018 Plan will allow us to continue to provide performance-based incentives to our entire organization; including eligible employees, executives, non-employee directors, and consultants. Therefore, the Board believes that the amendment to the 2018 Plan is in the best interests of the Company and its stockholders and recommends a vote in favor of Proposal No. 2.

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We Have Experienced and Expect to Continue to Experience Substantial Growth in Our Business
In order to continue to attract and retain the services of talented individuals deemed essential to our long-term growth and financial success, the Board continues to believe that competitive equity compensation is required, and adding 500,000 shares to the 2018 Plan is necessary to provide a sufficient number of shares available for issuance. For example, we have substantially increased sales under our hematology and oncology portfolio, which is being managed by a relatively flat number of sales and headquarters employees. Growing our portfolio in this synergistic fashion, and recognizing efficiencies, are part of what the Company does to drive value. We continue to evolve and ask more of our sales force and commercial team as we add to our portfolio of commercial products, meet increasing demand, and adapt to market conditions and the needs of our patients. The Company is working diligently to potentially expand indications as well as deepen its pipeline and assess potential in-licensing opportunities. Our Board strongly believes that the issuance of sufficient and competitive equity awards is a key element underlying our ability to attract, retain and motivate our employees, including our executives, and our non-employee directors and consultants, and is a substantial contributing factor to our success and the growth of our business. So far we have relied significantly on equity incentives in the form of stock option and RSU awards to attract and retain key employees, and we believe that equity incentives are necessary for us to remain competitive in the marketplace for executive talent and other employees. We believe that the adoption of the Amended 2018 Plan will help enable continued growth of both our sales and our pipeline. In particular, we believe that an immediate increase to the share reserve will provide the Board with flexibility to make anticipated annual equity awards to eligible employees through 2027.
We Manage Our Equity Incentive Award Use Carefully, and Dilution Is Reasonable
We continue to believe that equity awards such as stock options and RSU awards are a vital part of our overall compensation program. Our compensation philosophy reflects broad-based eligibility for equity incentive awards, and we grant awards to substantially all of our employees. However, we recognize that equity awards dilute existing stockholders, and, therefore, we must responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate” and “overhang,” to maximize stockholders’ value by granting the appropriate number of equity incentive awards deemed necessary to attract, reward, and retain employees and non-employee directors. The tables below show our overhang and burn rate percentages. While market conditions and business dynamics contribute to a high overhang, our burn rate is low, which we believe reflects a responsible use of equity awards, especially when compared to our industry peers.
The Size of Our Share Reserve Request Is Reasonable and Necessary for Near Term Strategic Planning
If the amendment to the 2018 Plan is approved by our stockholders, we expect to have approximately 1,190,000 shares available for grant after our Annual Meeting, which we anticipate being a pool of shares sufficient for grants through 2027, and necessary to provide a predictable amount of equity for attracting, retaining, and motivating employees in the near term. We believe that the size of our request is also reasonable in light of the equity granted to our employees and directors over the past year. Further, without the shares requested here, future compensation may need to be reduced, which may limit our ability to effectively compete in the marketplace, and consequently will negatively impact the success of our business.
Important Aspects of Our 2018 Plan Designed to Protect Our Stockholders’ Interests
The 2018 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices, and these provisions remain unchanged in the 2018 Plan. Highlights of our 2018 Plan include:
•No single trigger accelerated vesting upon change in control. The 2018 Plan does not provide for any automatic mandatory vesting of awards upon a change in control, other than (i) with respect to certain awards held by non-employee directors, and (ii) in the event of a corporate transaction (as defined in the 2018 Plan) in which the surviving corporation or acquiring corporation (or its parent company) does not assume, continue or substitute such awards.

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•No liberal share counting or recycling of appreciation awards. The following shares will not become available again for issuance under the 2018 Plan: (i) shares underlying stock options or stock appreciation rights that are reacquired or withheld (or not issued) by us to satisfy the exercise or purchase price of a stock award; (ii) shares underlying stock options or stock appreciation rights that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with stock options or stock appreciation rights; and (iii) any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of a stock option or a stock appreciation right.
•Fungible share counting. The 2018 Plan contains a “fungible share counting” structure, whereby the number of shares of our common stock available for issuance under the 2018 Plan will be reduced by (i) one share for each share issued pursuant to a stock option or stock appreciation right with an exercise price that is at least 100% of the fair market value of our common stock on the date of grant (an “Appreciation Award”) granted under the 2018 Plan, and (ii) 1.44 shares for each share issued pursuant to a stock award that is not an Appreciation Award (a “Full Value Award”). As part of such fungible share counting structure, the number of shares of our common stock available for issuance under the 2018 Plan will be increased by (i) one share for each share that becomes available again for issuance under the terms of the 2018 Plan subject to an Appreciation Award, and (ii) 1.44 shares for each share that becomes available again for issuance under the terms of the 2018 Plan subject to a Full Value Award.
•Awards subject to forfeiture/clawback. Awards granted under the 2018 Plan will be subject to recoupment in accordance with the Clawback Policy, described below under the section titled “Description of the 2018 Plan.” In addition, we may impose other clawback, recovery or recoupment provisions in an award agreement, including a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of cause.
•Repricing is not allowed. The 2018 Plan prohibits the repricing of outstanding Appreciation Awards and the cancellation of any outstanding Appreciation Awards that have an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other stock awards under the 2018 Plan without prior stockholder approval.
•Stockholder approval is required for additional shares. The 2018 Plan does not contain an annual “evergreen” provision. The 2018 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares under the 2018 Plan, allowing our stockholders to have direct input on our equity compensation programs.
•No liberal change in control definition. The change in control definition in the 2018 Plan is not a “liberal” definition. A change in control transaction must actually occur in order for the change in control provisions in the 2018 Plan to be triggered.
•No discounted Appreciation Awards. All Appreciation Awards granted under the 2018 Plan must have an exercise or strike price equal to or greater than the fair market value of our common stock on the date the Appreciation Award is granted, other than in the case of certain substitute awards granted in connection with a corporate transaction.
•Administration by independent committee. The 2018 Plan will be administered by the members of our Compensation Committee, all of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “independent” within the meaning of the Nasdaq listing standards.
•Material amendments require stockholder approval. Consistent with Nasdaq rules, the 2018 Plan requires stockholder approval of material revisions, as determined under the Nasdaq listing standards, to the 2018 Plan.
•Limitation on non-employee director compensation. The 2018 Plan contains provisions that limit the maximum value of all compensation granted or paid, as applicable, to any non-employee director (subject to exceptions under extraordinary circumstances, where the non-employee director receiving any compensation in excess of such limit may not participate in the decision to award such compensation).
•Restrictions on dividends. The 2018 Plan provides that (i) no dividends or dividend equivalents may be paid with respect to any shares of our common stock subject to an award before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be

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subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.
Overhang
The following table provides certain additional information regarding our equity incentive program as of record date.

As of
March 19, 2026
Total number of shares of common stock subject to outstanding Appreciation Awards	3,441,479
Weighted-average exercise price of outstanding Appreciation Awards	$24.62
Weighted-average remaining term of outstanding stock options (years)	5.76
Total number of shares of common stock subject to outstanding Full Value Awards	990,926
Total number of shares of common stock available for grant under the 2018 Plan	688,323
Total number of shares of common stock available for grant under other equity incentive plans (the Rigel Pharmaceuticals, Inc. Inducement Plan)	—

As of
March 19, 2026
Total number of shares of common stock outstanding	18,480,019
Per-share closing price of common stock as reported on The Nasdaq Global Select Market	$26.10
DESCRIPTION OF THE 2018 PLAN
The material features of the 2018 Plan are described below. The following description of the 2018 Plan is a summary only and is qualified in its entirety by reference to the complete text of the 2018 Plan. Stockholders are urged to read the actual text of the 2018 Plan in its entirety, which is attached to this proxy statement as Appendix A. Except for increasing the number of shares of common stock authorized for issuance by 500,000 shares, this proposal to amend the 2018 Plan will not change any term of the 2018 Plan.
Purpose
The 2018 Plan is designed to secure and retain the services of employees, directors and consultants, of the Company and its affiliates, provide incentives for such individuals to exert maximum efforts for the success of the Company and our affiliates, and provide a means by which such individuals may be given an opportunity to benefit from increases in the value of our common stock.
Types of Awards
The terms of the 2018 Plan provide for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, RSU awards, performance stock awards, and other stock awards.
Shares Available for Awards
Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the 2018 Plan, or the Share Reserve, taking into account our reverse stock split during 2024, will not exceed (A) 5,015,713, which is the sum of (i) 1,003,213 shares subject to the Prior Plans’ Available Reserve (as defined below) (ii) 500,000 shares originally added to the Share Reserve in connection with the Company’s adoption of the 2018 Plan, (iii) 400,000 shares added to the 2018 Plan and approved by our stockholders in 2019, (iv) 280,000 shares added to the 2018 Plan and approved by our stockholders in 2020, (v) 82,500 shares added to the 2018 Plan and approved by our stockholders in 2021, (vi) 500,000 shares added

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to the 2018 Plan and approved by our stockholders in 2022, (vii) 400,000 shares added to the 2018 Plan and approved by our stockholders in 2023, (viii) 650,000 shares added to the 2018 Plan and approved by our stockholders in 2024, (ix) 700,000 shares added to the 2018 Plan and approved by our stockholders in 2025, and (x) 500,000 shares that are subject to approval by our stockholders under this Proposal No. 2, and (B) any Prior Plans’ Returning Shares (as defined below), as such shares become available from time to time.
The “Prior Plans’ Available Reserve” refers to the unallocated shares that, as of the effective date of the 2018 Plan, remained available for grant under the Rigel Pharmaceuticals, Inc. 2011 Equity Incentive Plan, the Rigel Pharmaceuticals, Inc. 2000 Equity Incentive Plan, as amended and restated, and the Rigel Pharmaceuticals, Inc. 2000 Non-Employee Directors’ Stock Option Plan (collectively, the “Prior Plans”).
The “Prior Plans’ Returning Shares” are shares subject to outstanding stock awards granted under the Prior Plans that, from and after the effective date of the 2018 Plan, (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited, cancelled or otherwise returned to us because of the failure to meet a contingency or condition required for the vesting of such shares, or (iii) other than with respect to outstanding stock options and stock appreciation rights granted under the Prior Plans with an exercise or strike price of at least 100% of the fair market value of the underlying common stock on the date of grant (“Prior Plans’ Appreciation Awards”), are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with a stock award.
The number of shares of our common stock available for issuance under the 2018 Plan will be reduced by (i) one share for each share of common stock issued pursuant to an Appreciation Award, and (ii) 1.44 shares for each share of common stock issued pursuant to a Full Value Award. If (i) any shares of common stock subject to a stock award are not issued because the stock award expires or otherwise terminates without all of the shares covered by the stock award having been issued or is settled in cash, (ii) any shares of common stock issued pursuant to a stock award are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares, or (iii) with respect to a Full Value Award, any shares of common stock are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with the award, then such shares will again become available for issuance under the 2018 Plan (collectively, the “2018 Plan Returning Shares”). For each 2018 Plan Returning Share subject to a Full Value Award, the number of shares of common stock available for issuance under the 2018 Plan will increase by 1.44 shares.
Any shares of common stock reacquired or withheld (or not issued) by us to satisfy the exercise or purchase price of a stock award will no longer be available for issuance under the 2018 Plan, including any shares subject to a stock award that are not delivered to a participant because the stock award is exercised through a reduction of shares subject to the stock award. In addition, any shares reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with an Appreciation Award granted under the 2018 Plan or a Prior Plans’ Appreciation Award, or any shares repurchased by us on the open market with the proceeds of the exercise or strike price of an Appreciation Award granted under the 2018 Plan or a Prior Plans’ Appreciation Award will no longer be available for issuance under the 2018 Plan.
Eligibility
All of our approximately 173 employees, 7 non-employee directors and approximately 8 consultants as of March 19, 2026 are eligible to participate in the 2018 Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the 2018 Plan only to our employees (including officers) and employees of our affiliates. Recipients of awards under the 2018 Plan are selected by the Plan Administrator or its delegate, in its sole discretion.
Non-Employee Director Compensation Limit
The 2018 Plan provides that the maximum value of all compensation granted or paid, as applicable, to any non-employee director per year (including awards granted under the 2018 Plan and cash fees paid by the Company to such non-employee director) shall not exceed (i) $1,000,000 in total value or (ii) $1,500,000 in total value in the event such non-employee director is first appointed or elected to the Board during such year subject to exceptions under extraordinary circumstances, where the non-employee director receiving any compensation in

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excess of such limit may not participate in the decision to award such compensation. Additional information on non-employee director compensation is included below in the section titled “Director Compensation.”
Administration
The 2018 Plan will be administered by our Board, which may in turn delegate authority to administer the 2018 Plan to a committee. Our Board has delegated concurrent authority to administer the 2018 Plan to our Compensation Committee, but may, at any time, revest in itself some or all of the power delegated to our Compensation Committee. The Board and the Compensation Committee are each considered to be a Plan Administrator for purposes of this Proposal No. 2. Subject to the terms of the 2018 Plan, the Plan Administrator, may determine the recipients, the types of awards to be granted, the number of shares of our common stock subject to or the cash value of awards, and the terms and conditions of awards granted under the 2018 Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise or strike price of Appreciation Awards granted under the 2018 Plan.
The Plan Administrator may also delegate to one or more officers the authority to (i) designate employees who are not officers to be recipients of certain stock awards, and (ii) determine the number of shares of our common stock subject to such stock awards. Under any such delegation, the Plan Administrator will specify the total number of shares of our common stock that may be subject to the stock awards granted by such officer. The officer may not grant a stock award to himself or herself.
Repricing; Cancellation and Re-Grant of Stock Awards
Under the 2018 Plan, the Plan Administrator does not have the authority to reprice any outstanding Appreciation Award by reducing the exercise or strike price of the Appreciation Award or to cancel any outstanding Appreciation Award that has an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other stock awards without obtaining the approval of our stockholders. Such approval must be obtained within 12 months prior to such an event.
Stock Options
Stock options may be granted under the 2018 Plan pursuant to stock option agreements. The 2018 Plan permits the grant of stock options that are intended to qualify as incentive stock options, or ISOs, and non-statutory stock options, or NSOs.
The exercise price of a stock option granted under the 2018 Plan may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value, in each case other than certain stock options granted pursuant to an assumption of or substitution for another stock option pursuant to a “corporate transaction” (as defined in the 2018 Plan) and in a manner consistent with applicable law.
The term of stock options granted under the 2018 Plan may not exceed ten years and, in some cases (see “Limitations on Incentive Stock Options” below), may not exceed five years. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s service relationship with us or any of our affiliates (referred to in this Proposal No. 2 as “continuous service”) terminates (other than for cause and other than upon the participant’s death or disability), the participant may exercise any vested stock options for up to three months following the participant’s termination of continuous service. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service terminates due to the participant’s disability or death (or the participant dies within a specified period, if any, following termination of continuous service), the participant, or his or her beneficiary, as applicable, may exercise any vested stock options for up to 12 months following the participant’s termination due to the participant’s disability or for up to 18 months following the participant’s death. Except as explicitly provided otherwise in a participant’s stock option agreement or other

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written agreement with us or one of our affiliates, if a participant’s continuous service is terminated for cause (as defined in the 2018 Plan), all stock options held by the participant will terminate upon the participant’s termination of continuous service and the participant will be prohibited from exercising any stock option from and after such termination date. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, the term of a stock option may be extended if the exercise of the stock option following the participant’s termination of continuous service (other than for cause and other than upon the participant’s death or disability) would be prohibited by applicable securities laws or if the sale of any common stock received upon exercise of the stock option following the participant’s termination of continuous service (other than for cause) would violate our insider trading policy. In no event, however, may a stock option be exercised after its original expiration date.
Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the 2018 Plan will be determined by the Plan Administrator and may include payment by any combination of the following methods: (i) by cash, check, bank draft or money order payable to us; (ii) pursuant to a program developed under
Regulation T as promulgated by the Federal Reserve Board; (iii) by delivery to us of shares of our common stock (either by actual delivery or attestation); (iv) by a net exercise arrangement (for NSOs only); or (v) in other legal consideration approved by the Plan Administrator.
Stock options granted under the 2018 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Plan Administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the 2018 Plan may be subject to different vesting schedules as the Plan Administrator may determine.
The Plan Administrator may impose limitations on the transferability of stock options granted under the 2018 Plan in its discretion. Generally, a participant may not transfer a stock option granted under the 2018 Plan other than by will or the laws of descent and distribution or, subject to approval by the Plan Administrator, pursuant to a domestic relations order or an official marital settlement agreement or other divorce or separation instrument. However, the Plan Administrator may permit the transfer of a stock option in a manner that is not prohibited by applicable tax and securities laws. In addition, subject to approval by the Plan Administrator, a participant may designate a beneficiary who may exercise the stock option following the participant’s death.
Limitations on Incentive Stock Options
The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit or otherwise fail to qualify as ISOs are treated as NSOs. No ISO may be granted to any person who, at the time of grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:
(i)the exercise price of the ISO must be at least 110% of the fair market value of the common stock subject to the ISO on the date of grant; and
(ii)the term of the ISO must not exceed five years from the date of grant.
Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs under the 2018 Plan is 3,907,040 shares.
Stock Appreciation Rights
Stock appreciation rights may be granted under the 2018 Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Plan Administrator, but will in no event be less than 100% of the fair market value of the common stock subject to the stock appreciation right on the date of grant, other than certain stock appreciation rights granted pursuant to an assumption of or substitution for another stock appreciation

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right pursuant to a “corporate transaction” (as defined in the 2018 Plan) and in a manner consistent with applicable law. The Plan Administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. The appreciation distribution payable upon exercise of a stock appreciation right may be paid in shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the stock appreciation right agreement. Stock appreciation rights will be subject to the same conditions upon termination of continuous service and restrictions on transfer as stock options under the 2018 Plan.
Restricted Stock Awards
Restricted stock awards may be granted under the 2018 Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the participant’s services performed for us or any of our affiliates, or any other form of legal consideration acceptable to the Plan Administrator. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to or repurchase by us in accordance with a vesting schedule to be determined by the Plan Administrator. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement. A restricted stock award agreement may provide that any dividends paid on restricted stock will be subject to the same vesting conditions as apply to the shares subject to the restricted stock award.
RSU Awards
RSU awards may be granted under the 2018 Plan pursuant to RSU award agreements. Payment of any purchase price may be made in any form of legal consideration acceptable to the Plan Administrator. An RSU award may be settled by the delivery of shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the RSU award agreement. RSU awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator. Dividend equivalents may be credited in respect of shares of our common stock covered by an RSU award, provided that any additional shares credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying RSU award. Except as otherwise provided in a participant’s RSU award agreement, RSUs that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.
Performance Awards
The 2018 Plan allows us to grant performance stock awards. A performance stock award is a stock award that is payable (including that may be granted, may vest, or may be exercised) contingent upon the attainment of pre-determined performance goals during a performance period. A performance stock award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Plan Administrator in its discretion. In addition, to the extent permitted by applicable law and the performance stock award agreement, the Plan Administrator may determine that cash may be used in payment of performance stock awards.
Performance goals under the 2018 Plan will be based on any one or more of the following performance criteria: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) total stockholder return; (vi) return on equity; (vii) return on assets, investment, or capital employed; (viii) operating margin; (ix) gross margin; (x) operating income; (xi) net income (before or after taxes); (xii) net operating income; (xiii) net operating income after tax; (xiv) pre- and after-tax income; (xv) pre-tax profit; (xvi) operating cash flow; (xvii) sales or revenue targets; (xviii) increases in revenue or product revenue; (xix) expenses and cost reduction goals; (xx) improvement in or attainment of expense levels; (xxi) improvement in or attainment of working capital levels; (xxii) economic value added (or an equivalent metric); (xxiii) market share; (xxiv) cash flow; (xxv) cash flow per share; (xxvi) share price performance; (xxvii) debt reduction; (xxviii) implementation or completion of projects or processes; (xxix) customer satisfaction; (xxx) total stockholder return; (xxxi) stockholders’ equity; and (xxxii) other measures of performance selected by the Plan Administrator.

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Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The Plan Administrator is authorized to make appropriate adjustments in the method of calculating the attainment of performance goals for a performance period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (v) to exclude the effects to any statutory adjustments to corporate tax rates; and (vi) to make other appropriate adjustments selected by the Plan Administrator.
In addition, the Plan Administrator retains the discretion to reduce or eliminate the compensation or economic benefit due upon the attainment of any performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.
Other Stock Awards
Other forms of stock awards valued in whole or in part by reference to, or otherwise based on, our common stock may be granted either alone or in addition to other stock awards under the 2018 Plan. Subject to the terms of the 2018 Plan, the Plan Administrator will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other terms and conditions of such other stock awards.
Clawback Policy
Under the Incentive Compensation Recoupment Policy dated August 10, 2023 (“Clawback Policy”), incentive-based compensation granted under the 2018 Plan will be subject to recoupment in the event of a financial statement restatement, as specified in the Clawback Policy, if the incentive-based compensation received was greater than the amount that would have been paid based on the correct results. In addition, the Plan Administrator may impose other clawback, recovery or recoupment provisions in an award agreement as the Plan Administrator determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of our common stock or other cash or property upon the occurrence of cause.
Changes to Capital Structure
In the event of certain capitalization adjustments, the Plan Administrator will appropriately adjust: (i) the class(es) and maximum number of securities subject to the 2018 Plan; (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs; and (iii) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.
Corporate Transaction
The following applies to stock awards under the 2018 Plan in the event of a corporate transaction (as defined in the 2018 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or in any director compensation policy or unless otherwise expressly provided by the Plan Administrator at the time of grant.
In the event of a corporate transaction, any stock awards outstanding under the 2018 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction (“Current Participants”), the vesting (and exercisability, if applicable) of such time-based stock awards will be accelerated in full to a date prior to the effective time of the corporate transaction (contingent upon the

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effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than Current Participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.
In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the Plan Administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the participant would have received upon exercise of such stock award immediately prior to the effective time of the corporate transaction (after application of the vesting acceleration described above) over (ii) any exercise price payable in connection with such exercise.
For purposes of the 2018 Plan, a corporate transaction generally will be deemed to occur in the event of the consummation of: (i) a sale, lease or other disposition of all or substantially all of our assets; (ii) a sale or other disposition of at least 90% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a reverse merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to the transaction are converted or exchanged into other property by virtue of the transaction.
Change in Control
Under the 2018 Plan, a stock award will not be subject to additional acceleration of vesting and exercisability in connection with a change in control (as defined in the 2018 Plan and described below), unless otherwise provided in the participant’s stock award agreement or as otherwise may be provided in any other written agreement with us or one of our affiliates. Notwithstanding the preceding, upon a change in control, all stock awards held by each director who is not an employee and whose continuous service has not terminated immediately prior to the change in control will become fully vested and exercisable immediately prior to the effectiveness of such change in control.
For purposes of the 2018 Plan, a change in control generally will be deemed to occur in the event of: (i) the acquisition of beneficial ownership of 50% or more of the combined voting power of our then outstanding securities; (ii) the individuals who, as of the effective date of the 2018 Plan, are members of the Board, or the incumbent board, cease to constitute at least a majority of the Board, unless the election or nomination of any new director was approved by a vote of at least a majority of the incumbent board; or (iii) the closing of (1) a merger or consolidation if our stockholders immediately prior thereto do not own, directly or indirectly, more than 50% of the combined outstanding voting power of the corporation resulting from such transaction in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; or (2) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all the assets of the Company.
The acceleration of vesting of an award in the event of a corporate transaction or a change in control event under the 2018 Plan may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.
Plan Amendments and Termination
The Plan Administrator will have the authority to amend or terminate the 2018 Plan at any time. However, except as otherwise provided in the 2018 Plan or an award agreement, no amendment or termination of the 2018 Plan may materially impair a participant’s rights under his or her outstanding awards without the participant’s consent. We will obtain stockholder approval of any amendment to the 2018 Plan as required by applicable law and listing requirements. No incentive stock options may be granted under the 2018 Plan after the tenth anniversary of the date the 2018 Plan was adopted by our Board.

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U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income tax consequences to participants and us with respect to participation in the 2018 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside, or which may apply to a participant. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2018 Plan. The 2018 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness and the satisfaction of our tax reporting obligations.
Nonstatutory Stock Options
Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to the fair market value of the underlying stock on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after such shares are transferred to the participant.
Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of our tax reporting obligation, we or the affiliate employer will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.
Incentive Stock Options
The 2018 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss.
If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.
For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is

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increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.
We are not allowed a tax deduction with respect to the grant or exercise of an ISO, or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we or the affiliate employer will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and provided that either the employee includes that amount in income, or we timely satisfy our reporting requirements with respect to that amount.
Restricted Stock Awards
Generally, the recipient of a stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested (i.e., subject to a substantial risk of forfeiture) when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.
The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.
Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of our tax reporting obligation, we or the affiliate employer will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.
RSU Awards
Generally, the recipient of an RSU award will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the stock or cash received over any amount paid by the recipient in exchange for the stock.
The recipient’s basis for the determination of gain or loss upon the subsequent disposition of any shares received upon settlement of an RSU award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.
Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we or the affiliate employer will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the RSU award.
Stock Appreciation Rights
Generally, upon exercise of a stock appreciation right, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of our tax reporting obligation, we or the affiliate employer will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

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New Plan Benefits

	Amended 2018 Plan
Name and position	Dollar value	Number of shares
Raul R. Rodriguez President and Chief Executive Officer	(1)	(1)
Dean L. Schorno Executive Vice President and Chief Financial Officer	(1)	(1)
David A. Santos Executive Vice President and Chief Commercial Officer	(1)	(1)
Raymond J. Furey Executive Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary	(1)	(1)
Lisa Rojkjaer, M.D. Executive Vice President and Chief Medical Officer	(1)	(1)
All current and former executive officers as a group	(1)	(1)
All current directors who are not executive officers as a group	(2)	(2)
All employees, including all current and former officers who are not executive officers, as a group	(1)	(1)
(1)Awards granted under the 2018 Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the 2018 Plan, and our Board and our Compensation Committee have not granted any awards under the 2018 Plan subject to stockholder approval of this Proposal No. 2. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the 2018 Plan, as well as the benefits or amounts which would have been received by or allocated to our executive officers and other employees for fiscal year 2018 if the 2018 Plan had been in effect, are not determinable.
(2)In 2025, each of our non-employee directors received stock option and RSU grants under our 2018 Plan. Options granted to the non-employee directors are not intended to qualify as incentive stock options under the Code. Option and RSU grants to the non-employee directors in 2025 were non-discretionary. The exercise price of options granted to non-employee directors under the 2018 Plan is 100% of the fair market value of our common stock on the date of the option grant, which is equal to the closing price of our stock on the grant date. The Board administers the 2018 Plan such that (a) initial option grants to non-employee directors vest in equal monthly installments over the shorter of three years from the date of grant or the period beginning on the date the director is appointed to the Board and ending on the date of the Annual Meeting at which the director is first considered for election by the stockholders, provided that the non-employee director continues to provide services to us and (b) annual grants to non-employee directors comprise options and RSUs, where the options vest in equal monthly installments over one year from the date of grant, and the RSUs vest on the date prior to the Company’s next Annual Meeting. The term of options granted to non-employee directors under the 2018 Plan is 10 years. In the event of a merger of Rigel with or into another corporation or a consolidation, acquisition of assets or other change of control transaction involving us, all stock awards held by each non-employee director whose continuous service has not terminated immediately prior to such change in control will become fully vested and exercisable immediately prior to the effectiveness of such change in control, and with respect to all other directors, each option will either continue in effect, if we are the surviving entity, or, if neither assumed nor substituted, will accelerate and the option will terminate if not exercised prior to the consummation of the transaction. Under our Non-Employee Directors Compensation Policy, each non-employee director who continues to serve as a non-employee director, on the day following each annual meeting, is automatically granted an option to purchase three thousand (3,000) shares of common stock and two thousand five hundred (2,500) RSUs, as well as the cash compensation as provided in the Director Compensation for Fiscal Year 2025 table.

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Plan Benefits
The following table shows, for each of the individuals and the various groups indicated, the number of shares of our common stock underlying awards that have been granted (even if not currently outstanding) under the 2018 Plan since its approval by our stockholders in 2018 and through March 19, 2026.

Number of awards
Name and principal position	granted (#)
Raul R. Rodriguez	1,041,924
President and Chief Executive Officer
Dean L. Schorno	317,186
Executive Vice President and Chief Financial Officer
Raymond J. Furey	130,693
Executive Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary
David A. Santos	223,089
Executive Vice President and Chief Commercial Officer
Lisa Rojkjaer, M.D.	77,493
Executive Vice President and Chief Medical Officer
All current executive officers as a group (5 persons)	1,790,385
All current non-executive directors as a group (7 persons)	221,625
The two nominees standing for re-election as directors:
Alison L. Hannah, M.D.	31,375
Walter H. Moos, Ph.D.	42,500
Each associate of any director, executive officer or nominee (0 persons)	—
Each other person who received or is to receive 5% of awards (0 persons)	—
All employees, including all current non-executive officers, as a group (409 persons)	5,558,037
Stockholders are requested in this Proposal No. 2 to approve the amendment to our 2018 Plan described above. The affirmative vote of the holders of a majority of the shares present online or represented by proxy and entitled to vote on this proposal at the Annual Meeting will be required to approve the amendment to our 2018 Plan. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. The 2018 Plan will not go into effect if our stockholders do not approve the amendment to the 2018 Plan and we will continue to operate the 2018 Plan in accordance with its terms. A copy of the 2018 Plan, as amended to add 500,000 shares, is appended to this proxy statement as Appendix A.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

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PROPOSAL 3
APPROVAL OF AN AMENDMENT TO THE 2000 EMPLOYEE STOCK PURCHASE PLAN
In August 2000, our Board adopted, and our stockholders subsequently approved, Rigel’s 2000 Employee Stock Purchase Plan (the “2000 ESPP”). In February 2014 our Board adopted, and in May 2014 our stockholders approved, an amendment to the 2000 ESPP to increase the number of shares authorized for issuance under the 2000 ESPP by 400,000 shares, among other administrative amendments. Our Compensation Committee further amended the 2000 ESPP in December 2020 to remove the 10-year term limit on the 2000 ESPP. Further, in January 2021, our Compensation Committee adopted, and in May 2021 our stockholders approved, an amendment to the 2000 ESPP to increase the number of shares authorized for issuance under the 2000 ESPP by 550,000 shares, among other administrative amendments.
Our Board adopted, subject to stockholder approval as described in this Proposal No. 3, an amendment to the 2000 ESPP to increase the share reserve by an aggregate of 360,000 shares, among other administrative amendments.
As of March 19, 2026, an aggregate of 1,058,294 shares of our common stock had been purchased under the 2000 ESPP. 96,998 shares of common stock (plus any shares that might in the future be returned to the 2000 ESPP as a result of cancellations or expiration of purchase rights) remained available for future purchase under the 2000 ESPP.
The essential features of the Amended 2000 ESPP are outlined below. The following description of the Amended 2000 ESPP is a summary only and is qualified in its entirety by reference to the complete text of the Amended 2000 ESPP. Stockholders are urged to read the actual text of the Amended 2000 ESPP in its entirety, which is attached to this proxy statement as Appendix B.
Purpose
The purpose of the Amended 2000 ESPP is to provide a means by which employees of Rigel (and any of our affiliates designated by our Board to participate in the Amended 2000 ESPP) may be given an opportunity to purchase our common stock through payroll deductions, to assist Rigel in retaining the services of our employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the success of Rigel. All of our approximately 173 employees, full and part time as of March 19, 2026, are eligible to participate in the Amended 2000 ESPP.
The rights to purchase common stock granted under the Amended 2000 ESPP are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.
Administration
Our Board administers the Amended 2000 ESPP and has the final power to construe and interpret both the Amended 2000 ESPP and the rights granted under it. The Board has the power, subject to the provisions of the Amended 2000 ESPP, to determine when and how rights to purchase Rigel common stock will be granted and the provisions of each offering of such rights (which need not be identical).
Our Board has the power to delegate administration of the Amended 2000 ESPP to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the Amended 2000 ESPP to the Compensation Committee. As used herein with respect to the Amended 2000 ESPP, the “Board” refers to any committee the Board appoints and to the Board.
Stock Subject to Employee Stock Purchase Plan
The 2000 ESPP currently has 96,998 shares of common stock available for future purchases under the 2000 ESPP. Subject to this Proposal No. 3, an additional 360,000 shares of common stock will be made available for

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purchases under the Amended 2000 ESPP. If rights granted under the Amended 2000 ESPP expire, lapse or otherwise terminate without being exercised, the shares of common stock not purchased under such rights again become available for issuance under the Amended 2000 ESPP.
Offerings
The Amended 2000 ESPP is implemented by offerings of rights to all eligible employees from time to time by our Board. The maximum length for an offering under the Amended 2000 ESPP is 27 months. Currently, under the Amended 2000 ESPP, each offering is 24 months long and is divided into four shorter “purchase periods” approximately six months long.
Eligibility
Any person who is customarily employed at least 20 hours per week and five months per calendar year by Rigel (or by any parent or subsidiary of Rigel designated by the Board) on the first day of an offering is eligible to participate in that offering, provided such employee has been continuously employed by Rigel or the designated parent or subsidiary corporation for such period preceding the grant as the Board or committee may require, but in no event will the required period of continuous employment be greater than two years. Officers of Rigel who are “highly compensated” as defined in the Code may be eligible to participate in the offerings, unless the Board provides otherwise.
However, no employee is eligible to participate in the Amended 2000 ESPP if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of Rigel or of any parent or subsidiary of Rigel (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may accrue the right to purchase more than $25,000 worth of common stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of Rigel and our parent and subsidiary corporations in any calendar year. In addition to the preceding limitation, under the current offering, no employee may purchase more than 500 shares of common stock on any purchase date during the offering.
Participation in the Plan
Eligible employees enroll in the Amended 2000 ESPP by delivering to Rigel, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of such employees’ total compensation during the offering.
Purchase Price
The purchase price per share at which shares of common stock are sold in an offering under the Amended 2000 ESPP is the lower of (i) 85% of the fair market value of a share of common stock on first day of the offering and (ii) 85% of the fair market value of a share of common stock on the purchase date, as set by the Board.
Payment of Purchase Price; Payroll Deductions
The purchase price of the shares is accumulated by payroll deductions over the offering. At any time during the offering, a participant may reduce or terminate his or her payroll deductions as the Board provides in the offering. A participant may increase or begin such payroll deductions after the beginning of the offering only as provided for in the offering. All payroll deductions made for a participant are credited to his or her account under the Amended 2000 ESPP and deposited with the general funds of Rigel. A participant may make additional payments into such account only if specifically provided for in the offering and only if the participant has not had the maximum amount withheld during the offering.

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Purchase of Stock
By executing an agreement to participate in the Amended 2000 ESPP, the employee is entitled to purchase shares under the Amended 2000 ESPP. In connection with offerings made under the Amended 2000 ESPP, the Board specifies a maximum number of shares of common stock an employee may be granted the right to purchase and the maximum aggregate number of shares of common stock that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of common stock available, the Board would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee’s participation is discontinued, his or her right to purchase shares is exercised automatically on the purchase date, as set by the Board, at the applicable price. See “Withdrawal” below.
Withdrawal
While each participant in the Amended 2000 ESPP is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to Rigel a notice of withdrawal from the Amended 2000 ESPP. Such withdrawal may be elected at any time during the offering except as provided by the Board in the offering.
Upon any withdrawal from an offering by the employee, Rigel will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of common stock on the employee’s behalf during such offering, and such employee’s interest in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee’s withdrawal from an offering will not have any effect upon such employee’s eligibility to participate in subsequent offerings under the Amended 2000 ESPP.
Termination of Employment
Rights granted pursuant to any offering under the Amended 2000 ESPP terminate immediately upon cessation of an employee’s employment for any reason, and Rigel will distribute to such employee all of his or her accumulated payroll deductions, without interest.
Restrictions on Transfer
Rights granted under the Amended 2000 ESPP are not transferable and may be exercised only by the person to whom such rights are granted. A participant may designate a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Amended 2000 ESPP in the event of such participant’s death after the offering but prior to delivery to the participant of the shares and cash, or who is to receive the cash from the participant’s account in the event of such participant’s death during an offering.
Adjustment Provision
Transactions not involving receipt of consideration by Rigel, such as a reincorporation, combination, reclassification, stock dividend or stock split, may change the type(s), class(es) and number of shares of common stock subject to the Amended 2000 ESPP and to outstanding purchase rights. In that event, the Amended 2000 ESPP will be appropriately adjusted in the type(s), class(es) and maximum number of shares subject to the Amended 2000 ESPP and the outstanding purchase rights granted under the Amended 2000 ESPP will be appropriately adjusted in the type(s), class(es), number of shares and purchase limits of such purchase rights.
Effect of Certain Corporate Transactions
In the event of (i) a dissolution, liquidation or sale of all or substantially all of the securities or assets of Rigel, (ii) a merger or consolidation in which Rigel is not the surviving corporation or (iii) a reverse merger in which Rigel is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, any

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surviving corporation may continue or assume rights outstanding under the Amended 2000 ESPP or may substitute similar rights. If any surviving corporation does not assume such rights or substitute similar rights, then the participants’ accumulated payroll deductions will be used to purchase shares of common stock immediately prior to the corporate transaction under the ongoing offering and the participants’ rights under the ongoing offering will terminate immediately after such purchase.
Duration, Amendment and Termination
Our Board may suspend or terminate the Amended 2000 ESPP at any time.
Our Board may amend the Amended 2000 ESPP at any time. Any amendment of the Amended 2000 ESPP must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (i) increase the number of shares of common stock reserved for issuance under the Amended 2000 ESPP, (ii) modify the requirements relating to eligibility for participation in the Amended 2000 ESPP (to the extent such modification requires stockholder approval in order for the Amended 2000 ESPP to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3 promulgated under the Exchange Act, or “Rule 16b-3”); or (iii) modify the Amended 2000 ESPP in any other way if such modification requires stockholder approval in order for the Amended 2000 ESPP to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3.
Rights granted before amendment or termination of the Amended 2000 ESPP will not be altered or impaired by any amendment or termination of the Amended 2000 ESPP without consent of the employee to whom such rights were granted.
Federal Income Tax Information
Rights granted under the Amended 2000 ESPP are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.
A participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.
If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the purchase price and (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. At present, such capital gains generally are subject to lower tax rates than ordinary income.
If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.
There are no federal income tax consequences to Rigel by reason of the grant or exercise of rights under the Amended 2000 ESPP. Rigel or the affiliate employer is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

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New Plan Benefits
Participation in the Amended 2000 ESPP is voluntary, and each eligible employee will make his or her own decision whether and to what extent to participate in the plan. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the Amended 2000 ESPP.
Plan Benefits
The following table shows, for each of the individuals and the various groups indicated, the number of shares of our common stock underlying awards that have been purchased (even if not currently outstanding) under the Amended 2000 ESPP since its approval by our stockholders in 2000 and through March 19, 2026. Non-employee directors are not, and have never been, eligible to participate in our Amended 2000 ESPP.

Number of awards
Name and principal position	purchased (#)
Raul R. Rodriguez	9,461
President and Chief Executive Officer
Dean L. Schorno	6,889
Executive Vice President and Chief Financial Officer
Raymond J. Furey	2,000
Executive Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary
David A. Santos	4,999
Executive Vice President and Chief Commercial Officer
Lisa Rojkjaer, M.D.	—
Executive Vice President and Chief Medical Officer
All current executive officers as a group (5 persons)	23,349
Each associate of any executive officer (0 persons)	—
Each other person who received or is to receive 5% of awards (0 persons)	—
All employees, including all current and non-executive officers, as a group	1,058,294
Stockholders are requested in this Proposal No. 3 to approve the Amended 2000 ESPP described above. The affirmative vote of the holders of a majority of the shares present online or represented by proxy and entitled to vote on this proposal at the Annual Meeting will be required to approve the Amended 2000 ESPP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. The Amended 2000 ESPP will not go into effect if our stockholders do not approve the Amended 2000 ESPP and we will continue to operate the 2000 ESPP in accordance with its terms.
A copy of the proposed amendment to our Amended 2000 ESPP is appended to this proxy statement as Appendix B.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

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PROPOSAL 4:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
At the 2024 Annual Meeting of Stockholders, our stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the NEOs, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, the Board is again asking the stockholders to approve, on an advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules and we will hold our next advisory “say-on-pay” vote at the 2027 Annual Meeting of Stockholders.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. The compensation of our NEOs subject to the vote is disclosed in the Compensation Discussion and Analysis section, the compensation tables and the related narrative disclosure contained in this proxy statement.
As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe that our compensation policies and decisions are designed to motivate our management team to create long-term value for our stockholders by achieving strategic business objectives while effectively managing the risks and challenges inherent in a commercial stage biotechnology company. Further, we believe that our long-term success depends in large measure on the talents of our employees. Our compensation system plays a significant role in our ability to attract, retain and motivate the highest quality workforce and experienced executives to lead us successfully in a competitive environment. We believe that our current executive compensation program directly links executive compensation to performance, aligning the interests of our executive officers with those of our stockholders. We encourage you to review carefully the “Compensation Discussion and Analysis” section of this proxy statement and the tabular and other disclosures on executive compensation contained in this proxy statement.
Accordingly, our Board is asking our stockholders to indicate their support for the compensation of our NEOs as described in this proxy statement by casting a non-binding advisory vote “For” the following resolution:
“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board or us. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the affirmative vote of the holders of a majority of the shares present online or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

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PROPOSAL 5:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 1998. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or applicable law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the
Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
In connection with the audit of the 2025 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit and interim review services for the Company, which engagement agreement is subject to alternative dispute resolution procedures.
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2025 and 2024 by Ernst & Young LLP (in thousands).

	Fiscal Year Ended December 31,
	2025	2024
Audit fees	$1,820	$1,953
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total fees	$1,820	$1,953
“Audit fees” consist of fees billed for professional services rendered for the audit of our financial statements and review of the interim financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Audit fees in 2025 and 2024 included $190,000 and $165,000, respectively, in fees associated with the set-up of our “at the market” public offering facility.
“Audit-related fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” No such fees were billed during either fiscal year 2025 or 2024.
“Tax fees” include fees for tax compliance, tax planning and tax advice. No tax fees were billed in 2025 or 2024.

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“All other fees” consist of fees for products and services other than the services described above. No such fees were billed during either fiscal year 2025 or 2024.
All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee pre-approves all audit and permissible non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm, or on an individual, explicit case-by-case basis, before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND A VOTE IN FAVOR OF PROPOSAL 5.

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EXECUTIVE COMPENSATION
MANAGEMENT—EXECUTIVE OFFICERS
Set forth below is the name, age, and a brief summary of the business experience of each of our current executive officers.

Name	Age	Position

Raul R. Rodriguez	65	President, Chief Executive Officer and Director
Dean L. Schorno	63	Executive Vice President and Chief Financial Officer
Raymond J. Furey	58	Executive Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary
David A. Santos	63	Executive Vice President and Chief Commercial Officer
Lisa Rojkjaer, M.D.	60	Executive Vice President and Chief Medical Officer
Raul R. Rodriguez’s biography is set forth under the heading “Proposal 1 - Election of Directors” above.
Dean L. Schorno was appointed as Executive Vice President and Chief Financial Officer (CFO) in May 2018. Mr. Schorno joined Rigel from 23andMe, Inc., a consumer genetics and research company, where he had been CFO since 2015. Before joining 23andMe, Mr. Schorno was CFO of Adaptive Biotechnologies (Seattle, WA) and Genomic Health (Redwood City, CA). During this time, he led financial operations through periods of significant business and commercial growth which included significant financing and commercial transaction activity. Mr. Schorno began his career in finance at an international accounting firm in San Francisco, CA before starting his own consultancy in 1991. A certified public accountant, Mr. Schorno is a graduate of the University of California, Berkeley (BS, Business Administration) and Golden Gate University (MS, Taxation).
Raymond J. Furey was appointed Executive Vice President, General Counsel and Corporate Secretary in December 2022, and Executive Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary in August 2023. In his prior positions, Mr. Furey oversaw various companies’ legal affairs and managed their in-house legal teams. Mr. Furey joined Rigel from Turning Point Therapeutics, where he held the role of Senior Vice President, Chief Compliance Officer from March 2021 to August 2022 and served as Interim General Counsel in 2022. Prior to joining Turning Point Therapeutics, Mr. Furey held various positions including Chief Operating Officer at Ara Pharmaceuticals from September 2020 to March 2021. Prior to that, he was Senior Vice President and Chief Compliance Officer at Portola Pharmaceuticals from August 2017 to September 2020. He has held other senior level positions at Mallinckrodt Pharmaceuticals and Questor Pharmaceuticals. Additionally, Mr. Furey held the position of Corporate Compliance Officer at OSI Pharmaceuticals, and various other positions at Genentech. He holds a bachelor’s degree from Trinity College in Dublin, Ireland, an MBA from San Francisco State University, and a J.D. from Fordham University School of Law.
David A. Santos was appointed Executive Vice President and Chief Commercial Officer in August 2020. Mr. Santos joined Rigel from Jazz Pharmaceuticals, where he held the role of hematology/oncology business unit head, responsible for leading U.S. commercialization of the oncology portfolio from January 2016 to July 2020. During his tenure at Jazz, he successfully grew the business unit through three launches to eventually have four promoted products in the leukemia, transplant and lung cancer markets. Prior to joining Jazz, from January 2014 to May 2015, Mr. Santos served as Vice President of sales and marketing for Medivation (now Pfizer), responsible for commercializing Xtandi for metastatic prostate cancer, and Vice President, kinase inhibitor franchise for Onyx (now Amgen), responsible for leading sales and marketing efforts with Nexavar and Stivarga. Before his work at Onyx, Mr. Santos served for nearly 9 years in roles of increasing responsibility at Genentech, Inc., where he launched and held key commercial leadership roles on several successful brands, including Avastin, Herceptin and Tarceva. Mr. Santos also held marketing and sales roles at Lilly Oncology and Bristol-Myers Squibb, where he started his pharmaceutical sales career. He received his BS in chemistry from St. Louis University.

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Lisa Rojkjaer, M.D. was appointed Executive Vice President and Chief Medical Officer in March 2024. Prior to joining Rigel, Dr. Rojkjaer held several leadership positions in clinical development and medical affairs at biotechnology and global pharmaceutical companies, having most recently served as Chief Medical Officer of Sangamo Therapeutics. Prior to Sangamo, she held the role of Chief Medical Officer at both Viracta Therapeutics and Nordic Nanovector, where she led clinical and regulatory strategies across a broad range of hematology and oncology programs. Dr. Rojkjaer also served as Global Clinical Program Head at Novartis Pharmaceuticals where she led development and supported the regulatory approval of Rydapt, a multikinase inhibitor for the treatment of FLT3 mutation-positive acute myeloid leukemia (AML). Other previous roles include Chief Medical Officer at Molecular Partners, Vice President, Head of Clinical Development at MorphoSys AG, and Director of Clinical Development and Head, Global Medical Affairs, Biopharmaceuticals at Novo Nordisk. Dr. Rojkjaer holds a Doctor of Medicine degree from the University of Toronto, where she also completed her internal medicine and hematology fellowships.
Our executive officers are appointed by our Board and serve until their successors are elected or appointed. There are no family relationships among any of our directors or executive officers.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
As of January 31, 2026, stock options and RSUs covering an aggregate of 4,109,126 shares of common stock were outstanding under the 2018 Plan and the Inducement Plan (3,541,354 under the 2018 Plan, and 567,772 under the Inducement Plan) and 1,396,125 shares of common stock (plus any shares that might in the future be returned to the 2018 Plan as a result of the repurchase of shares or the cancellation or expiration of options) remained available for future grant under the 2018 Plan (1,396,125 shares under the 2018 Plan and 0 shares under the Inducement Plan). The weighted average exercise price of all stock options and RSUs outstanding as of January 31, 2026 was approximately $19.59 ($19.85 for shares under the 2018 Plan and $18.02 for shares under the Inducement Plan), and the weighted average remaining term of such options and RSUs was approximately 5.04 years (4.78 years under the 2018 Plan and 6.65 years under the Inducement Plan). Except as set forth above, as of January 31, 2026, there were no shares of common stock that were subject to issuance upon the exercise of outstanding non-compensatory warrants and no other shares were subject to issuance upon the conversion of any convertible securities. A total of 18,480,019 shares of common stock were outstanding as of the Record Date.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,632,989	$19.97	1,489,730	(1)
Equity compensation plans not approved by security holders	528,066	$17.33	41,330	(2)
Total	4,161,055	$19.64	1,531,060
(1)Represents shares of stock authorized for future issuance under 2018 Plan of 1,392,732 shares, and common stock authorized for future issuance under the Amended 2000 ESPP of 96,998 shares.
(2)Represents shares of stock authorized for future issuance under the Inducement Plan.

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SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of January 31, 2026 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock. Unless otherwise indicated, the address for each beneficial owner listed below is: c/o Rigel Pharmaceuticals, Inc., 611 Gateway Boulevard, Suite 900, South San Francisco, CA 94080.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Five percent stockholders
BlackRock, Inc.(2)	1,381,983	7.54%
50 Hudson Yards
New York, NY 10001
State Street Corporation(3)	1,091,223	5.95%
One Congress Street, Suite 1
Boston MA 02114
Directors and NEOs
Walter H. Moos, Ph.D.(4)	50,222	*
Gregg A. Lapointe(5)	49,000	*
Jane Wasman, J.D.(6)	41,875	*
Alison L. Hannah, M.D.(7)	30,875	*
Kamil Ali-Jackson, Esq.(8)	32,125	*
Mark W. Frohlich, M.D.(9)	8,038	*
Michael P. Miller10)	562	*
Raul R. Rodriguez(11)	1,094,485	5.97%
Dean L. Schorno(12)	258,678	*
Raymond J. Furey(13)	114,367	*
David A. Santos(14)	187,172	*
Lisa Rojkjaer, M.D.(15)	51,603	*
All executive officers and directors as a group (12 persons)(16)	1,919,002	10.47%
*Less than one percent.
(1)This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 18,329,682 shares of the common stock of the Company outstanding on January 31, 2026, adjusted as required by rules.
(2)BlackRock, Inc. possesses sole voting power over 1,368,575 shares, shared voting power over 0 shares, sole dispositive power over 1,381,983 shares and shared dispositive power of 0 shares.
(3)State Street Corporation possesses sole voting power over 0 shares, shared voting power over 1,064,192 shares, sole dispositive power over 0 shares and shared dispositive power of 1,091,223 shares.
(4)Includes 37,500 shares subject to stock options that are exercisable within 60 days of January 31, 2026.
(5)Includes 36,500 shares subject to stock options that are exercisable within 60 days of January 31, 2026.

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(6)Includes 29,375 shares subject to stock options that are exercisable within 60 days of January 31, 2026.
(7)Includes 20,250 shares subject to stock options that are exercisable within 60 days of January 31, 2026.
(8)Includes 22,750 shares subject to stock options that are exercisable within 60 days of January 31, 2026.
(9)Includes 6,788 shares subject to stock options that are exercisable within 60 days of January 31, 2026.
(10)Includes 375 shares subject to stock options that are exercisable within 60 days of January 31, 2026.
(11)Includes 844,666 shares subject to stock options that are exercisable within 60 days of January 31, 2026.
(12)Includes 193,943 shares subject to stock options that are exercisable within 60 days of January 31, 2026.
(13)Includes 74,537 shares subject to stock options that are exercisable within 60 days of January 31, 2026.
(14)Includes 134,468 shares subject to stock options that are exercisable within 60 days of January 31, 2026.
(15)Includes 31,886 shares subject to stock options that are exercisable within 60 days of January 31, 2026.
(16)Includes shares owned by and granted to executive officers and directors, of which 1,433,038 shares are subject to stock options that are exercisable within 60 days of January 31, 2026, as described in the notes above.

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COMPENSATION DISCUSSION AND ANALYSIS
This section explains our executive compensation program and philosophy, our compensation-setting process, our executive compensation program components, and the decisions made in 2025 with respect to the compensation of each of the following executive officers, who are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our NEOs:

Raul R. Rodriguez President and Chief Executive Officer	Dean L. Schorno Executive Vice President and Chief Financial Officer	Raymond J. Furey Executive Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary	David A. Santos Executive Vice President and Chief Commercial Officer	Lisa Rojkjaer M.D. Executive Vice President and Chief Medical Officer
2025 Business Highlights
From a business perspective, 2025 was a year of significant accomplishments for Rigel. We continued to focus on commercial expansion and execution, achieving record net product sales of $232.0 million, an increase of 60% compared to 2024. Coupled with our commitment to financial discipline, we generated full-year net income of $367.0 million, which included approximately $245.9 million of non-cash deferred income tax benefit due to the release of valuation allowance on deferred tax assets in the fourth quarter and $40.0 million of non-cash revenue due to the release of cost share liability with Eli Lilly and Company (Lilly) in the second quarter. In addition, our cash balance increased by $77.6 million to $155.0 million at the end of 2025.
Since the beginning of 2025, our strategic, clinical, and commercial efforts have yielded the following significant events:
•In January 2025, R289, our novel and selective dual IRAK1/4 inhibitor, was granted Orphan Drug designation by the FDA for the treatment of myelodysplastic syndromes. R289 was previously granted Fast Track designation by the FDA for the treatment of patients with previously-treated transfusion dependent lower-risk myelodysplastic syndrome (MDS) in November 2024.
•Also in January 2025, our partner Kissei Pharmaceutical Co., Ltd. (Kissei) announced that The Korean Ministry of Food and Drug Safety approved TAVALISSE for the treatment of thrombocytopenia in adult patients with chronic idiopathic thrombocytopenic purpura who have had an insufficient response to a previous treatment. In the first quarter of 2025, we recognized a $3.0 million regulatory milestone earned from Kissei in connection with the approval.
•Also as of January 2025, the four studies evaluating olutasidenib in AML and other hematologic cancers that were included in the strategic development alliance with The University of Texas MD Anderson Cancer Center (MDACC) were open for enrollment.
•In March 2025, we announced that we entered into a settlement agreement with Annora Pharma Private Ltd., Hetero Labs Ltd., and Hetero USA, Inc. (collectively "Annora") resolving patent litigation related to TAVALISSE. The litigation resulted from submission by Annora of an Abbreviated New Drug Application to the FDA seeking approval to market a generic version of TAVALISSE in the United States. Under the terms of the settlement agreement, Annora will have a license to sell its generic product in second quarter of 2032 or earlier under certain circumstances. In accordance with the agreement, the parties terminated all ongoing litigation between us and Annora regarding TAVALISSE patents pending in New Jersey.

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•In April 2025, we notified Lilly that we would not exercise our opt-in right related to the development and commercialization of ocadusertib (previously R552) for the treatment of non-central nervous system diseases. As a result of this notification, in the second quarter of 2025, we recognized approximately $40.0 million in non-cash revenue resulting from the release of the remaining cost share liability on the balance sheet. Per the agreement with Lilly, we continue to be entitled to receive milestone and tiered royalty payments on future net sales of ocadusertib.
•In May 2025, we presented four posters at the 2025 American Society of Clinical Oncology (ASCO) Annual Meeting and three posters at the European Hematology Association (EHA) 2025 Congress. Presentations included the final data from the GAVRETO (pralsetinib) Phase 1/2 ARROW study in rearranged during transfection (RET) fusion-positive non-small cell lung cancer (NSCLC) and other solid tumors, and supportive data for REZLIDHIA (olutasidenib) in patients with mutated isocitrate dehydrogenase-1 (mIDH1) relapsed or refractory (R/R) AML.
•In July 2025, enrollment in the dose escalation phase of the ongoing Phase 1b study evaluating the safety, tolerability, pharmacokinetics, and preliminary efficacy of R289 in patients with R/R lower-risk MDS was completed.
•Also in July 2025, Kissei announced that its licensing partner, JW Pharmaceutical Corporation, commercially launched TAVALISSE in South Korea.
•In September 2025, the fifth study under our strategic alliance with MDACC opened for enrollment. This Phase 2 multi-arm, multi-center, open-label, non-randomized clinical study will evaluate olutasidenib in combination with co-targeted therapies in patients with R/R isocitrate dehydrogenase-1 (IDH1)-mutated myeloid malignancies harboring activated signaling pathway mutations.
•In October 2025, we announced the first patient was enrolled in the dose expansion phase of our Phase 1b study of R289 in patients with lower-risk MDS, where up to 40 patients will be randomized to either 500 mg once daily (QD) or 500 mg twice daily (BID) to determine the recommended Phase 2 dose for future clinical trials.
•Also in October 2025, the first patient was enrolled in Rigel and Collaborative Network for Neuro-Oncology Clinical Trials (CONNECT)'s Phase 2 TarGeT-D study evaluating olutasidenib in combination with temozolomide, followed by olutasidenib monotherapy as a maintenance regimen for newly-diagnosed adolescent and young adult patients (ages 12 to 39 years) with a high-grade glioma harboring an IDH1 mutation. Rigel announced a collaboration with CONNECT, an international collaborative network of pediatric cancer centers, in 2024.
•In November 2025, the final five-year data from the pivotal cohort of the Phase 2 registrational trial evaluating olutasidenib for the treatment of patients with R/R mIDH1 AML was published in the Journal of Hematology & Oncology.
•In December 2025, updated data from the dose escalation phase of the ongoing Phase 1b clinical study of R289 was presented in an oral session at the 2025 American Society of Hematology (ASH) Annual Meeting and Exposition in December. R289 continues to be generally well tolerated and at doses of ≥500 mg QD preliminary efficacy was observed in an elderly, heavily pretreated lower-risk MDS patients. Red blood cell transfusion independence (RBC-TI) (RBC-TI ≥8 weeks) was achieved by 33% (6/18) of evaluable transfusion dependent patients receiving R289 doses of at least 500 mg QD and higher.
•Also in December 2025, four posters were presented on olutasidenib at the ASH Annual Meeting, which included data that add to the growing body of evidence supporting the benefits of its use in patients with R/R/R mIDH1 AML.
•Also in December 2025, the FDA notified us of the approval of a Prior Approval supplemental New Drug Application for GAVRETO, which updated the U.S. Prescribing Information to add a boxed warning regarding serious infections, including opportunistic infections. We previously communicated this risk information to healthcare providers via a Dear Healthcare Provider letter in October 2024. The FDA also

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notified Rigel that it has met its postmarketing commitment for GAVRETO from its September 2020 accelerated approval to submit the final report for the AcceleRET-Lung study. In October 2023, the FDA granted full approval to GAVRETO for adult patients with metastatic RET fusion-positive NSCLC.
2025 Pay-for-Performance Alignment Overview
•Record net product sales growth of 60%
•Positive adjusted EBITDA and significant cash increase
•Performance-based bonuses paid at 124% of target based on predefined metrics
•Performance-based equity vested only upon achievement of objective net sales milestones
•Majority of target compensation was at-risk (83% Chief Executive Officer / 71% other NEOs)
Overview of Executive Compensation Program and Objectives
Our executive officer compensation program is grounded in a pay-for-performance philosophy and is intended to meet three principal objectives:
•Attract and retain key executive leaders with proven track records in their areas of expertise;
•Motivate our management team to create long-term value for our stockholders by tying a significant portion of executive compensation to company performance goals (including goals relating to the achievement of strategic business objectives, product development, financial performance, and cash position); and
•Effectively manage the risks and challenges inherent in a commercial stage biotechnology company.
Based on this philosophy, our performance-driven compensation program consists of three principal pay elements as outlined in the table below:

PAY ELEMENTS
	Base Salary	Annual Cash Incentive Awards	Equity Awards
			Time Based	Performance Based
Who Receives	NEOs
When Granted	Annually
Form of Delivery	Cash		Stock Options and RSUs	Stock Options
Type of Performance	Short-term emphasis		Long-term emphasis
Performance Period	1 year		3-year time-based vesting	Performance-based vesting (target <5 years)
Purpose and Value	To provide a competitive level of regular income	Alignment of annual corporate goals (described below) with individual NEO achievement	For stock options and RSUs, value is variable, based upon stock price appreciation between grant and exercise, or over the vesting period, respectively, as well as attainment of corporate performance goals (in the case of the performance-based stock options)

Equity is intended to align NEOs interests with those of our shareholders, and support long-term company objectives. Additionally, performance-based equity provides value only if goals are achieved, thereby aligning executive pay with Company performance

Performance Measures and How Payouts are Determined	Compensation Committee sets NEO base salaries based on peer data and individual quantitative and qualitative factors	Level of achievement of annual corporate goals, and individual performance (for non-CEO NEOs) as determined by the Compensation Committee in its discretion and ratified by the Board	Time-based award determination based on peer data and individual quantitative and qualitative factors balancing total potential compensation levels

Performance-based award opportunity set based on peer data and individual quantitative and qualitative factors balancing total potential compensation levels, performance goals determined based on objectives approved by the Compensation Committee, which for 2025 grants generally related to regulatory approvals, progress of certain clinical trials, and commercial milestones, with achievement of those objectives certified by the Compensation Committee

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Compensation Mix
Our Compensation Committee has determined that three principal components, a Base Salary, an Annual Bonus, and a Stock-Based Component, with a substantial portion of total compensation allocated to “at-risk” incentives through the use of annual and long-term incentive compensation, best align the interests of our executive officers with those of our stockholders. A significant majority of executive compensation is variable and contingent on Company performance. As illustrated in the charts below, for 2025, approximately 83% of the target compensation of our President and Chief Executive Officer, and 71% of our Non-CEO NEOs’ (as a group), was variable and is realized only if the applicable performance goals are met and/or based upon our stock price:
Our Executive Compensation Practices
Our Compensation Committee reviews the Company’s executive compensation program on at least an annual basis to evaluate whether it supports the Company’s executive compensation philosophy and objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which he Compensation Committee believes reinforces our executive compensation objectives:

Our Executive Compensation Practices
	What We Do		What We Don’t Do
✔	Compensation Committee consists solely of independent directors	✘ ✘	No material perquisites No excessive severance benefits
✔	Significant portion of target annual compensation delivered in the form of variable compensation tied to Company performance	✘ ✘	No hedging or other forms of speculative transactions by employees or directors No dividends or dividend equivalents on unearned equity awards
✔	Long-term objectives aligned with the creation of stockholder value	✘ ✘	No change-in-control related tax gross-ups No service-based defined benefit pension plan
✔	Total target compensation aligned to competitive market and relevant peer group	✘	No repricing of stock options without stockholder approval
✔	Use of independent compensation consultant reporting directly to the Compensation Committee and providing no other services to the Company	✘	No granting of discounted stock options
✔	Double-trigger vesting for equity awards in the event of a change in control
✔	Beginning in 2026, all performance-based equity awards have a minimum vesting period of one year
✔	Beginning in 2026, the award of performance-based RSUs tied to multi-year financial and clinical milestones
✔	Annual say-on-pay vote

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2025 Say-on-Pay Vote
Our Compensation Committee values the opinions of our stockholders and considers the outcome of each non-binding advisory stockholder vote on our compensation program for our NEOs, commonly referred to as a “say-on-pay” vote, when we make compensation decisions for the members of our executive team, including the NEOs.
Stockholder support for our say-on-pay votes has historically been strong, with an average approval rate of over 85.6% of the votes cast (excluding broker non-votes) over the last ten years. As part of its review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 86% of the votes cast (excluding abstentions and broker non-votes) for the Company’s say-on-pay vote at our 2025 Annual Meeting of Stockholders. The Compensation Committee and the Company’s management recognize the importance of our stockholders’ opinions and conduct outreach to provide opportunities for feedback and learning. As part of our regular shareholder outreach, we contacted nineteen of our thirty largest stockholders, representing approximately 58% of our outstanding shares, specifically to solicit feedback regarding our compensation program. Of these, three of our stockholders agreed to meet with us. We conducted these meetings by video-conference, and our team at these meetings included the Chair of our Compensation Committee, our General Counsel, and our Senior Vice-President of Human Resources who manages operations of our compensation program.

We received largely positive feedback, and several constructive suggestions, which are summarized in the table below, along with the responsive action we have taken:

Shareholder Outreach
Feedback		Action
•Provide additional disclosures about stockholder outreach	✔	Enhanced descriptions of outreach meetings and participants
•Provide additional disclosures about long-term incentive compensation program, particularly our PSO program	✔	Maintained table of relevant stockholder feedback and responsive actions
•Emphasis on our ESG report	✔	Maintained table of performance stock option performance criteria and achievement, see below
•Supportive of burn rate less than benchmark	✔	Provided further detail regarding the terms of the performance stock option, including the term and performance period
	✔	Continued careful stewardship of our Equity Plans, including burn rate

Overall, based on the feedback provided by our stockholders, the Compensation Committee determined that the Company’s executive compensation philosophy, objectives, and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to the 2025 say-on-pay vote other than the enhancements to disclosures, as described above.
How We Make Executive Compensation Decisions
Role of Our Compensation Committee
Our Compensation Committee reviews and approves our executive compensation philosophy, objectives and methods, evaluates our performance and the performance of our executive officers, and either approves executive compensation or makes recommendations for ratification by our independent Board members. The members of our Compensation Committee are appointed by our Board, and each member is an independent director (as “independence” is currently defined in Rule 5605(a)(2) of the Nasdaq listing rules). In 2025, the members of our Compensation Committee were Dr. Moos, Ms. Ali-Jackson, and Mr. Lapointe.

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Our Compensation Committee typically meets at least quarterly, and with greater frequency, if necessary, to evaluate the performance of our executive officers and the impact that performance had on the achievement of our corporate strategies, business objectives, and the long-term interests of our stockholders by:
•carefully reviewing our corporate objectives identified by our senior management and directors;
•updating, from time to time, our compensation and benefit plan policies;
•receiving updates on the various compensation options, emerging topics and best practices, and customizing those compensation options to our business goals and objectives; and
•either approving executive compensation and other terms of employment or taking its recommendations to the independent members of the Board for approval.
Role of Management in Executive Compensation
For executive compensation decisions, our Compensation Committee considers the recommendations of our President and CEO, Raul R. Rodriguez (except with respect to decisions regarding Mr. Rodriguez’s own compensation). Mr. Rodriguez annually leads the development of our corporate objectives and goals, which are typically reviewed by our Compensation Committee and Board regularly in their development, and approved in final form by our Compensation Committee, and subsequently ratified by the Board. Alternatively, our Compensation Committee may set the corporate objectives and goals pursuant to the powers delegated under the charter of our Compensation Committee. Mr. Rodriguez provided the Company’s business and operations perspective for our Compensation Committee’s final review of progress made on the goals set for 2025. Our SVP, Human Resources also provides our Compensation Committee with general and company-specific information regarding compensation matters, as well as updates on compensation of our peer companies, as public information becomes available, if requested by the Compensation Committee.
Guidance from Independent Compensation Consultant
The Compensation Committee retained the services of Pearl Meyer as its independent compensation consultant. References in this disclosure to “Compensation Consultant” refer to Pearl Meyer. With respect to 2025 executive compensation, the Compensation Consultant analyzed our executive officers’ compensation against the compensation of executive officers at comparable companies to evaluate whether our compensation was competitive with our peers, with the goal of retaining and adequately motivating our senior management and made recommendations regarding our executive compensation program. The Compensation Consultant was invited to attend certain Compensation Committee meetings during 2025 during which they presented and discussed their analysis and findings. Other than services provided to the Compensation Committee, the Compensation Consultant did not provide any services to the Company with respect to 2025. The Compensation Committee reviewed the independence of the Compensation Consultant under Nasdaq and SEC rules and concluded that the work of the Compensation Consultant has not raised any conflict of interest.
Competitive Market Review and Benchmarking
When considering compensation decisions, our Compensation Committee reviews the compensation of similarly-situated executive officers at companies that we consider to be our peers, when such information is available and determined to be meaningful, taking into consideration the experience, position, and functional role, level of responsibility and uniqueness of applicable skills of both our executive officers and those of our peers, and the demand and competitiveness for attracting and retaining an individual with each executive officer’s specific expertise and experience in the biotechnology industry. To identify this peer group of companies, the Compensation Committee engaged the Compensation Consultant, which considered factors such as industry, geography, product and commercial development stage, number of employees, market capitalization, and revenue. The peer group aims to reflect commercial-stage (or near) biotechnology companies of generally comparable revenue scale, market capitalization, and pipeline maturity. Based on that review, the companies set forth below were used by our Compensation Committee as our peer group for evaluating 2025 compensation decisions. In comparison to the peer group from last year, the following changes were made: (i) the removal of Paratek Pharmaceuticals, Atara Biotherapeutics, Gritstone Bio, ADMA Biologics, MannKind Corporation and Mirum Pharmaceuticals, and (ii) the addition of 2seventy bio, Akebia Therapeutics,

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Coherus BioSciences, Theravance Biopharma, Travere Therapeutics and Xeris Biopharma. These changes were made in order to account for acquisitions, size or business differences.

2025 Compensation Peer Group

•2seventy bio •Agenus Inc. •Akebia Therapeutics Inc. •Arcturus Therapeutics Holdings Inc. •Assertio Holdings, Inc. •Coherus BioSciences, Inc.	•Esperion Therapeutics, Inc. •Heron Therapeutics, Inc. •Karyopharm Therapeutics Inc. •MacroGenics, Inc. •Nektar Therapeutics •Omeros Corporation •Puma Biotechnology, Inc.	•Sangamo Therapeutics, Inc. •Theravance Biopharma, Inc. •Travere Therapeutics, Inc. •UroGen Pharma Ltd. •Xeris Biopharma Holdings, Inc.
What We Pay and Why
2025 Executive Compensation Decisions
Consistent with our executive compensation philosophy and program objectives, in determining the 2025 target compensation levels and mixture of compensation elements for each NEO, the Compensation Committee and Mr. Rodriguez (other than with respect to his own compensation) considered, as applicable, Company performance, individual performance, position and level of responsibility, market demand and retention considerations, the competitive market as reflected in our peer group, and the Company’s financial, strategic, and operational goals. We believe that our 2025 executive compensation program was reasonable and consistent with our financial performance, the individual performance of each of our NEOs, and the overall achievement of the goals that we believe create and enhance stockholder value.
Base Salary
When establishing base salaries for executives, the Compensation Committee primarily considers the base salaries of similarly-situated executive officers in the Company’s peer group. In 2025, the Compensation Committee also considered a number of additional factors, including the executive’s experience, position, level of responsibility, level of unique skills, and market demand for similar individuals with such NEO’s specific expertise and experience in the biotechnology industry, as well as the officer’s individual performance and contribution to corporate performance goals. The table below sets forth the 2025 and 2024 annual base salary levels for each of our NEOs, as well as the percentage increase from 2024 to 2025:

NEO	2024 Base Salary ($)	2025 Base Salary ($)	% Increase
Raul R. Rodriguez	757,000	787,405	4.0%
Dean L. Schorno	495,140	514,950	4.0%
Raymond J. Furey	462,000	480,480	4.0%
David A. Santos	496,080	515,920	4.0%
Lisa Rojkjaer, M.D.	495,000	517,280	4.5%

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Short-Term Incentive Compensation
Each year, the Compensation Committee establishes an annual cash incentive plan, providing target bonus payouts based on a percentage of the applicable individual’s base salary. In 2025, we provided our NEOs with the opportunity to earn short-term incentive compensation under the 2025 Cash Incentive Plan (the “2025 Cash Plan”).
Under the 2025 Cash Plan, cash bonuses become payable based upon the achievement of corporate goals and a review of personal performance, with performance determinations made at the discretion of the Compensation Committee. For each participant in the 2025 Cash Plan, the corporate performance goals related to the Company’s financial and operational performance. The corporate goals established under the 2025 Cash Plan reflect the Company’s continued belief that executive compensation should be tied to goals related to net sales growth, clinical development, and regulatory development with respect to current or potential product candidates, business development, expense management, cash position, and our pipeline of potential product candidates, which goals are designed to support stockholder value creation, taking into account the volatile nature of the Company’s industry. The annual corporate goals that comprised the 2025 Cash Plan were reviewed by our Compensation Committee and Board regularly in their development, and approved in final form by our Compensation Committee, and subsequently ratified by the Board. The goals included in the 2025 Cash Plan were designed by the Compensation Committee and Board to be challenging, but attainable with strong management performance. The sales target required double-digit growth across all commercial products and assumed continued competitive pressures in key markets. The adjusted EBITDA target assumed disciplined expense control despite increased clinical investment. The 2025 goal weighting shifted emphasis from near-term financial and sales performance toward pipeline advancement and long-term growth. This reflected strong 2024 performance, which established a solid commercial and financial foundation and enabled greater focus on future value creation. As a result, pipeline goals were increased while sales and financial weightings were modestly reduced to better align with the Company’s strategic priorities.

The 2025 Cash Plan provides the Compensation Committee and the Board with the discretion to adjust the actual bonus that an executive officer would be eligible to receive under the plan from 0% to 200% of the executive’s “Target Bonus (%)” shown in the “Named Executive Officer” table below. Pursuant to its discretionary authority, our Compensation Committee also considered other Company and individual performance goals, current economic conditions, and the performance by each NEO when evaluating whether and to what extent to award bonuses. For 2025, the CEO’s bonus was based 100% on corporate goal achievement; and, for non-CEO NEOs, their bonuses were weighted 70% based on corporate goal achievement and 30% based on individual performance.
Our Compensation Committee uses a threshold of “40% completion of aggregate corporate goals” to determine whether any bonuses should be received by the NEOs. Eligibility for this bonus, and the amount of the actual bonus, are not guaranteed, and are reviewed and determined for each executive annually by the Compensation Committee. Generally, in order to be eligible to receive the maximum bonus payout, the Company’s performance must not only exceed the targets established by our Compensation Committee, but the individual’s contribution to that achievement must also exceed the contribution expected of that individual in the course of performing their duties at the level expected of someone in that individual’s position. The table below sets forth each of the corporate goals established under the 2025 Cash Plan, as well as the weight given to each such goal and the percentage attainment of that goal as determined and approved by the Compensation Committee and subsequently ratified by the Board:

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2025 Corporate Goals	Target Weighting	Percent Attainment of Overall Target Bonus

Grow US sales:	35%	53%
1)Achieve combined US net product sales of more than $193 million.
US Sales Growth Goal: There was substantial achievement of the commercial sales goal with the Company achieving combined US net product sales of $232.0 million in 2025. In 2025, TAVALISSE net product sales of $158.8 represented a 52% increase compared to $104.8 in 2024. GAVRETO became commercially available from Rigel in June 2024, and net product sales recognized in 2025 were $42.1 million compared to $17.1 million in 2024. In 2025, REZLIDHIA net product sales of $31.0 million represented a 35% increase compared to $23.0 million in the full year 2024. Overall, these sales were above our target goal, and the percentage attainment of the overall target bonus was increased.

Expand Pipeline:	40%	36%
1)Advance R289 by completing Phase 1b clinical milestones, aligning on next regulatory development steps and progressing into the dose expansion portion of the study.
2)Initiate development of olutasidenib in an additional indication.
3)Select additional indication or new line of therapy for R289 or olutasidenib.
4)Execute on preclinical development plan for one of our pre-development molecules.
5)Business development goal.

Pipeline Expansion Goal: Pipeline expansion accomplishments are evaluated collectively for target achievement purposes. In 2025, the Company achieved several milestones related to its ongoing Phase 1b clinical study of R289 in patients with lower-risk MDS. Enrollment was completed in the dose escalation part of the study in July. Following engagement with the FDA, the Company activated the dose expansion part of the study and announced the first patient was enrolled in October. Updated data from the dose escalation part of the study was presented in an oral session at the ASH Annual Meeting in December. The Company continued to evaluate olutasidenib in additional settings but did not meet the development goal. The Company also advanced efforts for assets in clinical development and earlier-stage assets, and began evaluating potential opportunities for R289 in other indications. In addition, the Company evaluated potential business development opportunities throughout the year. Collectively, these activities reflect meaningful pipeline advancement across clinical and preclinical stages, though overall performance under this metric was assessed as partially achieving the targeted objective and the Compensation Committee reflected that determination in its overall corporate performance certification.

Financial:	25%	35%
1)Maintain operating expenses within budget
2)Achieve financial goal of positive adjusted EBITDA
Financial Goal: By managing expenses and leveraging efficiencies, we maintained operating expenses and cash balance within budget, resulting in overachievement of the goal for this metric. For the full year 2025, total costs and expenses were $168.8 million, compared to $155.1 million for the full year 2024. As of December 31, 2025, Rigel had cash, cash equivalents and short-term investments of $155.0 million, compared to $77.3 million as of December 31, 2024. For the full year 2025, Rigel reported net income of $367.0 million, this includes non-cash income tax benefit of $245.9 million due to the release of valuation allowance on deferred tax assets and a $40.0 million non-cash revenue due to the release of cost share liability with Lilly. Non-cash tax and accounting impacts did not affect bonus metric calculations. Overall, Rigel overachieved our financial goal of positive adjusted EBITDA.

Total (as a % of Target Bonus)	100%	124%

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In order to determine the overall attainment percentage under the 2025 Cash Plan, our CEO, along with the Company’s management, reviews and assesses performance against the goals specified above, makes recommendations to the Compensation Committee based on that assessment. The Compensation Committee reviews this feedback, and the percentage attainment of each goal is determined and approved by the Compensation Committee along with the final payouts under the 2025 Cash Plan, with the corporate goal achievement and payouts subsequently ratified by the Board.
In 2025, we achieved and exceeded all of our sales and financial goals. Sales were above the targeted goal, operating expenses and adjusted EBITDA performance also exceeded targeted goals. Performance against the pipeline goals was strong overall, but fell slightly short of targeted performance. The Compensation Committee and the Board agreed that these levels of achievement appropriately exceeded the 100% target payout level and supported a payout equal to 124% of target with respect to the corporate performance goals.
The CEO reviews and assesses the individual performance of each of the other NEOs to determine the level of their achievement of personal goals for their specific role. These specific goals are generally aligned in part with the annual corporate goals and also include management of their individual departments and achievements specific to their functional area of responsibility. The CEO makes recommendations to the Compensation Committee based on that assessment. The Compensation Committee reviews this feedback, and the percentage attainment of each NEO's individual performance metric is determined and approved by the Compensation Committee.
The table below sets forth the target bonus opportunities for each of the NEOs (each expressed as a percentage of base salary and in dollars), as well as the actual bonus payment amount with respect to 2025 performance:

Named Executive Officer	Target Bonus (%)(1)	Target Bonus ($)	Individual Performance (30% of total) (%)	Corporate Bonus Achievement (70% of total) (%)	Actual Payment ($)
Raul R. Rodriguez	65%	511,550	(2)	124%	634,649
Dean L. Schorno	50%	257,475	100%	124%	300,732
Raymond J. Furey	50%	240,240	110%	124%	287,839
David A. Santos	50%	257,960	110%	124%	308,830
Lisa Rojkjaer, M.D.	50%	258,640	90%	124%	294,340
(1)Target bonus opportunity percentage for each of the NEOs, other than Mr. Rodriguez, was unchanged in 2025 as compared to 2024. Mr. Rodriguez’s target bonus was increased based on the Compensation Committee’s review of the competitive market.
(2)CEO bonus is based 100% on corporate goal achievement.
Long-Term Incentive Compensation
For 2025, the Company provided long-term incentive compensation to its NEOs in the form of stock options (both time-based and performance-based) and RSU awards, which awards are designed to align a component of our executive compensation program with the interests of our stockholders to create long-term value in the Company, as demonstrated through stock price performance. The 2025 equity awards were granted under the 2018 Plan.
In January 2025, the Compensation Committee determined the number of equity awards to be granted to each NEO based upon each such executive’s individual contributions and past performance, vesting status of options already held by the executive, position with the Company, and comparison to the equity awards granted to the corresponding executives of our peer companies, as well as our performance during the preceding year. In January 2025, after consideration of these factors, the Compensation Committee approved the grant of stock options and RSU awards to each of the NEOs, as set forth in the table below. The increase in 2025 grant date fair value compared to 2024 reflects the Company’s positioning of equity awards closer in line with the competitive market to remain competitive and support retention. It also reflects the shift in equity mix (including greater use of RSUs), which carry higher accounting value per share than options. Additionally, year-over-year

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increases in equity grant values helps ensure continued alignment with market practices and reward executive officers for performance and growth, while serving as a meaningful incentive for future performance. In determining annual compensation adjustments, the Committee elected to deliver a significant portion of the annual increase through long-term incentives to further align the NEOs’ interests with stockholders and the risks and rewards of stock ownership. Exercise prices for each stock option were set at the fair market value of the common stock on the date of grant.

2025 Long Term Incentives	Percent of Total Reward
	CEO	Non-CEO NEO*
Restricted stock unit awards	25.0%	40.0%
Time-based stock option awards	37.5%	30.0%
Performance stock option awards	37.5%	30.0%
• Achievement of a target net sales goal in a trailing 12-month period (50%)
• Achievement of a significant, defined, corporate development milestone (50%)
For equity awards granted to the NEOs in 2025, RSU awards are subject to time-based vesting in equal annual installments over three years, time-based stock options are subject to vesting on a monthly basis over three years, and performance stock options are subject to performance-based vesting criteria. Of the performance-based options, half were scheduled to vest upon achievement of certain net product sales goals, and half were scheduled to vest upon achievement of a significant, defined, corporate development milestone via acquisition or product licensing. These metrics were selected to balance commercial execution with strategic pipeline expansion and to align long-term executive incentives with the Company’s dual focus on revenue growth and future value creation. The performance goals for the performance-based options were designed to be challenging, yet attainable with strong management performance. The performance goals can be achieved anytime during the life of the option, which expires on the ten year anniversary of the date of grant. In each case, vesting of any such stock options and RSUs are subject to the executive’s continuous service to the Company through the applicable vesting date.

Named Executive Officer	Time-Vested Options (#)	Performance-Vested Options (#)	RSUs(#) (1)
Raul R. Rodriguez	63,400	63,400	42,300
Dean L. Schorno	14,788	14,788	19,717
Raymond J. Furey	14,788	14,788	19,717
David A. Santos	14,788	14,788	19,717
Lisa Rojkjaer, M.D.	14,788	14,788	19,717
(1) The number of RSUs ultimately awarded to our NEO were adjusted an option to RSUs equivalent ratio of 1.5 to 1.

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2025 Vesting of Performance Equity Grants
The NEOs additionally hold awards of stock options granted in prior years and subject to performance-based vesting criteria. These vesting criteria include achievement of product sales levels above current levels, achievement of certain corporate development goals, completion of certain clinical trials, and regulatory filings, milestones, or approvals of additional products or indications.
The performance metrics for the following number of performance-based stock options were deemed to have been achieved and became vested for each of the following NEOs during 2025:

Named Executive Officer	Grant Date(s)	Performance Goal	Achievement	Achievement Date(s)	Number of Performance- Based Options Vested in 2025 ($)
Raul R. Rodriguez	Jan 2021 Jan 2024	(1)	(1)	Mar 2025	87,950
	Jan 2025	(2)	(2)	Sep 2025
Dean L. Schorno	Jan 2021 Jan 2024	(1)	(1)	Mar 2025	20,869
	Jan 2025	(2)	(2)	Sep 2025
Raymond J. Furey	Dec 2022 Jan 2024	(1)	(1)	Mar 2025	24,619
	Jan 2025	(2)	(2)	Sept 2025
David A. Santos	Jan 2021 Jan 2024	(1)	(1)	Mar 2025	22,119
	Jan 2025	(2)	(2)	Sep 2025
Lisa Rojkjaer, M.D.	Mar 2024	(1)	(1)	Mar 2025	16,769
	Jan 2025	(2)	(2)	Sep 2025
(1)The performance goal was to achieve trailing 12-month net sales of $150.0 million. Rigel achieved actual trailing 12-month net sales of $153.3 million, and the Compensation Committee certified the achievement of such performance goal in March 2025.
(2)The performance goal was to achieve trailing 12-month net sales of $200.0 million. Rigel achieved actual trailing 12-month net sales of $203.5 million, and the Compensation Committee certified the achievement of such performance goal in September 2025.
Elements of Our 2026 Executive Equity Compensation Program
To further strengthen the alignment of executive compensation with long-term company performance, we introduced performance-based restricted stock units into the equity vehicle mix for 2026 awards to NEOs. These awards vest based on the achievement of pre-determined commercial and clinical development goals over a multi-year performance period. Additionally, should any goal be met before the conclusion of the performance period, no shares will vest prior to the one-year anniversary of the grant. Executives continued to receive time-vested RSUs in 2026, which vest gradually over three years. We believe the RSUs effectively balance retention and alignment with shareholder interests.

Other Elements of Our 2025 Executive Compensation Program
Offer Letter Agreements. The Company has entered into offer letter agreements with each of Messrs. Schorno, Santos and Furey and Dr. Rojkjaer. These offer letters describe the basic terms of each executive’s employment, including each executive’s initial base salary, annual bonus target, initial long-term equity incentive grant, eligibility for severance, and standard Company benefits. The terms of the offer letters are described in further detail under “Employment Severance and Change of Control Agreements” below.

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Severance and Change of Control Benefits. Pursuant to the Rigel Pharmaceuticals, Inc. Executive Severance Plan (the “Severance Plan”), our NEOs are entitled to certain severance benefits in the event of an involuntary termination by the Company without cause or resignation by the employee with good reason, which severance benefits are enhanced in the event of such a qualifying termination which occurs on or within 18 months following a “Change of Control” (as defined in the Severance Plan). For each of our NEOs, the Severance Plan provides for a combination of (i) cash severance payments, (ii) payment of COBRA premiums, (iii) accelerated vesting of certain outstanding equity-based awards, and (iv) an extended exercise period for stock options upon termination. These severance payment terms differ depending on (i) whether such termination takes place within the Change of Control period, and (ii) the NEO’s position.
Given the nature of the industry in which we participate and the range of strategic initiatives that we may explore, we believe these severance benefits are an essential element of our executive compensation program and assist us in recruiting and retaining talented individuals. The Severance Plan also reduces the need to negotiate individual severance arrangements with departing executives and protects our executives from termination for circumstances not of their doing. We also believe the Severance Plan promotes management independence and helps retain, stabilize, and focus the executive officers in the event of a change of control. By establishing these severance and change of control benefits, we believe we can mitigate the distraction and loss of executive officers that may occur in connection with rumored or actual fundamental corporate changes and thereby protect stockholder interests while a transaction is under consideration or pending.
Please see the sections entitled “Employment, Severance and Change of Control Agreements,” “2025 Potential Payments Upon Change in Control and Termination Table,” and “2025 Potential Payments Upon Termination Table” for further information regarding the benefits payable under the Severance Plan.
Perquisites and Other Benefits. We provide general employment benefits to our executive officers on the same basis as the benefits provided to all of our employees, including health, vision, and dental insurance, term life insurance, and short-term and long-term disability insurance.
Incentive Compensation Recoupment Policy. The Company maintains a Clawback Policy, which applies to individuals designated by the Board as executive officers for purposes of Section 16 of the Exchange Act. Our policy generally provides that, in the event that (i) an incentive compensation payment or award (or the vesting of such award) was based upon the achievement of financial results that were subsequently the subject of a restatement to correct an accounting error due to material noncompliance with any financial reporting requirement under the federal securities laws (other than corrections resulting from changes to accounting standards) and (ii) a lower incentive compensation payment or award would have been made to such officer (or lesser or no vesting would have occurred with respect to such award) based upon the restated financial results, then we will recover the full or partial portion of cash or equity-based incentive compensation received by such officer during the three fiscal years preceding the date on which we were required to prepare the restatement. Our policy is separate from and in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to our Chief Executive Officer and Chief Financial Officer.
Anti-Hedging Policy. The Company’s anti-hedging policy prohibits our employees and directors, as well as certain designated consultants and contractors, from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to our stock.
Insider Trading Policy. The Company has insider trading policies and procedures that set forth acceptable transactions involving the purchase, sale and other disposition of our securities by employees and directors, as well as certain designated consultants and contractors, and the Company itself.
We believe these policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations and listing standards applicable to the Company. A copy of our Insider Trading Policy is filed with our Annual Report on Form 10-K for the year ended December 31, 2025, as Exhibit 19.1.

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2025 SUMMARY COMPENSATION TABLE
The following table shows for the fiscal year ended December 31, 2025 and 2024, and, to the extent required by SEC disclosure rules, December 31, 2023 compensation awarded to or paid to or earned by our NEOs.

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	$	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	$
Raul R. Rodriguez	2025	787,405	—	951,327	2,241,570	634,649	43,854	4,658,805
President and Chief Executive Officer	2024	757,000	—	508,000	1,175,160	522,330	36,198	2,998,688
	2023	728,000	—	561,000	1,706,280	414,960	30,550	3,440,790
Dean L. Schorno	2025	514,950	—	443,435	522,844	300,732	40,448	1,822,409
Executive Vice President and Chief Financial Officer	2024	495,100	—	265,430	307,500	273,565	36,198	1,377,793
	2023	476,100	—	117,810	355,476	229,719	30,900	1,210,005
Raymond J. Furey	2025	480,480	—	443,435	522,844	287,839	34,904	1,769,502
Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	2024	462,000	—	265,430	307,500	255,255	34,404	1,324,589
	2023	440,000	—	—	—	212,300	30,700	683,000
David A. Santos	2025	515,920	—	443,435	522,844	308,830	40,575	1,831,604
Executive Vice President and Chief Commercial Officer	2024	496,080	—	265,430	307,500	277,805	35,648	1,382,463
	2023	477,000	—	149,600	455,008	230,153	30,030	1,341,791
Lisa Rojkjaer, M.D.	2025	517,280	—	443,435	522,844	294,340	52,276	1,830,175
Executive Vice President and Chief Medical Officer	2024	401,250	50,000	—	430,875	221,038	29,840	1,133,003
	2023	—	—	—	—	—	—	—
(1)Dr. Rojkjaer received $50,000 sign-on bonus in 2024 as part of her employment package.
(2)The amounts reported in this column represent RSU grants to our NEOs under the 2018 Plan. The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation (ASC 718), based on the closing stock price of a share of our common stock as of the grant date. The amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. For additional information on the valuation assumptions with respect to these grants, refer to “Stock-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2025.
(3)The amounts reported in this column represent stock option grants to our NEOs under the 2018 Plan (or, in the case of Dr. Rojkjaer for 2024, under the Inducement Plan). The amounts reported in this column are valued based on the aggregate grant date fair value of option awards, computed in accordance with ASC 718. The amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. The amounts included in this column for the stock options that are granted subject to performance-based vesting conditions are calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant. Because there is only one vesting level for the performance-based option awards, there is no grant date fair value above or below the amount reported in the table above based on the achievement of the underlying performance conditions. For additional information on the valuation assumptions with respect to these grants, refer to “Stock-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2025.
(4)Reflects performance-based bonuses earned under the Company’s annual cash incentive plan. Please see the Compensation Discussion and Analysis for further information regarding the 2025 Cash Plan.
(5)For 2025, represents 401(k) matching contributions, gift cards and gym membership reimbursement, to our NEOs. For Dr. Rojkjaer, this amount also includes certain Company reimbursed travel expenses pursuant to her offer letter.

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GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2025
The following table shows for the fiscal year ended December 31, 2025, certain information regarding grants of plan-based awards to the NEOs:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards Target	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Stock Awards	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock Awards
	Grant	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	(#)(4)	($/Sh)	($)(5)
Raul R. Rodriguez
2018 Equity Plan	1/29/2025				63,400	—	—	22.49	1,120,785
2018 Equity Plan	1/29/2025				—	—	63,400	22.49	1,120,785
2018 Equity Plan	1/29/2025				—	42,300	—	—	951,327
2025 Cash Incentive Plan		—	511,550	1,023,100
Dean L. Schorno
2018 Equity Plan	1/29/2025				14,788	—	—	22.49	261,422
2018 Equity Plan	1/29/2025				—	—	14,788	22.49	261,422
2018 Equity Plan	1/29/2025				—	19,717	—	—	443,435
2025 Cash Incentive Plan		—	257,475	514,950
Raymond J. Furey
2018 Equity Plan	1/29/2025				14,788	—	—	22.49	261,422
2018 Equity Plan	1/29/2025				—	—	14,788	22.49	261,422
2018 Equity Plan	1/29/2025				—	19,717	—	—	443,435
2025 Cash Incentive Plan		—	240,240	480,480
David A. Santos
2018 Equity Plan	1/29/2025				14,788	—	—	22.49	261,422
2018 Equity Plan	1/29/2025				—	—	14,788	22.49	261,422
2018 Equity Plan	1/29/2025				—	19,717	—	—	443,435
2025 Cash Incentive Plan		—	257,960	515,920	—	—	—	—	—
Lisa Rojkjaer, M.D.
2018 Equity Plan	1/29/2025				14,788	—	—	22.49	261,422
2018 Equity Plan	1/29/2025				—	—	14,788	22.49	261,422
2018 Equity Plan	1/29/2025				—	19,717	—	—	443,435
2025 Cash Incentive Plan		—	258,640	517,280
(1)The amounts shown for the 2025 Cash Plan reflect estimated payouts for the fiscal year ended December 31, 2025, under the 2025 Cash Plan based on the Company’s performance. See “What We Pay and Why – Short-Term Incentive Compensation” for a complete description of the 2025 Cash Plan and the related performance criteria.
(2)The amounts shown represent performance-based stock options granted under the 2018 Plan to each of the Company’s NEOs. Please see “Compensation Discussion and Analysis” for further information regarding these awards.
(3)The amounts shown represent service-based RSUs granted under the 2018 Plan to the Company’s NEOs. Please see “Compensation Discussion and Analysis” for further information regarding these awards.
(4)The amounts shown represent service-based stock options granted under the 2018 Plan to the Company’s NEOs. Please see “Compensation Discussion and Analysis” for further information regarding these awards.
(5)Reflects the aggregate grant date fair value of the awards, computed in accordance with the ASC 718. For additional information on the valuation assumptions with respect to these grants, refer to “Stock-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2025.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table shows for the fiscal year ended December 31, 2025, certain information regarding outstanding equity awards at fiscal year-end for the NEOs.

		Option Awards(1)						Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price/ Share ($)	Option Expiration	Option/ RSU Vesting Commencement Date	Number of RSUs That Have Not Vested (#)	Market Value of RSUs That Have Not Vested ($)(14)
Raul R. Rodriguez	1/26/16	40,000	—	—	27.40	1/26/26	(2)
	1/26/16	40,000	—	—	27.40	1/26/26	(2)
	2/2/17	14,211	—	—	21.10	2/2/27	(2)
	2/2/17	45,000	—	—	21.10	2/2/27	(2)
	2/2/17	30,788	—	—	21.10	2/2/27	(2)
	1/24/18	47,499	—	—	44.90	1/24/28	(2)
	1/24/18	23,750	—	—	44.90	1/24/28	(2)
	1/24/18	23,750	—	—	44.90	1/24/28	(2)
	1/23/19	5,000	—	—	20.00	1/23/29	(2)
	1/23/19	60,000	—	—	20.00	1/23/29	(2)
	1/23/19	54,999	—	—	20.00	1/23/29	(2)
	2/6/20	32,500	—	—	24.20	2/6/30	(2)
	2/6/20	—	—	16,250	24.20	2/6/30	(3)
	2/6/20	16,250	—	—	24.20	2/6/30	(2)
	2/6/20	64,999	—	—	24.20	2/6/30	(2)
	1/27/21	3,918	—	—	35.40	1/27/31	(2)
	1/27/21	48,581	—	—	35.40	1/27/31	(2)
	1/27/21	26,250	—	—	35.40	1/27/31	(2)
	1/27/21	—	—	26,250	35.40	1/27/31	(3)
	1/24/22	39,165	834	—	24.20	1/24/32	(4)
	1/24/22	20,000	—	—	24.20	1/24/32	(2)
	1/24/22	20,000	—	—	24.20	1/24/32	(2)
	1/24/22						(5)	5,000	214,150
	1/26/23	30,000	—	—	18.70	1/26/33	(2)
	1/26/23	30,000	—	—	18.70	1/26/33	(2)
	1/26/23	43,750	16,249	—	18.70	1/26/33	(7)
	1/26/23						(8)	15,000	642,450
	1/23/24	30,000	—	—	12.70	1/23/34	(2)
	1/23/24	30,000	—	—	12.70	1/23/34	(2)
	1/23/24	38,318	21,681	—	12.70	1/23/34	(9)
	1/23/24						(10)	26,667	1,142,148
	1/29/25	31,700	—	—	22.49	1/29/35	(2)
	1/29/25	—	—	31,700	22.49	1/29/35	(3)
	1/29/25	19,372	44,028	—	22.49	1/29/35	(12)
	1/29/25						(13)	42,300	1,811,709
Dean L. Schorno	6/4/18	10,465	—	—	34.40	6/4/28	(2)
	6/4/18	8,375	—	—	34.40	6/4/28	(2)
	6/4/18	8,375	—	—	34.40	6/4/28	(2)

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		Option Awards(1)						Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price/ Share ($)	Option Expiration	Option/ RSU Vesting Commencement Date	Number of RSUs That Have Not Vested (#)	Market Value of RSUs That Have Not Vested ($)(14)
	6/4/18	6,284	—	—	34.40	6/4/28	(2)
	1/23/19	12	—	—	20.00	1/23/29	(2)
	1/23/19	14,250	—	—	20.00	1/23/29	(2)
	1/23/19	16,250	—	—	20.00	1/23/29	(2)
	2/6/20	1,286	—	—	24.20	2/6/30	(2)
	2/6/20	10,000	—	—	24.20	2/6/30	(2)
	2/6/20	—	—	5,000	24.20	2/6/30	(3)
	2/6/20	5,000	—	—	24.20	2/6/30	(2)
	2/6/20	15,867	—	—	24.20	2/6/30	(2)
	1/27/21	3,046	—	—	35.40	1/27/31	(2)
	1/27/21	8,203	—	—	35.40	1/27/31	(2)
	1/27/21	5,625	—	—	35.40	1/27/31	(2)
	1/27/21	—	—	5,625	35.40	1/27/31	(3)
	1/24/22	9,787	212	—	24.20	1/24/32	(4)
	1/24/22	5,000	—	—	24.20	1/24/32	(2)
	1/24/22	5,000	—	—	24.20	1/24/32	(2)
	1/24/22						(5)	1,250	53,538
	1/26/23	6,250	—	—	18.70	1/26/33	(2)
	1/26/23	6,250	—	—	18.70	1/26/33	(2)
	1/26/23	7,445	3,387	—	18.70	1/26/33	(7)
	1/26/23						(8)	3,150	134,915
	1/23/24	7,850	—	—	12.70	1/24/34	(2)
	1/23/24	7,850	—	—	12.70	1/24/34	(2)
	1/23/24	10,029	5,670	—	12.70	1/24/34	(9)
	1/23/24						(10)	13,934	596,793
	1/29/25	7,394	—	—	22.49	1/29/35	(2)
	1/29/25	—	—	7,394	22.49	1/29/35	(3)
	1/29/25	4,518	10,270	—	22.49	1/29/35	(12)
	1/29/25						(13)	19,717	844,479
Raymond J. Furey	12/8/22	9,375	—	—	9.00	12/8/32	(2)
	12/8/22	9,375	—	—	9.00	12/8/32	(2)
	12/8/22	14,437	4,313	—	9.00	12/8/32	(6)
	1/23/24	7,850	—	—	12.70	1/24/34	(2)
	1/23/24	7,850	—	—	12.70	1/24/34	(2)
	1/23/24	10,028	5,672	—	12.70	1/24/34	(9)
	1/23/24						(10)	13,934	596,793
	1/29/25	7,394	—	—	22.49	1/29/35	(2)
	1/29/25	—	—	7,394	22.49	1/29/35	(3)
	1/29/25	4,518	10,270	—	22.49	1/29/35	(12)
	1/29/25						(13)	19,717	844,479
David A. Santos	8/19/20	25,000	—	—	25.20	8/19/30	(2)
	1/27/21	11,585	—	—	35.40	1/27/31	(2)
	1/27/21	2,164	—	—	35.40	1/27/31	(2)

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		Option Awards(1)						Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price/ Share ($)	Option Expiration	Option/ RSU Vesting Commencement Date	Number of RSUs That Have Not Vested (#)	Market Value of RSUs That Have Not Vested ($)(14)
	1/27/21	6,875	—	—	35.40	1/27/31	(2)
	1/27/21	—	—	6,875	35.40	1/27/31	(3)
	1/24/22	9,787	212	—	24.20	1/24/32	(4)
	1/24/22	5,000	—	—	24.20	1/24/32	(2)
	1/24/22	5,000	—	—	24.20	1/24/32	(2)
	1/24/22						(5)	1,250	53,538
	1/26/23	8,000	—	—	18.70	1/26/33	(2)
	1/26/23	8,000	—	—	18.70	1/26/33	(2)
	1/26/23	11,666	4,333	—	18.70	1/26/33	(7)
	1/26/23						(8)	4,000	171,320
	1/23/24	7,850	—	—	12.70	1/24/34	(2)
	1/23/24	7,850	—	—	12.70	1/24/34	(2)
	1/23/24	10,028	5,671	—	12.70	1/24/34	(9)
	1/23/24						(10)	13,934	596,793
	1/29/25	7,394	—	—	22.49	1/29/35	(2)
	1/29/25	—	—	7,394	22.49	1/29/35	(3)
	1/29/25	4,518	10,270	—	22.49	1/29/35	(12)
	1/29/25						(13)	19,717	844,479
Lisa Rojkjaer, M.D.	3/27/24	9,375	—	—	14.90	3/27/34	(2)
	3/27/24	—	—	9,375	14.90	3/27/34	(3)
	3/27/24	8,197	10,553	—	14.90	3/27/34	(11)
	1/29/25	7,394	—	—	22.49	1/29/35	(2)
	1/29/25	—	—	7,394	22.49	1/29/35	(3)
	1/29/25	4,518	10,270	—	22.49	1/29/35	(12)
	1/29/25						(13)	19,717	844,479
(1)The stock options and RSU grants were issued pursuant to our equity plans.
(2)Fully vested.
(3)Vests upon achievement of certain performance-based milestones prior to the expiration of the term of the option.
(4)Option vest in 48 equal monthly installments commencing on January 1, 2022.
(5)The RSUs vest annually over four (4) years from February 1, 2022, with the first annual vest occurring on February 1, 2023.
(6)Option vests 25% on November 21, 2023, and 36 equal monthly installments thereafter.
(7)Option vest in 48 equal monthly installments commencing on January 1, 2023.
(8)The RSUs vest annually over four (4) years from February 1, 2023, with the first annual vest occurring on February 1, 2024.
(9)Option vest in 36 monthly installments commencing on January 23, 2024.
(10)The RSUs vest annually over three (3) years from February 1, 2024, with the first annual vest occurring on February 1, 2025.
(11)Option vests 25% on March 11, 2025, and 36 equal monthly installments thereafter.
(12)Option vest in 36 monthly installments commencing on January 29, 2025.
(13)The RSUs vest annually over three (3) years from February 10, 2025, with the first annual vest occurring on February 10, 2026.
(14)Market value for unvested RSUs is calculated based on the closing stock price of $42.83 for a share of our common stock as of December 31, 2025.

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OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2025
The following table shows for the fiscal year ended December 31, 2025, certain information regarding option exercises and stock vested during the last fiscal year with respect to the NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)(2)
Raul R. Rodriguez	90,000	69,300	25,833	542,751
Dean L. Schorno	6,500	143,387	9,791	205,709
Raymond J. Furey	—	—	6,966	146,356
David A. Santos	—	—	10,216	214,638
Lisa Rojkjaer, M.D.	—	—	—	—
(1)The shares reported in this column represent shares acquired upon exercise of stock options and vesting of RSUs.
(2)The value realized upon the exercise of stock option awards was determined by multiplying the number of shares acquired upon exercise by the difference between the per share exercise price of the option and the closing price of our common stock at the time of exercise. The value realized upon vesting of stock awards was calculated by multiplying the number of shares of RSUs vested by the market price at vest date.
EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS
Executive Severance Plan
Our Severance Plan provides for the payment of certain severance benefits to eligible executive officers of the Company, including the NEOs, in the event of a termination of employment by the Company without Cause (as such term is defined in the Severance Plan) or a Resignation for Good Reason (as such term is defined in the Severance Plan) by the executive. Severance payable under the Severance Plan differs based upon whether the qualifying termination takes place (i) on or within eighteen (18) months following a Change of Control (as such term is defined in the Severance Plan) (a “COC Qualifying Termination”), or (ii) at any other time (a “Non-COC Qualifying Termination”). Payment of severance under the Severance Plan is conditioned upon the executive’s execution and timely return of a waiver and release of claims.
In the event of a COC Qualifying Termination, and subject to the satisfaction of certain additional conditions set forth in the Severance Plan, the executive will be entitled to receive: (i) a lump sum cash severance payment equal to 2.5 (for Chief Executive Officer, President, or Executive Vice-Presidents) or 2.0 (for Vice-Presidents or Senior Vice-Presidents) multiplied by the aggregate of (A) the eligible employee’s “Base Salary” (which is equal to the greater of such eligible executive’s base salary in effect immediately prior to the Change of Control or the date of the qualifying termination of employment, and which will not reflect the impact of a reduction in base salary that gives rise to Good Reason) and (B) the product of (I) the average percentage of the target annual incentive bonus earned by the executive for performance during the two fiscal years immediately prior to the fiscal year in which the COC Qualifying Termination occurs, and (II) the target annual incentive bonus which the executive is eligible to earn in the fiscal year in which either the Change of Control occurs or the COC Qualifying Termination occurs, whichever is greater; provided that the target incentive shall not reflect the impact of a reduction in target annual incentive that gives rise to Good Reason, and provided further than if the executive has been employed for less than two years or has not participated in our annual bonus program for each of the prior two years, the performance achievement for purposes of clause (I) will be 100% for the years in which the executive was not employed or did not participate in the annual incentive program (clause (B), the “Eligible Bonus”); (ii) payment of the employer portion of the applicable Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) premiums for the executive and his or her eligible dependents for a maximum of 18 months, or reimbursement of such amount if applicable, subject to certain conditions; (iii) acceleration of all compensatory equity awards outstanding as of the COC Qualifying Termination; and (iv) extension of the post-termination exercise period of any then-outstanding stock options until the earlier of (A) the one (1) year

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anniversary of the date of the COC Qualifying Termination, and (B) the original expiration date of such option in the absence of a termination of employment.
In the event of a Non-COC Qualifying Termination, and subject to the satisfaction of certain additional conditions set forth in the Severance Plan, the executive will be entitled to receive: (i) cash salary continuation payments equal to the executive’s base salary as in effect immediately prior to the date of the Non-COC Qualifying Termination for eighteen (18) months (in the case of Mr. Rodriguez) and twelve (12) months (in the case of all other NEOs) (each, the “Severance Period,” and in each case, provided that the base salary will not include any impact of a reduction in base salary that gives rise to Good Reason), paid over the course of the Severance Period or until March 14th of the year following the Non-COC Qualifying Termination (whichever is sooner); (ii) payments equal to the employer portion of applicable COBRA premiums for the executive and his or her eligible dependents for a maximum period equal to the Severance Period, subject to certain conditions; (iii) accelerated vesting of time-based compensatory equity awards held by the executive as of the date of the Non-COC Qualifying Termination in an amount that would have vested during the applicable Severance Period; and (iv) extension of the term of any then-outstanding and unvested performance-based compensatory equity awards held by the executive for up to thirty (30) months (in the case of Mr. Rodriguez) or twenty-four (24) months (in the case of all other NEOs) such that any such awards that would have vested during such period shall become vested and exercisable as of the date, if any, that the performance goal related to such awards is achieved, and (v) extension of the post-termination exercise period of any then-outstanding stock options until the earlier of (A) thirty (30) months following the date of the Non-COC Qualifying Termination (in the case of Mr. Rodriguez) or twenty-four (24) months following the date of the Non-COC Qualifying Termination (in the case of all other NEOs), and (B) the original expiration date of such option in the absence of a termination of employment.
2025 POTENTIAL PAYMENTS UPON CHANGE IN CONTROL AND TERMINATION TABLE
COC Qualifying Termination
The following table provides information on severance benefits that would have become payable under the Severance Plan if the NEOs were subject to a COC Qualifying Termination on December 31, 2025.

	Voluntary Termination for Good Reason or Involuntary Termination Without Cause within 18 months After a Change of Control
	Health Care Benefits	Salary and Bonus	Equity Acceleration
Name and Principal Position	($)(1)	($)(2)	($)(3)
Raul R. Rodriguez	16,596	3,312,022	4,251,891
Dean L. Schorno	43,820	1,956,810	1,755,112
Raymond J. Furey	74,835	1,825,824	1,626,951
David A. Santos	74,835	1,963,721	1,814,374
Lisa Rojkjaer, M.D.	24,179	1,939,800	909,420
(1)Represents the full amount of the employer portion of premiums for continued coverage under our group health plans for each executive officer and respective eligible dependents for 18 months following termination of service, provided the executive officer timely elects continued coverage under COBRA.
(2)Represents the lump sum cash severance benefit equal to 2.5 × (2025 Base Salary + Eligible Bonus).
(3)Represents (i) the spread value of the outstanding unvested time-based options with accelerated vesting benefits that were in the money on December 31, 2025, calculated based on the closing price of our common stock of $42.83 on December 31, 2025, the last trading day of fiscal 2025 and the outstanding performance-based options as of December 31, 2025, which the Company estimates would have a probable chance of becoming vested during the post-termination vesting period, over the exercise price of such unvested options subject to vesting acceleration, plus (ii) the value of the accelerated vesting of all outstanding and unvested RSUs as of December 31, 2025, based on the closing price of our common stock of $42.83 on December 31, 2025.

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Non-COC Qualifying Termination
The following table provides information on severance benefits that would have become payable under the existing Executive Severance Plan if the NEOs were subject to a Non-COC Qualifying Termination on December 31, 2025.

	Voluntary Termination for Good Reason or Involuntary Termination Without Cause
	Health Care Benefits	Salary and Bonus	Equity Acceleration
Name and Principal Position	($)(1)	($)(2)	($)(3)
Raul R. Rodriguez	16,596	1,181,108	4,251,891
Dean L. Schorno	29,213	514,950	1,038,019
Raymond J. Furey	49,890	480,480	983,637
David A. Santos	49,890	515,920	1,077,359
Lisa Rojkjaer, M.D.	16,119	517,280	512,447
(1)Represents the full amount of the employer portion of premiums for continued coverage under our group health plans for each executive officer and his eligible dependents for the Severance Period, provided the executive officer timely elects continued coverage under COBRA.
(2)Represents the cash severance benefit equal to Base Salary paid on each scheduled payroll date during the Severance Period.
(3)Represents (i) the spread value of the outstanding unvested options with accelerated vesting benefits that were in the money on December 31, 2025, calculated based on the closing price of our common stock of $42.83 on December 31, 2025, the last trading day of fiscal 2025, over the exercise price of such unvested options subject to vesting acceleration, plus (ii) the value of the accelerated vesting of all outstanding and unvested RSUs as of December 31, 2025, based on the closing price of our common stock of $42.83 on December 31, 2025.
PAY-RATIO INFORMATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related SEC disclosure rules, the Company is required to provide to its stockholders specified disclosure regarding the relationship of CEO total compensation to the total compensation of its median employee, referred to as “pay-ratio” disclosure.
For fiscal 2025,
•the median of the annual total compensation of all employees (other than the CEO) was $329,269; and
•the annual total compensation of the CEO, as reported in the 2025 Summary Compensation Table included in this proxy statement, was $4,658,805.
Based on this information, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees was 14 to 1.
We believe the pay ratio above represents the Company’s reasonable estimate calculated in a manner consistent with the pay ratio disclosure rules and applicable guidance. The pay ratio disclosure rules and guidance for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies, including companies within our industry. Given the leverage of our executive compensation program towards performance-based elements, we expect that our pay ratio disclosure will fluctuate year-to-year based on the Company’s performance against the performance goals used under the incentive program.
The CEO pay ratio disclosure rules require companies to identify a median employee only once every three years and to calculate total compensation for that median employee each year, provided that there has not been a significant change to the company’s employee population or employee compensation arrangements. We have

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determined that, since November 30, 2024 (the date used to identify the 2024 median employee), there have not been any changes in the Company’s employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our 2025 CEO pay ratio disclosure. Therefore, for purposes of our 2025 CEO pay ratio calculation, we have used the median employee identified in 2024 through the process described below.

Pursuant to SEC rules, to determine the Company’s median employee, we utilized the total population of employees as of November 30, 2024, and included all full-time and part-time employees. None of the Company’s employees are located outside of the U.S.
In identifying the “median employee” from the Company’s employee population, we compared the aggregate amount of each employee’s annual base pay (using a reasonable estimate of the hours worked during the year for hourly employees and actual salary paid for the remaining employees), the annual cash incentive awards and the grant date fair value of equity awards granted during the year. In making this determination, we annualized the compensation of employees who were employed by the Company for less than a fiscal year. This compensation measure was consistently applied to all employees included in the calculation and we believe reasonably reflects the annual compensation of employees. Because we do not maintain a defined benefit or other actuarial plan for our employees, the median employee’s annual total compensation did not include amounts attributable to these arrangements.
Using this approach, we selected the employee at the median of the Company’s employee population, who was a Senior Territory Business Manager. We then calculated the annual total compensation for this employee using the same methodology used to calculate annual total compensation for the NEOs as set forth in the Summary Compensation Table.
PAY VERSUS PERFORMANCE DISCLOSURE
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosure regarding executive “compensation actually paid” (“CAP”), as calculated per SEC disclosure rules, and certain measures of our performance for the fiscal years listed below. You should refer to our Compensation Discussion & Analysis (CD&A) for a complete description of how executive compensation relates to our performance and how the Compensation Committee makes its decisions. CAP represents an SEC required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the NEOs realized or earned compensation, as well as from the way in which the Compensation Committee views annual compensation decisions, as discussed in the CD&A. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to equity awards which remain subject to forfeiture if the vesting conditions are not satisfied.

					Year-end value of $100 invested on 12/31/2020 in:
Year	Summary Compensation Table Total for CEO(1) $	Compensation Actually Paid to CEO(2) $	Average Summary Compensation Table Total for Non-CEO NEOs(3) $	Average Compensation Actually Paid to Non-CEO NEOs(2) (3) $	RIGL(4) $	NASDAQ Biotechnology Index(4) $	Net Income (Loss) (in millions) $	Total Revenue (in millions) $
2025	4,658,805	8,675,148	1,813,423	3,052,463	122.37	119.92	367.0	294.3
2024	2,998,688	5,068,841	1,301,566	1,710,967	48.06	90.58	17.5	179.3
2023	3,440,790	2,061,002	1,077,527	671,460	41.43	91.84	(25.1)	116.9
2022	2,864,120	1,465,142	1,232,862	872,422	42.86	88.53	(58.6)	120.2
2021	3,428,041	866,863	1,252,576	647,412	75.71	99.37	(17.9)	149.2
Footnotes:
(1)Raul Rodriguez has been the CEO of the Company since November 2014 and has been its president since May 2010.

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(2)Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid include:

	CEO
	2025	2024	2023	2022	2021
	($)	($)	($)	($)	($)
Total Compensation from Summary Compensation Table	4,658,805	2,998,688	3,440,790	2,864,120	3,428,041
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	(3,192,896)	(1,683,160)	(2,267,280)	(1,771,120)	(2,448,705)
Year-end fair value of unvested awards granted in the current year	3,335,754	1,788,710	1,217,867	795,491	578,006
Year-over-year difference of year-end fair values for unvested awards granted in prior years	2,121,217	554,321	(427,053)	(184,265)	(950,857)
Fair values at vest date for awards granted and vested in current year	1,331,815	551,249	114,948	260,343	269,958
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	420,453	859,033	(18,270)	(499,427)	(9,580)
Forfeitures during the current year equal to prior year-end fair value	-	-	-	-	-
Total Adjustments for Equity Awards	4,016,343	2,070,153	(1,379,788)	(1,398,978)	(2,561,178)
Compensation Actually Paid (as calculated)	8,675,148	5,068,841	2,061,002	1,465,142	866,863

	Average Non-CEO NEOs
	2025	2024	2023	2022	2021
	($)	($)	($)	($)	($)
Total Compensation from Summary Compensation Table	1,813,423	1,301,566	1,077,527	1,232,862	1,252,576
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	(966,279)	(537,416)	(384,280)	(541,865)	(583,025)
Year-end fair value of unvested awards granted in the current year	1,199,979	563,100	144,805	248,969	137,627
Year-over-year difference of year-end fair values for unvested awards granted in prior years	573,870	107,735	(144,445)	(35,496)	(221,116)
Fair values at vest date for awards granted and vested in current year	310,626	163,278	13,649	44,372	64,268
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	120,844	112,704	(9,756)	(76,420)	(2,918)
Forfeitures during the current year equal to prior year-end fair value	-	-	(26,040)	-	-
Total Adjustments for Equity Awards	1,239,040	409,401	(406,067)	(360,440)	(605,164)
Compensation Actually Paid (as calculated)	3,052,463	1,710,967	671,460	872,422	647,412
(3)Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by year:
2025: Dean Schorno, Raymond Furey, David Santos and Lisa Rojkjaer
2024: Dean Schorno, Raymond Furey, David Santos and Lisa Rojkjaer

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2023: Dean Schorno, Wolfgang Dummer (Dr. Dummer resigned from Rigel in March 2023), David Santos and Raymond Furey
2022: Dean Schorno, Dolly Vance (Ms. Vance retired from Rigel in October 2022), Wolfgang Dummer, David Santos, and Raymond Furey
2021: Dean Schorno, Dolly Vance, Wolfgang Dummer, and David Santos
(4)Total Shareholder Return (“TSR”) is determined based on the value of an initial fixed investment of $100 as of December 31, 2020, and the reinvestment of all dividends are assumed. The TSR peer group consists of the NASDAQ Biotechnology Index, the same peer group used in our Annual Report.
While compensation actually paid fluctuates due to accounting valuation of equity awards, realizable compensation remains directly tied to stock price performance and achievement of objective performance metrics.
Tabular List of Performance Measures
As noted in the CD&A, for 2025, the principal incentive elements in the Company’s executive compensation program were delivered in the form of annual incentives and equity awards. As is the case with many companies in the biotechnology industry, the Company’s annual incentive objectives are generally tied to the Company’s strategic and operational goals rather than financial goals. The following is a list of performance measures, which in the Company’s assessment represents the most important performance measures used by the Company to link compensation actually paid to the NEOs for 2025:
•U.S. Net Product Sales (2025 Cash Plan and 2026 Performance-Based Options
•Expansion of clinical pipeline (clinical trials, corporate development via acquisition and/or licensing) (2025 Cash Plan)
•Operating Expenses
•Adjusted EBITDA (2025 Cash Plan)
•Total Revenues*
*While not a direct component of the Company’s executive compensation program, revenue is included due to its reflection of the growth of our product sales. To measure growth in our product sales, a performance metric used under our annual incentive compensation program, we have identified revenue as our Company-Selected Measure which we believe reflects how well we have executed against our objective with respect to growth in our product sales.
Pay Versus Performance: Graphical Description
The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:
•the Company’s cumulative TSR and the Peer Group’s cumulative TSR;
•the Company’s Net Income; and
•the Company Selected Measure, which for us is the total revenue. As noted above, while not a direct component of our executive compensation program, revenue is included due to its reflection of the growth of our product sales. To measure growth in our product sales, a performance metric used under our annual incentive compensation program, we have identified revenue as our Company-Selected Measure which we believe reflects how well we have executed against our objective with respect to growth in product sales.

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CAP and Cumulative TSR / Cumulative TSR of the Peer Group
CAP and Company Net Income (Loss)
CAP and Total Revenue

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POLICIES AND PRACTICES REGARDING THE GRANT OF EQUITY AWARDS
When making regular annual equity grants, the Compensation Committee’s practice is to approve them at its meeting in the first quarter of each year as part of the annual compensation review and after results for the preceding fiscal year become available. Because the Compensation Committee’s regular meeting schedule is determined in the prior fiscal year or earlier, the proximity of any awards to other significant corporate events is coincidental. ln addition, the Compensation Committee may make grants at any time during the year it deems appropriate, including with respect to new hires or transitions. The Company does not schedule its equity grants in anticipation of the release of material non-public information (“MNPI”) nor does the Company time the release of MNPI based on equity grant dates.
During 2025, no stock option grants were made to any of our NEOs during any period beginning four business days before the filing or furnishing of a periodic report or current report and ending one business day after the filing or furnishing of any such report with the SEC.
DIRECTOR COMPENSATION
Our Compensation Committee reviews both cash and equity compensation for non-employee directors each year with assistance from Compensation Consultant, who prepare a comprehensive assessment of our non-employee director compensation program. That assessment includes benchmarking of director compensation against the same peer group used for executive compensation purposes, an update on recent trends in director compensation, and a review of related corporate governance best practices. In consideration of this assessment as well as the Company’s performance and other factors, in 2021, the Compensation Committee adopted a Non-Employee Director Compensation Policy (“Director Compensation Policy”).
The Board, consistent with the recommendation of the Compensation Committee and the Director Compensation Policy, set 2025 cash compensation at the same level as 2024. For services provided in 2025, each non-employee director received, paid on a quarterly basis for each quarter served, a yearly retainer of $50,000. The Chairman of the Board received an additional $40,000. In addition, the Audit Committee chair received an additional yearly retainer of $22,000, the Governance Committee chair received an additional yearly retainer of $15,000, the Compensation Committee chair received an additional yearly retainer of $15,000, and the Scientific & Clinical Trial Advisory Committee Chair received an additional yearly retainer of $15,000. Each non-chair member of the Audit Committee received an additional yearly retainer of $12,000. Each non-chair member of the Compensation Committee received an additional yearly retainer of $10,000. Each non-chair member of the Governance Committee received an additional yearly retainer of $10,000. Each non-chair member of the Finance Committee received an additional yearly retainer of $5,000. Each non-chair member of the Scientific & Clinical Trial Advisory Committee received an additional yearly retainer of $10,000. In the fiscal year ended December 31, 2025, the total cash compensation earned by all non-employee directors as a group was $503,916. For 2025, consistent with prior years, cash compensation was provided through the Company’s cash compensation policy and equity grants were provided through the 2018 Plan.
Under the Director Compensation Policy, in addition to the cash retainer described above, and subject to the director’s continuing service on our Board, each non-employee director will automatically receive, on the day following each annual meeting, the option to purchase three thousand (3,000) shares of common stock and two thousand five hundred (2,500) RSUs.
In 2025, each of our non-employee directors received stock option and RSU grants under our 2018 Plan. Options granted to the non-employee directors are not intended to qualify as incentive stock options under the Code. The exercise price of options granted to non-employee directors under the 2018 Plan is 100% of the fair market value of our common stock on the date of the option grant, which is equal to the closing price of our stock on the grant date. The initial option grants to non-employee directors vest in equal monthly installments over the shorter of three years from the date of grant or the period beginning on the date the director is appointed to the Board and ending on the date of the annual meeting at which the director is first considered for election by the stockholders, provided that the non-employee director continues to provide services to us, and annual option grants to non-employee directors vest in equal monthly installments over one year from the date

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of grant. The term of options granted to non-employee directors under the 2018 Plan is 10 years. RSUs vest on the date prior to the next Company Annual Meeting. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change of control transaction involving us, each option will either continue in effect, if we are the surviving entity, or, if neither assumed nor substituted, will accelerate and the option will terminate if not exercised prior to the consummation of the transaction.
DIRECTOR COMPENSATION FOR FISCAL YEAR 2025
The following table shows the compensation of all non-employee directors of the Company for the fiscal year ended December 31, 2025:

Name	Fees Earned or Paid in Cash ($)	Stock Awards($)(1)(2)	Option Awards ($) (1)(2)	All Other Compensation ($)	Total ($)
Kamil Ali-Jackson, Esq.	77,000	47,375	43,392	—	167,767
Mark W. Frohlich, M.D.(3)	57,416	23,688	207,516	—	288,620
Alison L. Hannah, M.D.	75,000	47,375	43,392	—	165,767
Gregg A. Lapointe	127,000	47,375	43,392	—	217,767
Walter H. Moos, Ph.D.	75,000	47,375	43,392	—	165,767
Jane Wasman, J.D.	82,000	47,375	43,392	—	172,767
(1)Reflects the aggregate grant date fair value of stock option and RSU awards, computed in accordance with ASC 718. For additional information on the valuation assumptions with respect to these grants, refer to “Stock-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2025.
(2)Option awards outstanding as of December 31, 2025, for each non-employee director were as follows (outstanding/unexercisable): Ms. Ali-Jackson – 23,250/1,250; Dr. Frohlich – 13,500/8,472; Dr. Hannah – 20,750/1,250; Mr. Lapointe – 37,000/1,250; Dr. Moos – 38,000/1,250; and Ms. Wasman – 29,875/1,250. RSU awards outstanding and unvested as of December 31, 2025, for each non-employee director were as follows: Ms. Ali-Jackson – 2,500; Dr. Frohlich – 1,250; Dr. Hannah – 2,500; Mr. Lapointe – 2,500; Dr. Moos – 2,500; and Ms. Wasman – 2,500.
(3)Dr. Frohlich joined us as a director in March 2025. The option awards reported for Dr. Frohlich include the grant fair value of 12,000 stock options granted upon his appointment to the Board.

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TRANSACTIONS WITH RELATED PERSONS
Certain Transactions
The Company has not been party to any transactions since January 1, 2025, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers, director nominees or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest other than compensation and other arrangements that are described in the sections titled “Executive Compensation” and “Director Compensation.”
Indemnification Agreements
The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.
Related-Person Transactions Policy and Procedures
The Company has adopted a written Related-Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of the Company’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, consultant or director by a related person are not covered by this policy. A related person is any executive officer, director, nominee to become a director or more than 5% stockholder of the Company, including any of their immediate family members, and any entity in which such persons have a 5% or greater beneficial ownership interest.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) (referred to in this section as the “Committee”) for consideration and approval or ratification. The presentation must include, to the extent reasonably available, a description of, among other things, the parties to the transaction, the interests, direct and indirect, of the related persons, a description of the purpose of the transaction, all of the material facts of the proposed transaction, the benefits to the Company of the transaction and, if applicable, the availability of other sources of comparable products or services, whether the proposed transaction is on terms comparable to terms available to or from, as the case may be, an unrelated third party and management’s recommendation regarding the proposed transaction. In the event the Committee is asked to consider whether to ratify an ongoing related-person transaction, in addition to the information identified above, the presentation shall include a description of the extent of work performed and remaining to be performed in connection with the transaction and an assessment of the potential risks and costs of termination of the transaction, and where appropriate, the possibility of modification of the transaction.
To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Committee considers, in light of known circumstances, whether the transaction is in, or

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is not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in the good faith exercise of its discretion.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Rigel stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials and/or other Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other Annual Meeting materials, please notify your broker, or direct your written or oral request to the address or telephone number provided below. If you are currently receiving multiple copies of the Notice of Internet Availability of Proxy Materials or other Annual Meeting materials at your address and would like to request “householding” of these communications, please contact your broker(s).
In addition, we will promptly deliver a separate copy of our proxy materials to a stockholder at a shared address to which a single copy of our proxy materials was delivered, upon written or oral request to the address or telephone number below:
INVESTOR RELATIONS
RIGEL PHARMACEUTICALS, INC.
611 Gateway Boulevard
Suite 900
SOUTH SAN FRANCISCO, CA 94080
650-624-1100
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors,
Raymond J. Furey
Executive Vice President, General Counsel,
Chief Compliance Officer, and Corporate Secretary
South San Francisco, California
April 3, 2026

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2025 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, RIGEL PHARMACEUTICALS, INC., 611 GATEWAY BOULEVARD, SUITE 900, SOUTH SAN FRANCISCO, CA 94080.

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APPENDIX A
Rigel Pharmaceuticals, Inc. 2018 Equity Incentive Plan
ADOPTED BY THE BOARD OF DIRECTORS: FEBRUARY 1, 2018
APPROVED BY THE STOCKHOLDERS: MAY 16, 2018
AMENDED JANUARY 23, 2019
AMENDED JANUARY 31, 2019
APPROVED BY THE STOCKHOLDERS: MAY 22, 2019
AMENDED FEBRUARY 3, 2020
APPROVED BY THE STOCKHOLDERS: MAY 14, 2020
AMENDED JANUARY 28, 2021
AMENDED MARCH 9, 2021
APPROVED BY THE STOCKHOLDERS: MAY 18, 2021
APPROVED BY THE STOCKHOLDERS: MAY 19, 2022
APPROVED BY THE STOCKHOLDERS: MAY 25, 2023
APPROVED BY THE STOCKHOLDERS: MAY 24, 2024
APPROVED BY THE STOCKHOLDERS: MAY 22, 2025
APPROVED BY THE STOCKHOLDERS: MAY [  ], 2026
1.GENERAL.
(a)Successor to and Continuation of Prior Plans. The Plan is intended as the successor to and continuation of the Rigel Pharmaceuticals, Inc. 2011 Equity Incentive Plan (the “2011 Plan”), the Rigel Pharmaceuticals, Inc. 2000 Equity Incentive Plan, as amended and restated (the “2000 Plan”), and the Rigel Pharmaceuticals, Inc. 2000 Non-Employee Directors’ Stock Option Plan (the “2000 Non-Employee Directors’ Plan”, and together with the 2011 Plan, and the 2000 Plan, the “Prior Plans”). Following the Effective Date, no additional stock awards may be granted under the Prior Plans. Any unallocated shares remaining available for grant under the Prior Plans as of 12:01 a.m., Pacific Time on the Effective Date (the “Prior Plans’ Available Reserve”) will cease to be available under such Prior Plans at such time and will be added to the Share Reserve (as further described in Section 3(a) below) and be then immediately available for grant and issuance pursuant to Stock Awards granted under the Plan. In addition, from and after 12:01 a.m., Pacific Time on the Effective Date, all outstanding stock awards granted under the Prior Plans will remain subject to the terms of such Prior Plans, as applicable; provided, however, that any shares subject to outstanding stock awards granted under the Prior Plans that (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited, cancelled or otherwise returned to the Company because of the failure to meet a contingency or condition required for the vesting of such shares, or (iii) other than with respect to outstanding options and stock appreciation rights granted under the Prior Plans, with respect to which the exercise or strike price is at least one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the option or stock appreciation right on the date of grant (the “Prior Plans’ Appreciation Awards”), are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with a stock award(collectively, the “Prior Plans’ Returning Shares”) will immediately be added to the Share Reserve (as further described in Section 3(a) below) as and when such shares become Prior Plans’ Returning Shares and become available for issuance pursuant to Awards granted hereunder. All Stock Awards granted on or after 12:01 a.m., Pacific Time on the Effective Date will be subject to the terms of this Plan.
(b)Eligible Award Recipients. Employees, Directors and Consultants are eligible to receive Stock Awards.
(c)Available Stock Awards. The Plan provides for the grant of the following types of Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) RSU Awards, (vi) Performance Stock Awards, and (vii) Other Stock Awards.
(d)Purpose. The Plan, through the granting of Stock Awards, is intended to help the Company and any Affiliate secure and retain the services of eligible award recipients, provide incentives for such persons to

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exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock.
2.ADMINISTRATION.
(a)Administration by Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b)Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)To determine (A) who will be granted Stock Awards; (B) when and how each Stock Award will be granted; (C) what type of Stock Award will be granted; (D) the provisions of each Stock Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Stock under the Stock Award; (E) the number of shares of Common Stock subject to, or the cash value of, a Stock Award; and (F) the Fair Market Value applicable to a Stock Award.
(ii)To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Stock Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it will deem necessary or expedient to make the Plan or Stock Award fully effective.
(iii)To settle all controversies regarding the Plan and Stock Awards granted under it.
(iv)To accelerate, in whole or in part, the time at which a Stock Award may be exercised or vest (or the time at which cash or shares of Common Stock may be issued in settlement thereof).
(v)To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or a Stock Award Agreement, suspension or termination of the Plan will not materially impair a Participant’s rights under his or her then-outstanding Stock Award without his or her written consent except as provided in subsection (viii) below.
(vi)To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to make the Plan or Stock Awards granted under the Plan compliant with the requirements for Incentive Stock Options or exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. However, if required by applicable law or listing requirements, and except as provided in Section 10(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Stock Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, or (E) materially expands the types of Stock Awards available for issuance under the Plan. Except as provided in the Plan (including Section 2(b)(viii)) or a Stock Award Agreement, no amendment of the Plan will materially impair a Participant’s rights under an outstanding Stock Award without the Participant’s written consent.
(vii)To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 422 of the Code regarding incentive stock options or (B) Rule 16b-3.
(viii)To approve forms of Stock Award Agreements for use under the Plan and to amend the terms of any one or more Stock Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Stock Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that a Participant’s rights under any Stock Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in

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writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Stock Awards without the affected Participant’s consent (A) to maintain the qualified status of the Stock Award as an Incentive Stock Option under Section 422 of the Code; (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Stock Award solely because it impairs the qualified status of the Stock Award as an Incentive Stock Option under Section 422 of the Code; (C) to clarify the manner of exemption from, or to bring the Stock Award into compliance with, Section 409A of the Code; or (D) to comply with other applicable laws or listing requirements.
(ix)Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Stock Awards.
(x)To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Stock Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).
(c)Delegation to Committee.
(i)General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii)Rule 16b-3 Compliance. The Committee may consist solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.
(d)Delegation to an Officer. The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Stock Awards) and, to the extent permitted by applicable law, the terms of such Stock Awards, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on the form of Stock Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to Section 13(u)(iii) below.
(e)Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(f)Repricing; Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee will have the authority to (i) reduce the exercise, purchase or strike price of any outstanding Option or SAR under the Plan, or (ii) cancel any outstanding Option or SAR that has an exercise price or strike price

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greater than the then-current Fair Market Value of the Common Stock in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within 12 months prior to such an event.
(g)Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Stock Award (other than an Option or SAR), as determined by the Board and contained in the applicable Stock Award Agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested under the terms of such Stock Award Agreement, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of such Stock Award Agreement (including, but not limited to, any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to the Company on the date, if any, such shares are forfeited to or repurchased by the Company due to a failure to meet any vesting conditions under the terms of such Stock Award Agreement.
3.SHARES SUBJECT TO THE PLAN.
(a)Share Reserve.
(i)Subject to Section 10(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed (A) 5,015,713 shares (which number is the sum of (i) the number of shares (1,003,213 subject to the Prior Plans’ Available Reserve and (ii) an additional 500,000 new shares, plus 400,000 shares of Common Stock approved by the Board in January 2019, and subsequently approved by the Company’s stockholders, plus 280,000 shares of Common Stock approved by the Board in February 2020, and subsequently approved by the Company’s stockholders, plus 82,500 shares of Common Stock approved by the Board in January 2021, and subsequently approved by the Company’s stockholders, plus 500,000 shares of Common Stock approved by the Board in March 2022, and subsequently approved by the Company’s stockholders, plus 400,000 shares of Common Stock approved by the Board in February 2023, and subsequently approved by the Company’s stockholders, plus 650,000 shares of Common Stock approved by the Board in February 2024, and subsequently approved by the Company’s stockholders, plus 700,000 shares of Common Stock approved by the Board in January 2025, and subsequently approved by the Company’s stockholders, plus 500,000 shares of Common Stock approved by the Board in February 2026, and subsequently approved by the Company’s stockholders) and (B) the Prior Plans’ Returning Shares, if any, which become available for grant under this Plan from time to time (such aggregate number of shares described in (A) and (B) above, the “Share Reserve”).
(ii)For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 8(a). Shares may be issued in connection with a merger or acquisition as permitted by Nasdaq Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(iii)Subject to Section 3(b), the number of shares of Common Stock available for issuance under the Plan will be reduced by: (A) one share for each share of Common Stock issued pursuant to an Option or SAR with respect to which the exercise or strike price is at least 100% of the Fair Market Value of the Common Stock subject to the Option or SAR on the date of grant; and (B) one and forty four hundredths (1.44) shares for each share of Common Stock issued pursuant to a Full Value Award.
(b)Reversion of Shares to the Share Reserve.
(i)Shares Available For Subsequent Issuance. If (A) any shares of Common Stock subject to a Stock Award are not issued because such Stock Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or is settled in cash (i.e., the Participant receives cash rather than stock), (B) any shares of Common Stock issued

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pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares, or (C) with respect to a Full Value Award, any shares of Common Stock are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with such Full Value Award, such shares will again become available for issuance under the Plan (collectively, the “2018 Plan Returning Shares”). For each (1) 2018 Plan Returning Share subject to a Full Value Award or (2) Prior Plans’ Returning Share subject to a stock award other than a Prior Plans’ Appreciation Award, the number of shares of Common Stock available for issuance under the Plan will increase by one and forty-four hundredths (1.44) shares.
(ii)Shares Not Available For Subsequent Issuance. Any shares of Common Stock reacquired or withheld (or not issued) by the Company to satisfy the exercise or purchase price of a Stock Award will no longer be available for issuance under the Plan, including any shares subject to a Stock Award that are not delivered to a Participant because such Stock Award is exercised through a reduction of shares subject to such Stock Award (i.e., “net exercised”). In addition, any shares reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with an Option or Stock Appreciation Right or a Prior Plans’ Appreciation Award, or any shares repurchased by the Company on the open market with the proceeds of the exercise or strike price of an Option or Stock Appreciation Right or a Prior Plans’ Appreciation Award will no longer be available for issuance under the Plan.
(c)Incentive Stock Option Limit. Subject to the Share Reserve and Section 10(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be 3,907,040 shares of Common Stock.
(d)Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
4.ELIGIBILITY.
(a)Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such Stock Awards are otherwise exempt from or alternatively comply with the distribution requirements of Section 409A of the Code.
(b)Ten Percent Stockholders. A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five years from the date of grant.
5.NON-EMPLOYEE DIRECTORS COMPENSATION LIMITS
Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Company’s Annual Meeting for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting for the next subsequent year (the “Annual Period”), including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $1,000,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such Annual Period, $1,500,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 5 shall apply commencing on the date of the 2021 Annual Meeting.

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6.PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.
Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Stock Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Stock Award Agreement or otherwise) the substance of each of the following provisions:
(a)Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of its grant, or such shorter period specified in the Stock Award Agreement.
(b)Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will be not less than 100% of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Stock Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value of the Common Stock subject to the Stock Award if such Stock Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.
(c)Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or that otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:
(i)by cash, check, bank draft or money order payable to the Company;
(ii)pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;
(iii)by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;
(iv)if an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or
(v)in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Stock Award Agreement.
(d)Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Award Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of

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the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Common Stock equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Award Agreement evidencing such SAR.
(e)Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the restrictions set forth in this Section 6(e) on the transferability of Options and SARs will apply. Notwithstanding the foregoing or anything in the Plan or a Stock Award Agreement to the contrary, no Option or SAR may be transferred to any financial institution without prior stockholder approval.
(i)Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (and pursuant to Sections 6(e)(ii) and 6(e)(iii) below) and will be exercisable during the lifetime of the Participant only by the Participant. Subject to the foregoing paragraph, the Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided in the Plan, neither an Option nor a SAR may be transferred for consideration.
(ii)Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(iii)Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.
(f)Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary.
(g)Termination of Continuous Service. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date three months following such termination of Continuous Service (or such longer or shorter period specified in the Stock Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Stock Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR (as applicable) will terminate.
(h)Extension of Termination Date. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company or an Affiliate, if the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the

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Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Stock Award Agreement. In addition, unless otherwise provided in a Participant’s Stock Award Agreement, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Stock Award Agreement.
(i)Disability of Participant. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date 12 months following such termination of Continuous Service (or such longer or shorter period specified in the Stock Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Stock Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR (as applicable) will terminate.
(j)Death of Participant. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company or an Affiliate, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Stock Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Participant’s Option or SAR may be exercised (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within such period of time ending on the earlier of (i) the date 18 months following the date of death (or such longer or shorter period specified in the Stock Award Agreement), and (ii) the expiration of the term of such Option or SAR as set forth in the Stock Award Agreement. If, after the Participant’s death, the Option or SAR (as applicable) is not exercised within the applicable time frame, the Option or SAR (as applicable) will terminate.
(k)Termination for Cause. Except as explicitly provided otherwise in a Participant’s Stock Award Agreement or other individual written agreement between the Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Option or SAR will terminate immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.
(l)Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option or SAR (although the Stock Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Stock Award Agreement, in another agreement between the Participant and the Company or an Affiliate, or, if no such definition, in accordance with the Company’s or Affiliate’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be

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exempt from the employee’s regular rate of pay, the provisions of this Section 6(l) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.
7.PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.
(a)Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical. Each Restricted Stock Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(i)Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
(ii)Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.
(iii)Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.
(iv)Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement. Notwithstanding the foregoing or anything in the Plan or a Restricted Stock Award Agreement to the contrary, no Restricted Stock Award may be transferred to any financial institution without prior stockholder approval.
(b)RSU Awards. Each RSU Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of RSU Award Agreements may change from time to time, and the terms and conditions of separate RSU Award Agreements need not be identical. Each RSU Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:
(i)Consideration. At the time of grant of an RSU Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the RSU Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to an RSU Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
(ii)Vesting. At the time of the grant of an RSU Award, the Board may impose such restrictions on or conditions to the vesting of the RSU Award as it, in its sole discretion, deems appropriate.
(iii)Payment. An RSU Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the RSU Award Agreement.
(iv)Additional Restrictions. At the time of the grant of an RSU Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of

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Common Stock (or their cash equivalent) subject to an RSU Award to a time after the vesting of such RSU Award.
(v)Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable RSU Award Agreement, such portion of the RSU Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.
(c)Performance Stock Awards.
(i)Performance Stock Awards. A Performance Stock Award is a Stock Award that is payable (including that may be granted, vest or be exercised) contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Board, in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Stock Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.
(ii)Discretion. The Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon the attainment of any Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.
(d)Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock appreciation rights with an exercise price or strike price less than 100% of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards granted under Section 6 and this Section 7. Subject to the provisions of the Plan (including, but not limited to, Section 2(g)), the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.
8.COVENANTS OF THE COMPANY.
(a)Availability of Shares. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Stock Awards.
(b)Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan the authority required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of a Stock Award or the subsequent issuance of cash or Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.
(c)No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising a Stock Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

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9.MISCELLANEOUS.
(a)Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock issued pursuant to Stock Awards will constitute general funds of the Company.
(b)Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Stock Award Agreement or related grant documents as a result of a clerical error in the preparation of the Stock Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect terms in the Stock Award Agreement or related grant documents.
(c)Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to a Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Stock Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Stock Award has been entered into the books and records of the Company.
(d)No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Stock Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
(e)Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliate is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Stock Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Stock Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Stock Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Stock Award that is so reduced or extended.
(f)Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(g)Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of

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selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
(h)Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax that may be required to be withheld by law (or such other amount as may be permitted while still avoiding classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from a Stock Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Stock Award Agreement.
(i)Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).
(j)Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Stock Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company or an Affiliate. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
(k)Compliance with Section 409A of the Code. Unless otherwise expressly provided for in a Stock Award Agreement, the Plan and Stock Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Stock Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. To the extent that the Board determines that any Stock Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Stock Award Agreement evidencing such Stock Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and, to the extent applicable, the Plan and Stock Award Agreements will be interpreted in accordance with the requirements of Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Stock Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded and a Participant holding a Stock Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount will be made upon a “separation from service” before a date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.
(l)Clawback/Recovery. All Stock Awards granted under the Plan will be subject to recoupment in accordance with the clawback policy adopted by the Compensation Committee in August 2023 and then ratified by the Board of Directors, or any successor to such policy. This clawback policy complies with the listing standards of any national securities exchange or association on which the Company’s securities are

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listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Plan Administrator may impose such other clawback, recovery or recoupment provisions in a Stock Award Agreement as the Plan Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or an Affiliate.
10.ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.
(a)Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), and (iii) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.
(b)Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(c)Corporate Transaction. The provisions of this Section 10(c) will apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or in any director compensation policy of the Company or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.
(i)Stock Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award, or may choose to assume or continue the Stock Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.
(ii)Stock Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Stock Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board will determine (or, if the Board does not determine such a date, to the date that is five days prior to the

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effective time of the Corporate Transaction), and such Stock Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will lapse (contingent upon the effectiveness of the Corporate Transaction).
(iii)Stock Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Stock Awards will terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.
(iv)Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but instead will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award immediately prior to the effective time of the Corporate Transaction (including, at the discretion of the Board, any unvested portion of such Stock Award), over (B) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero if the value of the property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Company’s Common Stock in connection with the Corporate Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.
(d)Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur. Notwithstanding the foregoing, upon a Change in Control, all Stock Awards held by each Director who is not an Employee and whose Continuous Service has not terminated immediately prior to the Change in Control shall become fully vested and exercisable immediately prior to the effectiveness of such Change in Control.
11.TERMINATION OR SUSPENSION OF THE PLAN.
(a)The Board may suspend or terminate the Plan at any time. No Incentive Stock Option will be granted after the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
(b)No Impairment of Rights. Suspension or termination of the Plan will not materially impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.
12.EFFECTIVE DATE OF PLAN.
This Plan will become effective on the Effective Date.
13.CHOICE OF LAW.
The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

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14.DEFINITIONS.
As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(b)“Annual Meeting” means the annual meeting of the stockholders of the Company.
(c)“Board” means the Board of Directors of the Company.
(d)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(e)“Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company or an Affiliate defining such term and, in the absence of such agreement, such term will mean, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s conviction of, or plea of no contest with respect to, any crime involving fraud, dishonesty or moral turpitude; (ii) such Participant’s attempted commission of or participation in a fraud or act of dishonesty against the Company or an Affiliate that results in (or might have reasonably resulted in) material harm to the business of the Company or an Affiliate; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or an Affiliate, or any statutory duty the Participant owes to the Company or an Affiliate; or (iv) such Participant’s conduct that constitutes gross misconduct, insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company or an Affiliate. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Stock Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or an Affiliate or such Participant for any other purpose.
(f)“Change in Control” will be deemed to have occurred upon the first to occur of an event set forth in any one of the following paragraphs:
(i)the acquisition (other than from the Company, by any person (as such term is defined in Section 13(c) or 14(d) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;
(ii)the individuals who, as of the effective date of the Plan, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board, unless the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, and such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; or
(iii)the closing of:
(1)a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting

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power of the voting securities of the Company outstanding immediately before such merger or consolidation; or
(2)a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.
For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.
(g)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(h)“Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).
(i)“Common Stock” means the common stock of the Company.
(j)“Company” means Rigel Pharmaceuticals, Inc., a Delaware corporation.
(k)“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(l)“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s or Affiliate’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.
(m)“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

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(i)a sale, lease or other disposition of all or substantially all of the assets of the Company;
(ii)a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;
(iii)a merger, consolidation or similar transaction in which the Company is not the surviving corporation; or
(iv)a reverse merger, consolidation or similar transaction in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
Notwithstanding the foregoing definition or any other provision of this Plan, the term Corporate Transaction will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
(n)“Director” means a member of the Board.
(o)“Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(p)“Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2018, provided this Plan is approved by the Company’s stockholders at such meeting.
(q)“Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(r)“Entity” means a corporation, partnership, limited liability company or other entity.
(s)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(t)“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii)Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
(iii)In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(u)“Full Value Award” means a Stock Award that is not an Option or SAR with respect to which the exercise or strike price is at least 100% of the Fair Market Value of the Common Stock subject to the Option or SAR on the date of grant.
(v)“Incentive Stock Option” means an option granted pursuant to Section 6 that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

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(w)“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(x)“Nonstatutory Stock Option” means any option granted pursuant to Section 6 that does not qualify as an Incentive Stock Option.
(y)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(z)“Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(aa)“Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.
(bb)“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(cc)“Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 7(d).
(dd)“Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.
(ee)“Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(ff)“Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.
(gg)“Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) total stockholder return; (vi) return on equity; (vii) return on assets, investment, or capital employed; (viii) operating margin; (ix) gross margin; (x) operating income; (xi) net income (before or after taxes); (xii) net operating income; (xiii) net operating income after tax; (xiv) pre- and after-tax income; (xv) pre-tax profit; (xvi) operating cash flow; (xvii) sales or revenue targets; (xviii) increases in revenue or product revenue; (xix) expenses and cost reduction goals; (xx) improvement in or attainment of expense levels; (xxi) improvement in or attainment of working capital levels; (xxii) economic value added (or an equivalent metric); (xxiii) market share; (xxiv) cash flow; (xxv) cash flow per share; (xxvi) share price performance; (xxvii) debt reduction; (xxviii) implementation or completion of projects or processes; (xxix) customer satisfaction; (xxx) total stockholder return; (xxxi) stockholders’ equity; and (xxxii) other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.
(hh)“Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a

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Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The Board is authorized at any time in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants, (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; or (c) in view of the Board’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant. Specifically, the Board is authorized to make adjustment in the method of calculating attainment of Performance Goals and objectives for a Performance Period as follows: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; and (iii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends. In addition, the Board is authorized to make adjustment in the method of calculating attainment of Performance Goals and objectives for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales growth and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (v) to exclude the effects to any statutory adjustments to corporate tax rates; and (vi) to make other appropriate adjustments selected by the Board.
(ii)“Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(jj)“Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 7(c)(i).
(kk)“Plan” means this Rigel Pharmaceuticals, Inc. 2018 Equity Incentive Plan.
(ll)“Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(a).
(mm)“Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(nn)“RSU Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(b).
(oo)“RSU Award Agreement” means a written agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award grant. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.
(pp)“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(qq)“Rule 405” means Rule 405 promulgated under the Securities Act.
(rr)“Securities Act” means the Securities Act of 1933, as amended.

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(ss)“Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6.
(tt)“Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.
(uu)“Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Stock Appreciation Right, a Restricted Stock Award, an RSU Award, a Performance Stock Award or any Other Stock Award.
(vv)“Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Plan.
(ww)“Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
(xx)“Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

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APPENDIX B
RIGEL PHARMACEUTICALS, INC.
2000 EMPLOYEE STOCK PURCHASE PLAN
Approved by the Board of Directors August 18, 2000
Approved by Stockholders September 11, 2000
Amended and Restated April 24, 2003
Approved By Stockholders June 20, 2003
Amended January 31, 2007
Approved by Stockholders May 31, 2007
Amended by the Compensation Committee November 13, 2008
Amended by the Compensation Committee January 20, 2010
Amended by the Board of Directors February 4, 2014
Approved by the Stockholders May 20, 2014
Amended by the Compensation Committee December 9, 2020
Amended by the Board of Directors January 25, 2021
Approved by the Stockholders May 18, 2021
Approved by the Stockholders MAY [  ], 2026

1.Purpose.
(a)The purpose of this 2000 Employee Stock Purchase Plan (the “Plan”) is to provide a means by which employees of Rigel Pharmaceuticals, Inc. (the “Company”) and its Affiliates, as defined in subparagraph 1(b), that are designated as provided in subparagraph 2(b), may be given an opportunity to purchase common stock of the Company (the “Common Stock”).
(b)The word “Affiliate” as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”).
(c)The Company, by means of the Plan, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.
(d)The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.
2.Administration.
(a)The Plan shall be administered by the Board of Directors (the “Board”) of the Company unless and until the Board delegates administration to a Committee, as provided in subparagraph 2(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(b)The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

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(i)To determine when and how rights to purchase stock of the Company shall be granted and the provisions of each offering of such rights (which need not be identical).
(ii)To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.
(iii)To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
(iv)To amend the Plan as provided in paragraph 13.
(v)To terminate or suspend the Plan as provided in paragraph 15.
(vi)Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.
(c)The Board may delegate administration of the Plan to a Committee composed of not fewer than two (2) members of the Board (the “Committee”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.
3.Shares Subject to the Plan.
(a)Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the Common Stock that may be sold pursuant to rights granted under the Plan shall not exceed in the aggregate 205,295 shares of Common Stock, plus an additional 400,000 shares shall be made available under the Plan beginning on the first date of the first Offering of 2014, plus an additional 550,000 shares shall be made available under the Plan beginning January 1, 2021, plus an additional 360,000 shares shall be made available under the Plan beginning January 1, 2026. If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for the Plan.
(b)The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.
4.Grant of Rights; Offering.
The Board or the Committee may from time to time grant or provide for the grant of rights to purchase Common Stock of the Company under the Plan to eligible employees (an “Offering”) on a date or dates (the “Offering Date(s)”) selected by the Board or the Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate, which shall comply with the requirements of Section 423(b)(5) of the Code that all employees granted rights to purchase stock under the Plan shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in paragraphs 5 through 8, inclusive.

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5.Eligibility.
(a)Rights may be granted only to employees of the Company or, as the Board or the Committee may designate as provided in subparagraph 2(b), to employees of any Affiliate of the Company. Except as provided in subparagraph 5(b), an employee of the Company or any Affiliate shall not be eligible to be granted rights under the Plan unless, on the Offering Date, such employee has been in the employ of the Company or any Affiliate for such continuous period preceding such grant as the Board or the Committee may require, but in no event shall the required period of continuous employment be greater than two (2) years. In addition, unless otherwise determined by the Board or the Committee and set forth in the terms of the applicable Offering, no employee of the Company or any Affiliate shall be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee’s customary employment with the Company or such Affiliate is for at least twenty (20) hours per week and at least five (5) months per calendar year.
(b)The Board or the Committee may provide that each person who, during the course of an Offering, first becomes an eligible employee of the Company or designated Affiliate will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an eligible employee or occurs thereafter, receive a right under that Offering, which right shall thereafter be deemed to be a part of that Offering. Such right shall have the same characteristics as any rights originally granted under that Offering, as described herein, except that:
(i)the date on which such right is granted shall be the “Offering Date” of such right for all purposes, including determination of the exercise price of such right;
(ii)the period of the Offering with respect to such right shall begin on its Offering Date and end coincident with the end of such Offering; and
(iii)the Board or the Committee may provide that if such person first becomes an eligible employee within a specified period of time before the end of the Offering, he or she will not receive any right under that Offering.
(c)No employee shall be eligible for the grant of any rights under the Plan if, immediately after any such rights are granted, such employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.
(d)An eligible employee may be granted rights under the Plan only if such rights, together with any other rights granted under “employee stock purchase plans” of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Affiliate to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.
(e)Officers of the Company and any designated Affiliate shall be eligible to participate in Offerings under the Plan; provided, however, that the Board may provide in an Offering that certain employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.
6.Rights; Purchase Price.
(a)On each Offering Date, each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase up to the number of shares of Common Stock of the Company purchasable with a percentage designated by the Board or the Committee not exceeding fifteen percent (15%) of such employee’s Earnings (as defined in subparagraph 7(a)) during the period which begins on the Offering Date (or such later date as the Board or the Committee determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering. The Board or the

2026 Proxy Statement	| B-3

Committee shall establish one or more dates during an Offering (the “Purchase Date(s)”) on which rights granted under the Plan shall be exercised and purchases of Common Stock carried out in accordance with such Offering.
(b)In connection with each Offering made under the Plan, the Board or the Committee may specify a maximum number of shares that may be purchased by any employee as well as a maximum aggregate number of shares that may be purchased by all eligible employees pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board or the Committee may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given Purchase Date under the Offering. If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.
(c)The purchase price of stock acquired pursuant to rights granted under the Plan shall be not less than the lesser of:
(i)an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Offering Date; or
(ii)an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Purchase Date.
7.Participation; Withdrawal; Termination.
(a)An eligible employee may become a participant in the Plan pursuant to an Offering by delivering a participation agreement to the Company within the time specified in the Offering, in such form as the Company provides. Each such agreement shall authorize payroll deductions of up to the maximum percentage specified by the Board or the Committee of such employee’s Earnings during the Offering. “Earnings” is defined as an employee’s wages (including amounts thereof elected to be deferred by the employee, that would otherwise have been paid, under any arrangement established by the Company that is intended to comply with Section 125, Section 401(k), Section 402(h) or Section 403(b) of the Code or that provides non-qualified deferred compensation), which shall include overtime pay, but shall exclude profit sharing, bonuses, incentive pay, commissions or other remuneration paid directly to the employee, the cost of employee benefits paid for by the Company or an Affiliate, education or tuition reimbursements, imputed income arising under any group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company or an Affiliate under any employee benefit plan, and similar items of compensation, as determined by the Board or the Committee. The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company. A participant may reduce (including to zero) or increase such payroll deductions, and an eligible employee may begin such payroll deductions, after the beginning of any Offering only as provided for in the Offering. A participant may make additional payments into his or her account only if specifically provided for in the Offering and only if the participant has not had the maximum amount withheld during the Offering.
(b)At any time during an Offering, a participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time prior to the end of the Offering except as provided by the Board or the Committee in the Offering. Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the participant) under the Offering, without interest, and such participant’s interest in that Offering shall be automatically terminated. A participant’s withdrawal from an Offering will have no effect upon such participant’s eligibility to participate in any other Offerings under the Plan but such participant will be required to deliver a new participation agreement in order to participate in subsequent Offerings under the Plan.

2026 Proxy Statement	| B-4

(c)Rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of any participating employee’s employment with the Company and any designated Affiliate, for any reason, and the Company shall distribute to such terminated employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the terminated employee), under the Offering, without interest.
(d)Rights granted under the Plan shall not be transferable by a participant otherwise than by will or the laws of descent and distribution, or by a beneficiary designation as provided in paragraph 14 and, otherwise during his or her lifetime, shall be exercisable only by the person to whom such rights are granted.
8.Exercise.
(a)On each Purchase Date specified therefor in the relevant Offering, each participant’s accumulated payroll deductions and other additional payments specifically provided for in the Offering (without any increase for interest) will be applied to the purchase of whole shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of rights granted under the Plan. The amount, if any, of accumulated payroll deductions remaining in each participant’s account after the purchase of shares which is less than the amount required to purchase one share of stock on the final Purchase Date of an Offering shall be held in each such participant’s account for the purchase of shares under the next Offering under the Plan, unless such participant withdraws from such next Offering, as provided in subparagraph 7(b), or is no longer eligible to be granted rights under the Plan, as provided in paragraph 5, in which case such amount shall be distributed to the participant after such final Purchase Date, without interest. The amount, if any, of accumulated payroll deductions remaining in any participant’s account after the purchase of shares which is equal to the amount required to purchase whole shares of stock on the final Purchase Date of an Offering shall be distributed in full to the participant after such Purchase Date, without interest.
(b)No rights granted under the Plan may be exercised to any extent unless the shares to be issued upon such exercise under the Plan (including rights granted thereunder) are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Plan is in material compliance with all applicable state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date in any Offering hereunder the Plan is not so registered or in such compliance, no rights granted under the Plan or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If on the Purchase Date of any Offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, no rights granted under the Plan or any Offering shall be exercised and all payroll deductions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire stock) shall be distributed to the participants, without interest.
9.Covenants of the Company.
The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such rights unless and until such authority is obtained.
10.Use of Proceeds from Stock.
Proceeds from the sale of stock pursuant to rights granted under the Plan shall constitute general funds of the Company.

2026 Proxy Statement	| B-5

11.Rights as a Stockholder.
A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to rights granted under the Plan unless and until the participant’s shareholdings acquired upon exercise of rights under the Plan are recorded in the books of the Company.
12.Adjustments upon Changes in Stock.
(a)If any change is made in the stock subject to the Plan, or subject to any rights granted under the Plan, due to a change in corporate capitalization and without the receipt of consideration by the Company (through reincorporation, stock dividend, stock split, reverse stock split, combination or reclassification of shares), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 3(a), and the outstanding rights will be appropriately adjusted in the class(es) and number of securities and price per share of stock subject to such outstanding rights. Such adjustments shall be made by the Board, the determination of which shall be final, binding and conclusive.
(b)In the event of: (1) a dissolution, liquidation or sale of all or substantially all of the securities or assets of the Company, (2) a merger or consolidation in which the Company is not the surviving corporation or (3) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation may assume outstanding rights or substitute similar rights for those under the Plan. In the event that no surviving corporation assumes outstanding rights or substitutes similar rights therefor, participants’ accumulated payroll deductions shall be used to purchase Common Stock immediately prior to the transaction described above and the participants’ rights under the ongoing Offering shall terminate immediately following such purchase.
13.Amendment of the Plan.
(a)The Board at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:
(i)Increase the number of shares reserved for rights under the Plan;
(ii)Modify the provisions as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”)); or
(iii)Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3.
It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans and/or to bring the Plan and/or rights granted under it into compliance therewith.
(b)Rights and obligations under any rights granted before amendment of the Plan shall not be impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

2026 Proxy Statement	| B-6

14.Designation of Beneficiary.
(a)A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of an Offering but prior to delivery to the participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death during an Offering.
(b)Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
15.Termination or Suspension of the Plan.
(a)The Board in its discretion, may suspend or terminate the Plan at any time. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.
(b)Rights and obligations under any rights granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except as expressly provided in the Plan or with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulation, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.
16.Effective Date of Plan.
The Plan shall become effective simultaneously with the effectiveness of the Company’s registration statement under the Securities Act with respect to the initial public offering of shares of the Company’s Common Stock (the “Effective Date”), but no rights granted under the Plan shall be exercised unless and until the Plan has been approved by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board, which date may be prior to the Effective Date.
17.Miscellaneous Provisions.
(a)The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering shall in any way alter the at will nature of a participant’s employment or be deemed to create in any way whatsoever any obligation on the part of any participant to continue in the employ of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue the employment of a participant.
(b)The provisions of the Plan shall be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

2026 Proxy Statement	| B-7

rigel.

RIGEL PHARMACEUTICALS, INC.
ATTN: INVESTOR RELATIONS
611 GATEWAY BLVD., SUITE 900
SOUTH SAN FRANCISCO, CA 94080

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 13, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RIGL2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 13, 2026. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V91878-P50037 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

RIGEL PHARMACEUTICALS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Withhold**	**Abstain**
1a. Alison Hannah, M.D.	☐	☐	☐
1b. Walter Moos, Ph.D.	☐	☐	☐
1c. Raul Rodriguez	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

NOTE: In their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V91879-P50037

RIGEL PHARMACEUTICALS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
WITH RESPECT TO THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2026

The undersigned stockholder hereby appoints Raul R. Rodriguez and Raymond J. Furey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Rigel Pharmaceuticals, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 7:30 a.m., Pacific Daylight Time on Thursday, May 14, 2026, and any continuation, adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3, 4 AND 5.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side